Exhibit 2.1

Execution Version

SHARE AND ASSET PURCHASE AGREEMENT

by and between

The Goodyear Tire & Rubber Company

and

THE Yokohama Rubber Company, Limited

Dated as of July 22, 2024

-i-

-ii-

-iii-

EXHIBITS

Exhibit A – Accounting Principles

Exhibit B – Form of Transition Services Agreement
Exhibit C – Form of Product Supply Agreement

Exhibit D – Form of Trademark License and Assignment Agreement

Exhibit E – Form of Patent and Know How Agreement

Exhibit F – Site Services Agreement Term Sheet

Exhibit G – Form of Texas Lease Agreement

Exhibit H – Form of Assignment and Assumption Agreement

Exhibit I – Form of Bill of Sale

Exhibit J – Reference Balance Sheet

Exhibit K-1 – Form of French Put Option Agreement

Exhibit K-2 – Form of Italian Put and Call Option Agreement

Exhibit K-3 – Form of Netherlands Put Option Agreement

Exhibit K-4 – Form of Swedish Put Option Agreement

Exhibit L – Form of Technology Services Agreement

Exhibit M – Purchase Price Allocation Principles

APPENDIX

Appendix A – Baseline Site-Level Costs

SCHEDULES

Seller Disclosure Letter

-iv-

SHARE AND ASSET PURCHASE AGREEMENT

THIS SHARE AND ASSET PURCHASE AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of July 22, 2024 (the “Execution Date”), is made by and between The Yokohama Rubber Company, Limited, a kabushiki kaisha incorporated under the laws of Japan (“Buyer”), and The Goodyear Tire & Rubber Company, an Ohio corporation (“Seller”). All of the signatories to this Agreement are collectively referred to as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller and certain of its Subsidiaries are engaged in the Business;

WHEREAS, Seller owns, directly or indirectly, the Transferred Assets and 100 percent of the Transferred Subsidiary Shares;

WHEREAS, Seller desires to sell (and the applicable Seller Entities have agreed to sell), and Buyer desires to purchase the Transferred Assets and the Transferred Subsidiary Shares, and Buyer is willing to assume the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth herein; and

WHEREAS, in connection with the Closing, Seller, Buyer, or an Affiliate of Seller or Buyer, as applicable, will enter into the Ancillary Agreements, each to be dated as of the Closing Date.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

Article I

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth in this Section 1.1, or the meaning ascribed to it in the Section or other provision of this Agreement specified opposite thereto, as applicable:

“Accountant” has the meaning set forth in Section 2.7(b)(iv).

“Accounting Principles” means the accounting principles, practices, assumptions, conventions, methods and policies set forth on Exhibit A.

“Accrued Income Taxes” means, without duplication, an amount (determined on a jurisdiction-by-jurisdiction basis with the amount for each jurisdiction not being less than zero) equal to the aggregate amount of any accrued but unpaid income Taxes of the Transferred Subsidiaries for any Pre-Closing Period; provided, however, that for purposes of computing Accrued Income Taxes, Liability shall (a) be determined on a basis consistent with past practice in the jurisdictions where the Transferred Subsidiaries file Tax Returns, (b) take into account any overpayments of income Taxes (and any applicable prepayments or estimated payments of income Taxes) of the Transferred Subsidiaries for any Pre-Closing Period, (c) include only income Taxes for which a Transferred Subsidiary itself is considered the entity that is primarily responsible for the payment of the Tax, (d) exclude all deferred Tax assets and liabilities, and (e) in the case of income Taxes of any Transferred Subsidiary that are payable with respect to a Straddle Period, be determined in accordance with Section 5.6(d).

“Action” means any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration, or other similar dispute, or alternative dispute resolution or formal legal proceeding, hearing, request, inquiry or examination commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitral body.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of (a) 50% or more of the equity interests of such Person or (b) the power, through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise); provided that none of TireHub, LLC (f/k/a Hawk Newco, LLC) or any of its Subsidiaries shall be considered an Affiliate of Seller or any of its Subsidiaries for any purposes under this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated First Lien Credit Agreement” means the Amended and Restated First Lien Credit Agreement dated as of June 7, 2021, as amended as of September 15, 2022, among the Seller (as borrower), certain financial institutions (as lenders and the issuing banks) and JPMorgan Chase Bank, N.A.

“Ancillary Agreements” means the Product Supply Agreement, the Transition Services Agreement, the Site Services Agreement, the Trademark License and Assignment Agreement, the Patent and Know How Agreement, the Intellectual Property Assignment Agreements, the Assignment and Assumption Agreement, the Bill of Sale, the Put Option Agreements, the Texas Lease Agreement, Technology Services Agreement, the Australian Share Transfer Deed and the other Local Transfer Documents.

“Antitrust Law” means all U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the Sherman Antitrust Act of 1890, the Clayton Act of 1914 and the HSR Act.

“Applicable Delayed Transfer Date” has the meaning set forth in Section 2.15(c).

“Applicable Employees” means all of the following:

(a)
all persons who are active Employees on the Closing Date, including Employees on vacation, Employees on a regularly scheduled day off from work, and Employees on temporary leave for purposes of jury or national service or military duty;
(b)
Employees who on the Closing Date are on nonmedical leave of absence; provided, however, that no such Employee shall be guaranteed reinstatement to active service if such Employee’s return to employment is contrary to the terms of such leave, unless otherwise required by applicable Law (for purposes of the foregoing sentence, nonmedical leave of absence shall include maternity or paternity leave, leave under the Family and Medical Leave Act of 1993, educational leave, military leave with veteran’s reemployment rights under federal Law, or personal leave, or similar leaves under applicable local Law, unless any of such is determined to be a medical leave);
(c)
U.S. Employees who on the Closing Date are on disability or medical leave and for whom it has been 180 days or less since their last day of active employment and Employees providing services in Canada who on the Closing Date are on disability or medical leave; and
(d)
all non-U.S. Employees as required by the Transfer of Undertakings and country and local Laws.

“Archived Records” has the meaning set forth in Section 5.2(c)(i).

“Assigned Leases” means all real property leases set forth on Section 2.2(f) of the Seller Disclosure Letter.

“Assignment and Assumption Agreement” means the assignment and assumption agreement in the form attached hereto as Exhibit H .

“Assumed Liabilities” means, without duplication and except as otherwise contemplated by or provided in this Agreement or the other Transaction Documents, all Liabilities of Seller and its Subsidiaries to the extent relating to, arising out of or in connection with the Business or the Transferred Assets, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, determined or undeterminable, whether arising prior to, on or after the Closing, including:

(a)
all Liabilities to the extent relating to, arising out of or in connection with the Transferred Contracts, Assigned Leases and Permits, the operation of the Business or the ownership of the Transferred Assets, including any environmental Liabilities arising therefrom, in each case, regardless of whether arising prior to, on or after the Closing;
(b)
all Liabilities of Seller and its Subsidiaries to the extent relating to, arising out of or in connection with products and services manufactured, sold, delivered or otherwise provided by the Business, at any time prior to, on or after the Closing Date, including any warranty claims related thereto;
(c)
all Liabilities under any Permitted Encumbrance to the extent relating to, arising out of or in connection with any Transferred Asset;
(d)
all Liabilities to the extent relating to, arising out of or in connection with the Business Guarantees;
(e)
except as otherwise expressly set forth in Section 5.7, (i) all Liabilities relating to, arising out of or in connection with the Transferred Employees that are incurred or accrued after the Closing Date, whether or not incurred by the Transferred Subsidiaries, and (ii) all Liabilities relating to, arising out of or in connection with the former employees of the Transferred Subsidiaries;
(f)
all Liabilities to the extent relating to, arising out of or in connection with the Assumed Plans; and
(g)
amounts included in Closing Indebtedness;

provided, however, that, notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include any of the following (clauses (i) through (x), the “Liability Exceptions”):

(i)
other than any Liabilities for which Buyer, the Transferred Subsidiaries or any of their respective Affiliates has responsibility pursuant to the express terms of this Agreement or any other Transaction Document, all Liabilities of Seller and its Affiliates to the extent relating to, arising out of or in connection with the Excluded Assets (or any “successor-in-interest”, “de facto merger” or other theories of liability related thereto);
(ii)
all Liabilities arising out of the terms of this Agreement or the Ancillary Agreements to the extent that the terms of this Agreement or the Ancillary Agreements expressly provide for such Liabilities to be borne by Seller or its Affiliates (other than the Transferred Subsidiaries);
(iii)
any Seller Transaction Expenses;
(iv)
any Liabilities for Taxes of Seller or its Aﬃliates (other than the Transferred Subsidiaries), including, for the avoidance of doubt, any (A) Taxes related to the Transferred Assets or the Business (other than the Business conducted by the Transferred Subsidiaries) for any Pre-Closing Period (or portion thereof), (B) Taxes resulting from any failure by Seller or its Affiliates to comply with any bulk sales or bulk transfers Laws (and any resulting “de facto merger” or “successor-in-interest” theories of liability) in any Pre-Closing Period (or portion thereof), and (C) portion of Transfer Taxes that Seller is responsible for under Section 5.6(a);
(v)
all Indebtedness of Seller or its Affiliates (other than Closing Indebtedness), including Intracompany Payables owing from any Seller Entity;

(vi)
all accounts payable of the Business (other than accounts payable of the Transferred Subsidiaries) to the extent arising prior to the Closing;
(vii)
(A) all Liabilities arising from deferred compensation arrangements (other than such Liabilities that are related to deferred compensation arrangements of the Transferred Subsidiaries or that are incurred or accrued after the Closing Date with respect to Transferred Employees), (B) all underfunded pension obligations or retiree medical obligations, determined in accordance with the FASB Accounting Standards Codification Topic 715 and other local accounting standards relied on in the applicable actuarial calculations, (C) all Liabilities owed or payable to employees of Seller or any of its Affiliates (other than the Transferred Employees), whether or not such Liabilities are triggered or accelerated upon the Closing or as a result of the Transaction (including all transaction related bonuses and accelerated benefits), and (D) all Liabilities relating to, arising out of or in connection with the former employees of the Business (other than former employees of the Transferred Subsidiaries), in each case, regardless of whether such Liabilities were incurred prior to, on or after the Closing Date;
(viii)
all Liabilities arising or incurred (whether prior to, on or after the Closing) with respect to (A) except as set forth in the Texas Lease Agreement, the use or operation of any real property that is an Excluded Asset or that is not otherwise a Transferred Real Property or Transferred Subsidiary Real Property (including the PSA Sites and the Leased Premises under the Texas Lease Agreement), or (B) the use or operation of any other real property to the extent arising from the conduct of the businesses of Seller and its Subsidiaries other than the Business;
(ix)
all Liabilities to the extent arising out of or relating to non-compliance with Laws in the ownership, operation or conduct of the Business or the ownership or use of the Transferred Assets, in each case, prior to the Closing Date, but in each case solely in any geography other than those countries set forth on Section 1.1(a) of the Seller Disclosure Letter; and
(x)
all Liabilities arising or incurred (whether on or prior to the Closing) with respect to the matter referenced in paragraph 1 of Section 3.17(e)(i) of the Seller Disclosure Letter.

“Assumed Plans” means the Benefit Plans set forth on Section 3.8(a) of the Seller Disclosure Letter and which are identified as “Assumed Plans” therein.

“Australian Consolidated Tax Group” means the consolidated group within the meaning of section 703-5 of the ITAA 1997 of which Goodyear Australia and the Australian Subsidiary (amongst others) are members (within the meaning of section 703-15 of the ITAA 1997).

“Australian Deed of Cross Guarantee” means the deed of cross guarantee dated December 15, 2008 between (amongst others) Goodyear Australia and the Australian Subsidiary.

“Australian GST Group” means the goods and services tax group pursuant to A New Tax System (Goods and Services Tax) Act 1999 (Cth) of which Goodyear Australia and the Australian Subsidiary (amongst others) are members.

“Australian Head Company” means the head company (as that term is defined in section 995-1 of the ITAA 1997) of the Australian Consolidated Tax Group.

“Australian Share Transfer Deed” means a share transfer deed for (a) the transfer of shares in the Australian Subsidiary from Goodyear Australia to the Buyer or its Affiliate, (b) the removal of the Australian Subsidiary from the Australian Deed of Cross Guarantee, (c) the removal of the Australian Subsidiary from the Australian GST Group, (d) the removal of the Australian Subsidiary from the Australian Consolidated Tax Group and (e) Australian non-resident capital gains tax withholding requirements.

“Australian Subsidiary” means Goodyear Earthmover Pty Limited (ACN 008 581 351), a company incorporated under the laws of ACT, Australia.

“Automatic Transfer Employees” has the meaning set forth in the definition of Transferred Employees.

“Available Insurance Policies” means all Insurance Policies (excluding Benefit Plans and any captive or self-insurance programs) issued by unaffiliated third parties that (a) are in effect immediately prior to the Closing, (b) are owned or held by or issued in favor of Seller or any of its Subsidiaries (other than the Transferred Subsidiaries), (c) cover the Business (or any part thereof) or any of the Transferred Assets (or any part thereof) and (d) allow for the making of claims following the Closing based on events or circumstances occurring or existing prior to the Closing.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3.

“Base Purchase Price” means $905,000,000.

“Benefit Plans” means any plan, program, policy, practice, Contract or arrangement, whether written or unwritten, providing benefits or compensation (including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not such plans are actually subject to ERISA), and any other bonus, incentive, deferred compensation, vacation, insurance, supplemental unemployment, retention, stock purchase, stock option or other equity-related award, severance, employment, consulting, change of control or fringe benefit plan, Contract, policy, practice, arrangement or other obligation), in each case, (a) which is sponsored or maintained, contributed to or required to be contributed to, by or on behalf of Seller or any of its Affiliates with respect to any Employee or any beneficiary or dependent thereof; (b) to which Seller or any of its Affiliates is party with respect to any Employee or any beneficiary or dependent thereof; (c) with respect to which Seller or any of its Affiliates has any liability (including contingent liability) with respect to any Employee or any beneficiary or dependent thereof; (d) in which any Employee or any beneficiary or dependent thereof participates or is a party; or (e) with respect to which any potential liability is borne by a Transferred Subsidiary, excluding, in each case, any plans administered or provided by a Governmental Entity pursuant to applicable Law.

“Bill of Sale” means the bill of sale in the form attached hereto as Exhibit I .

“Books and Records” means all books (including books of account), ledgers, files, reports, plans, records, manuals, documents relating to the Transferred Patents and Transferred Trademarks (including, as applicable, invention disclosure documents, copies of executed assignment agreements, file wrappers and evidence of use), and other materials (in any form or medium) Related to the Business (including invoices, shipping records, customer lists, supplier lists, distributor lists, mailing lists, sales, marketing and promotional literature, environmental data and records), but excluding any such items to the extent (a) they are included in or primarily related to any Excluded Assets or Excluded Liabilities, (b) any applicable Law prohibits their Transfer or (c) any Transfer thereof otherwise would subject Seller or any Seller Entity to any material liability.

“Burdensome Action” has the meaning set forth in Section 5.4(c)(v).

“Business” means the business of designing, manufacturing, selling, distributing and servicing OTR Tire Products for surface mining, underground mining, construction and quarry, and port and industrial end-customers, in each case, as conducted by the Seller Entities and Transferred Subsidiaries, immediately prior to Closing (or, in the case of the use of the term “Business” in representations and warranties made as of a date prior to Closing and covenants that apply prior to the Closing, as of the Execution Date); provided, however, that the Business shall not include (a) the design, manufacture, distribution, sale and servicing of tires under the “Dunlop” brand or any similar brands derived therefrom, (b) Seller’s “Commercial Tire & Service Center” business and (c) the manufacture, distribution, sale and servicing of those tires provided in Section 1.1(c) of the Seller Disclosure Letter, in each case, as conducted by the Seller Entities immediately prior to Closing (or, in the case of the use of the term “Business” in representations and warranties made as of a date prior to Closing and covenants that apply prior to the Closing, as of the Execution Date).

“Business Data” means all data maintained by or on behalf of the Seller or its applicable Affiliates in connection with the Business, whether or not in electronic form.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday, a Sunday or a day on which banks in the City of New York or in Tokyo, Japan are authorized or obligated by Law or executive order to remain closed.

“Business Guarantees” means any guarantee, indemnity, contribution, credit support, letters of credit, letters of comfort, surety, bonds, security deposits or similar arrangements issued by or on behalf of Seller or any Seller Entity in order to support the Business or any Transferred Subsidiaries, which, for the avoidance of doubt, shall include the Specified Business Guarantees, in each case, whether arising from Contract, Permit, operation of Law or otherwise.

“Business IT Assets” means any and all IT Assets that are owned, used or held for use by Seller or its applicable Affiliates in connection with the Business.

“Business Permits” has the meaning set forth in Section 3.10.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Ancillary Counterparty” means any Affiliate of Buyer contemplated to be a party to an Ancillary Agreement.

“Buyer Incentive Award” has the meaning set forth in Section 5.7(b)(vii).

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2.

“Buyer Material Adverse Effect” means any Change that would, individually or in the aggregate with any other Changes, materially delay or materially impede the ability of Buyer to perform its obligations under this Agreement or consummate the Transactions.

“Buyer Plans” has the meaning set forth in Section 5.7(b)(i).

“Buyer Prepared Pre-Closing Separate Tax Return” has the meaning set forth in Section 5.6(b)(i).

“Buyer Termination Fee” has the meaning set forth in Section 8.3(a)(iv).

“Cash” means all cash and cash equivalents, bank deposits, investment accounts, certificates of deposit, marketable securities in other Persons and treasury bills having a maturity of less than 90 days as of the Closing Date (other than Restricted Cash and, for the avoidance of doubt, the rights and interests in and to any cash needed to pay outstanding checks, held checks or any other drafts issued with respect to any bank accounts, which rights or interests are included as Transferred Assets or in the name of any Transferred Subsidiary). Cash shall be increased for any outstanding deposits in transit as of the date of the applicable determination hereunder so long as the corresponding credit entry is also reflected in the accounting records of the Business.

“Change” means any fact, condition, change, occurrence, event, development or effect.

“Chosen Courts” has the meaning set forth in Section 9.9(b).

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 2.8.

“Closing Cash” means Cash of the Transferred Subsidiaries as of immediately prior to the Closing.

“Closing Date” has the meaning set forth in Section 2.8.

“Closing Indebtedness” means (a) the aggregate of all Indebtedness of the Transferred Subsidiaries, (b) all Indebtedness that is secured by an Encumbrance (other than any Permitted Encumbrance) on any of the Transferred Assets (not to exceed the fair market value of such Transferred Assets), and (c) all Indebtedness arising out of a Transferred Contract, in each case, as of immediately prior to the Closing.

“Closing Net Cash” means an amount (which may be positive or negative) equal to (a) Closing Cash less (b) Closing Indebtedness.

“Closing Working Capital” means an amount (which may be positive or negative) equal to the Current Assets minus the Current Liabilities.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Combined Tax Return” has the meaning set forth in Section 5.6(b)(i).

“Commingled Contracts” means the Contracts (including Contracts with customers and suppliers) to which Seller and/or its Affiliates are party that are related to both the Business and other businesses of Seller. “Commingled Contracts” shall include any Contracts between the Seller and/or its Affiliates, on the one hand, and product or service supplier, provider, vendor, contractor, or subcontractor, on the other hand, that both (a) serve or are otherwise related to the PSA Sites and (b) serve or are otherwise related to the Japan Plant and the Canada Retreading Site (as such terms are defined in the Seller Disclosure Letter) (including, for the avoidance of doubt, such Contracts that are Related to the Business).

“Commingled Permit” means the Permits that should be set forth in Section 3.10(a) of the Seller Disclosure Letter that relate to both the Business and the other businesses of Seller or its Affiliates.

“Competing Business” has the meaning set forth in Section 5.10(a).

“Confidential Information” means any information to the extent relating to the business, financial or other affairs (including future plans and targets) of the Business, the Transferred Assets, the Assumed Liabilities or the Employees; provided, however, that “Confidential Information” will not include any information that (a) is or becomes (other than as a result of disclosure by Seller in violation of this Agreement) generally available to, or known by, the public, (b) is independently developed by Seller or any of its Affiliates without use of or reference to information that would be “Confidential Information” but for the exclusions set forth in this proviso or (c) is received by Seller or any of its Affiliates from a third party not known by Seller after reasonable inquiry to be bound by a duty of confidentiality to the Business with respect to such information.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 29, 2024, between Buyer and Seller.

“Consent” means any consent, license, permit, waiver, approval, authorization or order of, or filing or registration with, or notification to, any Person that is not a Governmental Entity or Seller, Buyer or any Affiliate thereof.

“Consultation Employees” means, as of any determination time, the French Employees, the Italian Employees, the Netherlands Employees and the Swedish Employees.

“Contract” means any binding agreement, undertaking, lease, sublease, purchase or sale order, license, contract, note, mortgage, indenture, arrangement, or other obligation, understanding or commitment, including any amendment or modifications made thereto.

“Copyrights” has the meaning set forth in the “Intellectual Property” definition.

“Corporate Identity” has the meaning set forth in Section 5.14.

“Costing Principle” has the meaning set forth in Section 5.28(c).

“Costing Schedule” has the meaning set forth in Section 5.28(c).

“COVID-19” means the COVID-19 or SARS-Cov-2 virus (or any mutation or variation thereof).

“COVID-19 Measures” means any public health response, quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, limitation on gathering, shutdown, business or other closure or sequester order or similar restriction, guideline or recommendation, or official interpretation thereof, of any Governmental Entity or industry group or as required by any applicable Law, in each case, in connection with or in response to COVID-19.

“Current Assets” means the current assets of the Transferred Subsidiaries and the current assets of the Business that are Transferred Assets that are included as line items under the heading “Net Working Capital” on the face of the Reference Balance Sheet, as determined in accordance with the Accounting Principles, excluding (a) any assets that would be Excluded Assets, (b) Cash and Restricted Cash and (c) any income Tax assets and any deferred Tax assets.

“Current Employment Terms” means, for any Employee: (a) salary (or wages) no less than the salary (or wages) provided to such Employee immediately prior to the Closing Date, (b) incentive compensation opportunities (excluding equity-based opportunities) that are no less favorable than such incentive compensation opportunities provided to such Employee immediately prior to the Closing Date, (c) employee benefits (other than termination and/or severance benefits or benefits pursuant to non-qualified deferred compensation plans, defined benefit pension plans and post-employment medical and insurance plans, unless required by applicable Law) that are no less favorable than either (x) those provided to such Employee immediately prior to the Closing Date or (y) those provided to comparable employees of Buyer or one of its Affiliates, and (d) termination and/or severance benefits that are no less favorable than those provided under the termination or severance plan, policy or practice applicable to such Employee immediately prior to the Closing Date, if any, or as required by applicable Law, if such terms are more favorable; provided, that, “Current Employment Terms” shall mean the employment terms provided to such Employee immediately prior to the Closing Date where required by applicable Law or where failure to maintain the employment terms provided immediately prior to the Closing Date would entitle such Employee to termination benefits under applicable Law.

“Current Liabilities” means the current liabilities of the Business that are Assumed Liabilities and are included as line items under the heading “Net Working Capital” on the face of the Reference Balance Sheet, as determined in accordance with the Accounting Principles, excluding (a) any liabilities that would be Excluded Liabilities, (b) any income Tax liabilities, (c) any deferred Tax Liabilities and (d) any amounts included in Indebtedness.

“D&O Indemnified Person” has the meaning set forth in Section 5.24(a).

“Designated Person” has the meaning set forth in Section 9.13(a).

“Disputed Items” has the meaning set forth in Section 2.7(b)(iv).

“Employee Representative” means any union, works council or other employee representative body (including European Works Councils) representing any Transferred Employee.

“Employees” means all employees, independent contractors, advisors and other service providers of the Business as of the Closing Date, in each case, who are natural persons, including those who are on a leave of absence as of the Closing, who, prior to Closing, devoted 50% or more of their time, at any point during the last 12 months (or such shorter period as they have worked for the Business), to the Business, or who have provided substantial services to the Business during such time period as reasonably determined by Seller, but excluding any such employees, independent contractors, advisors and other service providers located at the PSA Sites other than those that provide research and development services at the PSA Sites, who, for the avoidance of doubt, shall be considered “Employees” for purposes of this Agreement.

“Encumbrance” means any lien, charge, pledge, security interest, claim, mortgage, hypothecation, deed of trust, lease, sublease, license, sublicense, right-of-way, servitude, easement, encroachment, option to purchase, right of first refusal, right of first offer, restrictions on ownership, use or transfer or other encumbrance of any kind.

“Environmental Law” means any Law and other provisions having the force and eﬀect of Law, all Orders, directives and determinations, in each case, concerning pollution, protection of the environment, including all those relating to the presence, use, production, manufacture, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any Hazardous Substance, or occupational health and safety as it relates to Hazardous Substance exposure, as previously or now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Adjustment Amount” means the amount, which may be positive or negative, equal to (a) the Estimated Closing Working Capital minus the Target Working Capital plus (b) Estimated Net Cash.

“Estimated Closing Statement” means a written statement delivered pursuant to Section 2.7(a)(i) setting forth Seller’s good-faith calculations of the Estimated Adjustment Amount and the Estimated Purchase Price that shall take into account, and set forth as separate line items all items establishing the basis for such calculations, including (a) a good-faith calculation of (i) the Estimated Closing Working Capital (and good-faith estimates of the line items comprising the Current Assets and Current Liabilities), in each case as of immediately prior to the Closing (which shall be prepared in accordance with the Accounting Principles and in a format as set forth in Exhibit J) and (ii) Seller’s estimate of Closing Net Cash (such estimate, “Estimated Net Cash”), and (b) the calculation of the Estimated Purchase Price as a result of the estimates described in the foregoing clause (a).

“Estimated Closing Working Capital” means the estimate of the Closing Working Capital set forth in the Estimated Closing Statement (as the same may be updated and redelivered in accordance with Section 2.7(a)(ii)).

“Estimated Net Cash” has the meaning set forth in the “Estimated Closing Statement” definition.

“Estimated Purchase Price” means the Base Purchase Price plus the Estimated Adjustment Amount (which may be a negative number).

“EU” means the European Union.

“European Works Council” means the Representatives’ Steering Group, as liaison to the Goodyear European Information and Communication Forum.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Books and Records” means (a) all records to the extent related to Taxes or accounting (other than those records related to Taxes or accounting relating solely to the Business, the Transferred Subsidiaries or the Transferred Assets), (b) all records relating to the employees of Seller or any of the Seller Entities other than, to the extent permitted by applicable Law, the Transferred Employees, including personnel, employment and medical records, provided, that Seller shall retain copies of any records relating to the Transferred Employees, (c) all records to the extent relating to or used in the business of Seller and not Related to the Business, (d) subject to Section 2.11, any documents, papers, and other records the confidentiality of which is protected, or the transfer of which is prohibited, by applicable Law; (e) any documents, papers and other records (including any minutes or summaries of executive meetings and strategy papers) to the extent relating to evaluating, negotiating or implementing the Transaction (or the sales process relating to the potential sale of the Business) and (f) the corporate charter, seal, minute books, stock record books and other similar documents relating to the organization, maintenance and existence of Seller and its Subsidiaries (other than the Transferred Subsidiaries).

“Excluded Liabilities” means all Liabilities of Seller and its Affiliates (excluding, for the avoidance of doubt, the Transferred Subsidiaries) of any nature whatsoever, that are not Assumed Liabilities, whether accrued, fixed, absolute, contingent, matured, unmatured, determined, determinable or otherwise, whether known or unknown, whenever or however arising. For the avoidance of doubt, Excluded Liabilities shall include the Liability Exceptions. For purposes of this definition, references to “Seller” or any “Aﬃliate” of the foregoing shall be deemed to include any of their respective predecessors and any Person with respect to which the Seller or its respective Aﬃliates is a successor-in-interest (including by operation of Law, merger, liquidation, consolidation, assignment, assumption or otherwise).

“Excluded Seller Leased Property” means those assets or rights not included in the Transferred Assets that are to be leased, licensed or otherwise provided by Seller and/or any of its Affiliates to Buyer and/or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement, but excluding the Leased Real Property.

“Ex-Im Laws” means any applicable Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import applicable Law administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Execution Date” has the meaning set forth in the preamble.

“Existing Representation” has the meaning set forth in Section 9.13(a).

“Final Closing Statement” means the Post-Closing Statement that is deemed final in accordance with Section 2.7(b)(iii) or the Post-Closing Statement resulting from the determinations made by the Accountant in accordance with Section 2.7(b)(vi), as applicable.

“Final Determination” means an occurrence where (a) the parties to the dispute have reached a definitive agreement in writing with respect to all disputed matters, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“Final Purchase Price Allocation Schedule” has the meaning set forth in Section 2.13(b).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fixtures and Equipment” means all furniture, fixtures, furnishings, vehicles, equipment, hardware, lab assets, computers and related computer equipment, machinery, tools and all other fixed assets and tangible personal property of any kind (other than Inventory), including any of the foregoing leased or purchased, subject to any conditional sales or title retention agreement that constitutes a Transferred Contract in favor of any other Person.

“Fraud” means actual and intentional fraud with respect to Article III, Article IV or any certificate delivered in connection herewith, as applicable, that involves a knowing and intentional misrepresentation herein or therein with the intent that the other party rely thereon, and, for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation or recklessness.

“French Employees” means, as of any determination time, each Applicable Employee employed in France.

“French Information and Consultation Process” has the meaning set forth in Section 2.16(a).

“French Purchase Price” has the meaning set forth in Section 2.16(a)(i).

“French Put Option Agreement” means that certain put option agreement dated as of the date hereof, between Buyer and Seller, in the form attached hereto as Exhibit K-1.

“French Put Option Exercise” means the “French Put Option Exercise”, as defined in the French Put Option Agreement.

“French Transferred Assets” means the Transferred Assets located in France.

“GAAP” means United States generally accepted accounting principles, in effect from time to time.

“Goodyear Australia” means Goodyear Australia Pty Ltd (ACN 000 017 489), a company incorporated under the laws of NSW, Australia.

“Governmental Entity” means any U.S. or non-U.S. governmental, quasi-governmental or regulatory authority, agency, commission, body, court, tribunal, judicial body, or arbitral body (public or private), or other legislative, executive, judicial, or administrative, regulatory or taxing governmental entity at any level (whether federal, national, supra-national, state, county, national, local, provincial, municipal, international, foreign or otherwise), applicable stock exchange, or any agency, department or instrumentality thereof, including the Centers for Disease Control and Prevention and the World Health Organization.

“GST Act” means A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“GST Law” has the same meaning as “GST law” in the GST Act.

“Hazardous Substance” means any hazardous or toxic substance, material, contaminant, pollutant or waste, or other substance, waste or material that is subject to regulation as such or, as to which, liability or standards of conduct are imposed under any Environmental Law, including petroleum or petroleum byproducts, asbestos, pesticides, polychlorinated biphenyls, noise, odor, mold or radiation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness for borrowed money; (b) all payment obligations under finance leases determined in accordance with the Accounting Principles; (c) all obligations evidenced by notes, bonds, debentures or other similar instruments; (d) all reimbursement obligations under letters of credit, performance bonds, bank guarantees or similar facilities or instruments, but only to the extent drawn or called upon at such time; (e) all guaranties by such Person of obligations of others for borrowed money; (f) all obligations for the payment of any deferred or unpaid purchase price of property, any business, equity or assets or title retention agreements or securities or services, including all earn-out payments, milestone payments, seller notes, post-closing true up obligations and other similar payments (whether contingent or otherwise); (g) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired; (h) the net amount due from, or payable to, such Person under any interest rate, currency or other hedging agreements, if terminated at such time or as a result of the consummation of the Transactions (which net amount may be a positive or negative number); (i) all unpaid severance obligations with respect to any Employees that are accrued prior to or as of the Closing Date; (j) all Liabilities arising from deferred compensation arrangements that are accrued prior to or as of the Closing Date to the extent owed by a Transferred Subsidiary; (k) all Liabilities for Accrued Income Taxes; (l) all obligations under any conditional sales or title retention agreement related to, arising out of or in connection with a Transferred Asset; (m) all Indebtedness of a type referred to in clauses (a) through (l) above of other Persons guaranteed by such Person; (n) for clauses (a) through (m) above, all accrued interest and, to the extent actually required to be paid at the applicable time of determination, fees, prepayment premiums or other penalties thereon or “breakage” costs arising in connection therewith, if any; and (o) all Indebtedness of others referred to in clauses (a) through (n) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance (other than Permitted Encumbrances) on property (including accounts and contract rights) owned by such Person (not to exceed the fair market value of such property), even though such Person has not assumed or become liable for the payment of such Indebtedness; provided, however, that “Indebtedness” shall not include: (i) obligations under operating leases, determined in accordance with the Accounting Principles; (ii) undrawn letters of credit or performance bonds and reimbursement obligations in respect of undrawn letters of credit or the undrawn portions thereof; (iii) liabilities under performance bonds other than amounts then due and owing; (iv) any redemption premium, prepayment penalty or similar payment with respect to capitalized leases included in clause (b) of this definition to the extent the execution and delivery of this Agreement or the Closing shall not trigger a default under such leases and such leases either are not required by their terms to be repaid in full at the Closing or do not require the lessor to offer to make a repayment as a result of the Closing; (v) intercompany indebtedness, obligations or liabilities solely between or among the Transferred Subsidiaries; or (vi) amounts included in Seller Transaction Expenses or Closing Working Capital.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnified Taxes” means, except to the extent taken into account in determining the Purchase Price as finally determined pursuant to Section 2.7, (a) Taxes imposed on or with respect to any Transferred Subsidiary for any Pre-Closing Period (or portion thereof), determined with respect to any Straddle Period in accordance with Section 5.6(d) and (b) any Taxes of any Person (other than any Transferred Subsidiary) for which any Transferred Subsidiary is liable (i) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing, (ii) as a transferee or successor prior to the Closing or (iii) pursuant to a breach of Section 3.16(e).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Indemnity Agreement” has the meaning set forth in Section 5.24(a).

“Indirect Tax” means all VAT, goods and services, sales, use, ad valorem, receipts, value added, or similar Taxes, duties or charges, together with all interest, penalties and additions imposed with respect to such amounts.

“Information and Consultation Processes” means, individually or collectively as context requires, each of the French Information and Consultation Process, the Italian Information and Consultation Process, the Netherlands Information and Consultation Process and the Swedish Information and Consultation Process.

“Initial Purchase Price Allocation Schedule” has the meaning set forth in Section 2.13(a).

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, social media accounts, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”), (b) patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”), (c) trade secrets, confidential information and know-how, including inventions (whether patentable or not), discoveries, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, data, manuals, technology and materials (collectively, “Know How”), (d) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), including mask rights and Software, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”) and (e) any other intellectual property or proprietary rights in any jurisdiction throughout the world, whether registered or unregistered.

“Intellectual Property Assignment Agreements” means the patent assignment agreement and trademark assignment agreement in the forms attached to the Patent and Know How Agreement and Trademark License and Assignment Agreement, respectively.

“Intracompany Payables” means all account, note or loan payables recorded on the books of Seller or any Seller Entity for goods or services purchased by or provided to the Business, or advances (cash or otherwise) or any other extensions of credit to the Business from Seller or any Seller Entity, whether current or non-current.

“Intracompany Receivables” means all account, note or loan receivables recorded on the books of Seller or any Seller Entity for goods or services sold or provided by the Business to Seller or any Seller Entity or advances (cash or otherwise) or any other extensions of credit made by the Business to Seller or any Seller Entity, whether current or non-current.

“Inventory” means all inventory Related to the Business, wherever located, including all raw materials, work-in-process, supplies, parts, spare parts, packaging, labels, unfinished inventory and finished goods whether held at any location or facility owned or leased by Seller or any Seller Entity or in transit to Seller or any Seller Entity or held on consignment by third parties on behalf of the Business, except all such inventory (other than spare parts and finished goods) located at the PSA Sites.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology assets and systems, including all associated documentation related to any of the foregoing.

“ITAA 1997” means the Australian Income Tax Assessment Act 1997 (Cth).

“Italian Call Option Exercise” means the “Italian Call Option Exercise”, as defined in the Italian Put Option Agreement.

“Italian Employees” means, as of any determination time, each Applicable Employee employed in Italy.

“Italian Information and Consultation Process” has the meaning set forth in Section 2.16(b).

“Italian Purchase Price” has the meaning set forth in Section 2.16(b).

“Italian Put and Call Option Agreement” means that certain put option agreement dated as of the date hereof, between Buyer and Seller, in substantially the form attached hereto as Exhibit K-1.

“Italian Put Option Exercise” means the “Italian Put Option Exercise”, as defined in the Italian Put and Call Option Agreement.

“Italian Transferred Assets” means the Transferred Assets located in Italy.

“Japanese GAAP” means Japanese generally accepted accounting principles, consistently applied.

“Japanese Subsidiary” means Nippon Giant Tire Kabushiki Kaisha (also known as Nippon Giant Tire Co. Ltd.), a Japanese private limited company.

“Know How” has the meaning set forth in the “Intellectual Property” definition.

“Knowledge” or any similar phrase means the collective actual knowledge (after reasonable inquiry) of (a) the individuals set forth on Section 1.1(d) of the Seller Disclosure Letter with respect to Seller and (b) Nitin Mantri and Stefano Fedeli with respect to Buyer.

“Labor Contract” means each letter of assent, memorandum of agreement, collective agreement or labor Contract entered into with a labor union, works council or like organization governing the terms and conditions of employment of any Employee.

“Labor Obligations” means all (a) Employee Representative information, notice, consultation, negotiation, bargaining (decisional or effects) or consent processes with which Seller or its Affiliates are required to comply in connection with the Transaction, (b) Labor Contracts, and (c) other legal and administrative requirements respecting the transfer of the Transferred Employees’ employment in connection with the Transaction (including the Transfer of Undertakings).

“Law” means any federal, state, local or non-U.S. law, statute or ordinance, common law, or any rule, regulation, standard, judgment, Order, writ, injunction, decree, arbitration award, requirement, license or Permit of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.14(b).

“Leases” means the Assigned Leases and any leases governing the Transferred Subsidiary Leased Real Property.

“Liabilities” means any debts, liabilities, commitments, duties, expenses, charges, costs, fees, claims, deficiencies, commitments, losses, damages, guaranties, endorsements or other obligation of any kind, whether fixed, contingent or absolute, known or unknown, asserted or unasserted, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, on- or oﬀ-balance sheet, incurred or consequential, determined, determinable or otherwise, whenever or however arising (including, whether arising under any Contract, tort based on negligence or strict liability, applicable Law or Action) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Liability Exceptions” has the meaning set forth in the definition of Assumed Liabilities.

“Local Transfer Documents” has the meaning set forth in Section 2.15(a).

“Losses” means any damages, losses, payments, costs, expenses (including reasonable and documented attorney’s fees and expenses and out-of-pocket costs and expenses), interest, awards, judgments, deficiencies, settlements, fines and penalties, excluding lost profits.

“Material Adverse Effect” means any Change that, individually or taken together with any other Changes, is, or would reasonably be expected to be, materially adverse to the financial condition, properties, assets, liabilities, business, operations, privileges (whether contractual or otherwise) or results of operations of the Business taken as a whole; provided, however, that no Change, either alone or in combination, shall be deemed to constitute or be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a Material Adverse Effect, to the extent that such Change results from, arises out of, or relates to:

(i)
Changes in the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the geographic markets in which the Business has operations or its products or services are sold, including Changes in or with respect to commodity prices, interest rates, exchange rates for currencies, monetary policy or inflation;
(ii)
Changes that are the result of factors generally affecting the industry in which the Business operates;
(iii)
any Change in or with respect to the relationship of the Business or any of the Transferred Subsidiaries, contractual or otherwise, with customers, Governmental Entities, employees, unions, suppliers, distributors, financing sources, partners or similar relationship arising out of or attributable to the announcement, pendency or performance of the transactions contemplated by this Agreement, including the Transaction, or resulting or arising from the identity of, any facts or circumstances to the extent relating to Buyer or its Affiliates, including any lawsuit, action or other proceeding with respect to the Transaction or the other transactions contemplated by this Agreement;
(iv)
Changes in accounting standards applicable to the Business or any Transferred Subsidiary, including GAAP, or in any Law of general applicability, including the repeal thereof, or in the official interpretation or enforcement thereof, after the Execution Date;
(v)
any failure, in and of itself, by the Business or any Transferred Subsidiary to meet any internal or public projections, forecasts or budgets or estimates of revenues, earnings or other financial or operating metrics for any period; provided, that any Change (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur;
(vi)
any Change resulting from acts of war (whether or not declared), civil disobedience or unrest, protests, riots, curfews, hostilities, sabotage, terrorism, cyberterrorism or cybercrime, police or military actions or the escalation of any of the foregoing (including the conflict between the Russian Federation and Ukraine and the conflict in Israel and the surrounding region) (whether perpetrated or encouraged by a state or non-state actor or actors), including cyberattacks, any hurricane, flood, superstorm, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness (including influenza or COVID-19) or other public health event or any other force majeure event, or any national or international calamity or crisis, whether or not caused by any Person;
(vii)
the failure of the U.S. federal government to adopt one or more budgets for a fiscal year or the shutdown of some or all of the U.S. federal government upon expiration of any budget or continuing resolution, after the Execution Date; or
(viii)
any actions taken or omitted to be taken by Seller or any of the Seller Entities or by the Business or any Transferred Subsidiary either at Buyer’s written instruction or that are required to be taken or omitted to be taken by this Agreement (other than the performance of Seller’s obligations under Section 5.1 but including any failure to take any action prohibited by Section 5.1 if Seller has requested in writing

Buyer’s consent to take such action and Buyer has withheld, conditioned or delayed such consent unreasonably);

provided, further, that, with respect to clauses (i), (ii), (iv), (vi) and (vii), such Change shall be taken into account in determining whether a “Material Adverse Effect” has occurred, is occurring or would reasonably be expected to occur to the extent it disproportionately and adversely affects the Business (taken as a whole) as compared to other businesses operating in the geographic markets in which the Business has operations or its products or services are sold (in which case only the incremental disproportionate impact may be taken into account, and then only to the extent otherwise permitted by this definition).

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Material Customers” has the meaning set forth in Section 3.22(a).

“Material Suppliers” has the meaning set forth in Section 3.22(b).

“Migrated Data” means (a) all data included in the Transferred Assets (including the data described on Section 2.2(b)(iii) of the Seller Disclosure Letter) and (b) all other data necessary for the operation of the Business, including as licensed or provided by Seller and its Affiliates under any Ancillary Agreement, but excluding, for clarity, any data described in clauses (C) and (D) of the definition of “Goodyear Licensed Know How” in the Patent and Know How Agreement.

“Most Recent Statement of Net Assets” has the meaning set forth in Section 3.5(a).

“Most Recent Statement of Net Assets Date” has the meaning set forth in Section 3.5(a).

“Netherlands Assets” means the Transferred Assets located in Netherlands.

“Netherlands Assumed Liabilities” means the Assumed Liabilities to the extent relating to the portion of the Business conducted in Netherlands, the Netherlands Assets or the Netherlands Employees.

“Netherlands Business” means, collectively, the Netherlands Assets, the Netherlands Assumed Liabilities and the Netherlands Employees.

“Netherlands Employees” means, as of any determination time, each Applicable Employee employed in the Netherlands.

“Netherlands Information and Consultation Process” has the meaning set forth in Section 2.16(c).

“Netherlands Purchase Price” has the meaning set forth in Section 2.16(c)(i).

“Netherlands Put Option Agreement” means that certain put option agreement dated as of the date hereof, between Buyer and Seller, in substantially the form attached hereto as Exhibit K-3.

“Netherlands Put Option Exercise” means the “Netherlands Put Option Exercise”, as defined in the Netherlands Put Option Agreement.

“NGT Pledge” means the pledge on 1,114,286 shares of the Japanese Subsidiary in favor of JPMorgan Chase Bank, N.A., acting as first lien collateral agent under (a) the Amended and Restated First Lien Credit Agreement and (b) the Amended and Restated First Lien Guarantee and Collateral Agreement dated as of June 7, 2021 among the Seller (as borrower), certain subsidiaries of the Seller (as grantors and guarantors) and JPMorgan Chase Bank, N.A., pursuant to such agreements and the Amended and Restated Pledge of Shares Agreement dated as of March 7, 2018, among the Seller (as pledgor) and JPMorgan Chase Bank, N.A.

“Nonparty” has the meaning set forth in Section 7.8(b).

“Notice of Objection” has the meaning set forth in Section 2.7(b)(iii).

“OFAC” has the meaning set forth in the “Sanctioned Person” definition.

“Offer Employees” has the meaning set forth in the definition of Transferred Employees.

“Open Source Materials” means any Software subject to a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any Creative Commons License.

“Order” means any decision, award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, writ, stipulation, verdict, determination, assessment, or arbitral award, in each case, made, issued or entered by or with any Governmental Entity (including any judicial or administrative interpretations, guidance, directives, policy statements or opinions).

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the Business, consistent in all material respects with the normal day-to-day customs, practices and procedures of the Business, including with regard to the nature, frequency and magnitude of such conduct, and actions required to comply with any COVID-19 Measures.

“Other Business Fixtures and Equipment” means all Fixtures and Equipment Related to the Business located at each of the properties set forth on Section 1.1(e) of the Seller Disclosure Letter, including the Fixtures and Equipment set forth on Section 2.2(d) of the Seller Disclosure Letter.

“OTR Tire Products” means the tires of the type described in Seller’s “Off-The-Road Tires Product Catalog” (a copy of which is attached as Appendix A of the Seller Disclosure Letter) subject to the revisions provided in Appendix B of the Seller Disclosure Letter, including the tires listed by SKU on Section 1.1(b) of the Seller Disclosure Letter but excluding, for the avoidance of doubt, the tires listed by SKU on Section 1.1(c) of the Seller Disclosure Letter.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Owned Real Property” means that real property set forth on Section 2.2(d) of the Seller Disclosure Letter.

“Party” has the meaning set forth in the Preamble.

“Patent and Know How Agreement” means the patent and know how license agreement in the form attached hereto as Exhibit E.

“Patents” has the meaning set forth in the “Intellectual Property” definition.

“Period End Rate” means, with respect to currency conversion for each country or territory, except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such Law), the applicable rates of exchange published on the Bloomberg FX Fixings-Portal at the close of business on the Business Day prior to the applicable date (or, if no such exchange rate is published on the Bloomberg FX Fixings-Portal on such date, the first date thereafter on which such exchange rate is published on the Bloomberg Fixings-Portal).

“Permit” means any consent, license, franchise, permit, waiver, approval, authorization, certificate, registration, filing or other similar authorization issued or otherwise granted by, obtained from or made with any Governmental Entity.

“Permitted Encumbrances” means (a) Encumbrances to the extent specifically reflected or specifically reserved against or otherwise disclosed in the Most Recent Statement of Net Assets, (b) mechanics’, carriers’, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the Ordinary Course for amounts not yet due and payable or due but not delinquent, (c) Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or that the taxpayer is contesting in good faith through appropriate proceedings and for which, to the extent reserves would be required by the Accounting Principles as of the Most Recent Statement of Net Assets Date, adequate reserves have been established in the Financial Statements in accordance with the Accounting Principles, (d) with respect to real property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a title report or other similar report or listing, (ii) any conditions or other matters, including any encroachments, that would be shown by a current and accurate survey or physical inspection and (iii) zoning, building, subdivision or other similar requirements or restrictions (in each case of this clause (d), that, individually or in the aggregate, (1) do not, and would not reasonably be expected to, adversely affect in any material respect the use or occupancy of the applicable real property in connection with the Business or the value of such real property, and (2) are not violated by the current use or occupancy of the applicable real property), (e) Encumbrances on the fee interest underlying a Real Property Lease incurred, created, assumed or permitted to exist and arising by, through or under the landlord and/or owner of the fee interest of the real property subject to a Real Property Lease and that, individually or in the aggregate, (i) do not, and would not reasonably be expected to, adversely affect in any material respect (1) the use or occupancy of the applicable real property in connection with the Business or (2) the value of such real property, and (ii) are not violated by the current use or occupancy of the applicable real property for the Business, (f) licenses and similar rights granted with respect to Intellectual Property, or (g) Encumbrances that shall be fully released and terminated concurrently with or prior to the Closing.

“Person” means any natural person, corporation (including any non-profit corporation), company, partnership (general or limited), limited liability company, limited liability partnership, association, joint venture, joint stock or other company, trust, firm, organization, Governmental Entity or other entity.

“Personal Information” means any Business Data relating to an identified or identifiable person, or that alone or in combination with other information held by Seller or its Affiliates can reasonably be used to directly or indirectly identify an individual person, household, device or browser.

“Post-Closing Adjustment Amount” means the amount, which may be positive or negative, equal to (a) the Closing Working Capital minus the Estimated Closing Working Capital plus (b) Closing Net Cash minus Estimated Net Cash.

“Post-Closing Covenant” has the meaning set forth in Section 7.1(a).

“Post-Closing Matter” has the meaning set forth in Section 9.13(a).

“Post-Closing Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Post-Closing Representation” has the meaning set forth in Section 9.13(a).

“Post-Closing Statement” means the written statement delivered pursuant to Section 2.7(b)(i) setting forth Buyer’s good-faith calculations of the Post-Closing Adjustment Amount and the Purchase Price (calculated as the Estimated Purchase Price plus the Post-Closing Adjustment Amount) that shall take into account, and set forth as separate line items, all items establishing the basis for such calculations, including (a) the amount of the Closing Working Capital (and the line items comprising the Current Assets and Current Liabilities) and (b) Closing Net Cash, in each case, as of 12:01 a.m., Eastern Time, on the Closing Date (which shall be prepared in accordance with the Accounting Principles and in a format as set forth in Exhibit A).

“Pre-Closing Designated Persons” has the meaning set forth in Section 9.13(b).

“Pre-Closing Event” has the meaning set forth in Section 5.8(b).

“Pre-Closing Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Privileges” has the meaning set forth in Section 9.13(b).

“Pre-Closing Separate Tax Return” has the meaning set forth in Section 5.6(b)(i).

“Prior Seller Counsel” has the meaning set forth in Section 9.13(a).

“Privacy and Security Requirements” means all (a) applicable Laws, (b) Seller and its applicable Affiliates’ contractual commitments, (c) publicly facing statements or policies adopted by Seller and its applicable Affiliates, and (d) applicable requirements in industry standards or self-regulatory frameworks that are binding on the Seller or its applicable Affiliates, in each of clauses (a) through (d), regarding privacy, cybersecurity or data security.

“Privileged Materials” has the meaning set forth in Section 9.13(c).

“Product” has the meaning set forth in Section 3.21(a).

“Product Supply Agreement” means the product supply agreement in the form attached hereto as Exhibit C.

“Production Facility” has the meaning set forth in Section 2.11(c).

“PSA Sites” means “Sites” as such term is defined in the Product Supply Agreement.

“Purchase Price” has the meaning set forth in Section 2.6.

“Put Option Agreements” means, individually or collectively as the context requires, each of the French Put Option Agreement, the Italian Put and Call Option Agreement, the Netherlands Put Option Agreement and the Swedish Put Option Agreement.

“Real Property” has the meaning set forth in Section 3.14(b).

“Real Property Leases” has the meaning set forth in Section 3.14(b).

“Records” has the meaning set forth in Section 5.2(b).

“Reference Balance Sheet” means the reference balance sheet set forth as Exhibit J.

“Registered Transferred IP” means any and all Transferred IP that is issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity, or Internet domain name registrar.

“Related Party” has the meaning set forth in Section 3.20.

“Related Party Contract” has the meaning set forth in Section 3.20.

“Related to the Business” means (a) in the case of Liabilities, to the extent related to, or arising from, the ownership, operation or conduct of the Business or the Transferred Assets by Seller and its Affiliates prior to the Closing and (b) in the case of assets, properties and rights, or otherwise for purposes of this Agreement, primarily related to, or primarily used or held for use in, the ownership, operation or conduct of the Business by Seller and its Affiliates prior to the Closing.

“Releasing Parties” has the meaning set forth in Section 5.22.

“Required Approvals” has the meaning set forth in Section 3.4(a).

“Restricted Cash” means all cash and cash equivalents of the Transferred Subsidiaries held in escrow accounts and cash and cash equivalents to the extent otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash or cash equivalents for any lawful purpose.

“Retained Names” means (a) any and all Trademarks owned by Seller and its Affiliates except for the Transferred Trademarks, including, for the avoidance of doubt, (i) the word GOODYEAR, (ii) the Goodyear winged foot design and (iii) the Goodyear blimp design, and (b) any and all Trademarks derived from, confusingly similar to, or including any of the foregoing Trademarks.

“Review Period” has the meaning set forth in Section 2.7(b)(iii).

“RWI” has the meaning set forth in Section 5.21.

“Sanctioned Country” means any country or territory that as of or during the applicable period of time, is the subject or target of a general export, import, financial, or investment embargo under Sanctions Laws (which countries and territories as of the date of this Agreement include Cuba, Iran, North Korea, Syria, and the Crimea and so-called Donetsk Peoples’ Republic and Luhansk People’s Republic regions of Ukraine), and for the purposes of this Agreement, Russia.

“Sanctioned Person” means, as of during the applicable period of time, any Person: (a) designated on the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) list of Specially Designated Nationals and Blocked Persons, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury, or on any list of targeted persons issued under the Sanctions Laws or Ex-Im Laws of any other country; (b) that is, or is part of, a Governmental Entity of a Sanctioned Country; (c) owned 50% or more or otherwise controlled by, or acting on behalf of, any of the foregoing; (d) resident in or operating from a Sanctioned Country; or (e) otherwise targeted under any Sanctions Laws or Ex-Im Laws.

“Sanctions Laws” means any economic or financial sanctions that are applicable Law and imposed, administered or enforced by: (a) OFAC, the U.S. Department of State or any other U.S. Governmental Entity; (b) the United Nations Security Council; (c) the United Kingdom; (d) the European Union or any member state thereof; or (e) the Foreign Exchange and Foreign Trade Act of Japan.

“Section 245A Election” has the meaning set forth in Section 5.6(h)(ii).

“Section 338(g) Election” has the meaning set forth in Section 5.6(f).

“Securities Act” means the U.S. Securities Act of 1933.

“Security Trust” means the 1835 Funding Programme Security Trust constituted by the trust deed, dated as of June 7, 2010 (as amended from time to time).

“Seller” has the meaning set forth in the Preamble.

“Seller Ancillary Counterparty” means any Affiliate of Seller contemplated to be a party to an Ancillary Agreement.

“Seller Disclosure Letter” has the meaning set forth in the lead-in to Article III.

“Seller Employee” has the meaning set forth in Section 5.7(d)(iii).

“Seller Entities” means Seller and all of the Affiliates of Seller that own or hold the rights to any Transferred Assets, any Transferred Subsidiary Shares or are subject to any Assumed Liabilities. “Seller Entities” shall not include the Transferred Subsidiaries.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.1 (Organization, Good Standing and Qualification), Section 3.2(b) and 3.2(c) (Subsidiaries), Section 3.3 (Authority; Approval), Section 3.4(b)(i) (Non-Contravention of Governing Documents), Section 3.13(a) (Title) and Section 3.19 (Brokers and Finders).

“Seller Incentive Awards” means all outstanding (i) restricted stock units in respect of common shares of Seller, (ii) cash performance units, and (iii) other long-term, cash-based restricted awards, in each case, granted under a Benefit Plan of Seller and held by a Transferred Employee, as set forth on Section 5.7(b)(vii) of the Seller Disclosure Letter.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Seller Licensed IP” means the Intellectual Property to be licensed to Buyer or any of its Affiliates by Seller or its Affiliates pursuant to this Agreement or any Ancillary Agreement.

“Seller Owned Software” means Software that has been developed or created by or on behalf of, or otherwise acquired by, Seller or any of its Affiliates, excluding the Transferred Software.

“Seller Prepared Pre-Closing Separate Tax Return” has the meaning set forth in Section 5.6(b)(i).

“Seller Representations” means the representations made by Seller in Article III.

“Seller Retained IP” has the meaning set forth in Section 2.3(c).

“Seller Services” means those services to be provided by Seller or any Seller Entity to Buyer or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement.

“Seller Transaction Expenses” means (a) all unpaid out-of-pocket fees and expenses of counsel, accountants, investment bankers, advisors, experts and consultants engaged by Seller and its Affiliates or otherwise incurred by Seller, the Seller Entities or the Transferred Subsidiaries before the Closing and in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement or the authorization, preparation, negotiation and execution of the Ancillary Agreements or the sale process relating to the potential sale of the Business and (b) any severance, change of control or bonus amounts or similar payments owed pursuant to any agreements, plans or policies in effect as of the date hereof that become payable to any Employee solely as a result of the consummation of the Transaction and the employer portion of any payroll Taxes with respect thereto (other than as a result of actions taken by Buyer on or after the Closing that are not required to be taken by Buyer pursuant to applicable Law or Contracts in effect at Closing), in each case of clauses (a) and (b), incurred or subject to reimbursement by the Transferred Subsidiaries or that would otherwise constitute an Assumed Liability but for it being a Seller Transaction Expense, whether accrued for or not, in each case, in connection with the Transaction or the sale of the Business and not paid prior to the Closing; provided, that notwithstanding anything to the contrary set forth in this Agreement or otherwise, “Seller Transaction Expenses” shall not include (x) any severance, change of control, bonus amounts or similar payments that are payable by Buyer pursuant to Section 5.7 or that otherwise become payable as a result of any arrangement entered into or agreed to between Buyer and any Employee, or (y) any obligations included in Indebtedness or Closing Working Capital.

“Seller’s Tax Funding Agreement” means the document entitled Tax Funding Agreement, dated May 30, 2007, entered into among Goodyear Australia, the Australian Subsidiary and certain other parties thereto.

“Seller’s Tax Sharing Agreement” means the document entitled Tax Sharing Agreement, dated May 30, 2007, entered into among Goodyear Australia, the Australian Subsidiary and certain other parties thereto.

“Site Services Agreement” means the site services agreement to be entered into on the Closing Date based on the terms set forth in the term sheet attached as Exhibit F by the parties specified in such term sheet.

“Software” means any and all computer programs, software, middleware and firmware (including software implementations of algorithms, models, application programing interfaces, and methodologies), whether in source code, object code or other form, including libraries, subroutines and other components thereof, together with input and output formats.

“Solvent” means, with respect to any person, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions, financings or refinancings, or a combination thereof, to meet its obligations as they become due.

“Specified Business Guarantee” means the Business Guarantees set forth in Section 3.12(c) of the Seller Disclosure Letter.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Separate Tax Return” has the meaning set forth in Section 5.6(b)(ii).

“Subsidiary” means, with respect to any Person, any other Person of which (a) if a corporation, at least a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors or other Persons performing similar functions thereof is at the time directly or indirectly owned or controlled by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, either (i) a majority of the partnership or other similar ownership interest thereof is at the time directly or indirectly owned or controlled by that Person or one or more Subsidiaries of that Person or a combination thereof, or (ii) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

“Swedish Employees” means, as of any determination time, each Applicable Employee employed in Sweden.

“Swedish Information and Consultation Process” has the meaning set forth in Section 2.16(d).

“Swedish Purchase Price” has the meaning set forth in Section 2.16(d)(i).

“Swedish Put Option Agreement” means that certain put option agreement dated as of the date hereof, between Buyer and Seller, in substantially the form attached hereto as Exhibit K-1.

“Swedish Put Option Exercise” means the “Swedish Put Option Exercise”, as defined in the Swedish Put Option Agreement.

“Swedish Transferred Assets” means the Transferred Assets located in Sweden.

“Target Working Capital” means $117,700,000.

“Tax” or “Taxes” means all federal, provincial, state, local or foreign taxes, including income, gross receipts, capital, capital gains, franchise, license, windfall profits, value added, goods and services, sales, use, service use, severance, production, real or personal property, stamp, documentary, registration, duty, excise, employment, payroll, unemployment, employee contribution, social security (or similar), disability, occupation, utility, environmental, alternative or add-in minimum, customs duties, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 5.6(g).

“Tax Contest” means an inquiry, audit, investigation, examination, assessment, claim, appeal, dispute, action, suit, court proceeding, litigation or controversy relating to Taxes.

“Tax Overprovision” has the meaning set forth in Section 5.6(e).

“Tax Returns” means all reports and returns filed or required to be filed with respect to Taxes, including any declaration, statement, information return, claim for refund, amended return or declaration of estimated Taxes and any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Technology Services Agreement” means the technology services agreement in the form attached hereto as Exhibit L

“Terminated Intercompany Contract” has the meaning set forth in Section 5.20(b).

“Texas Shared Assets” means the assets set forth on Section 2.2(p) of the Seller Disclosure Letter.

“Texas Lease Agreement” means the lease agreement in the form attached hereto as Exhibit G.

“Third-Party Claim” has the meaning set forth in Section 7.4(b).

“Third-Party Claim Expenses” has the meaning set forth in Section 7.4(b)(iv).

“Trademark License and Assignment Agreement” means the trademark license and assignment agreement in the form attached hereto as Exhibit D.

“Trademarks” has the meaning set forth in the “Intellectual Property” definition.

“Transaction” means the purchase and sale of the Transferred Assets, the assumption of the Assumed Liabilities and the purchase and sale of the Transferred Subsidiary Shares pursuant to this Agreement and the other transactions contemplated hereby and by the Ancillary Agreements.

“Transaction Documents” means, collectively, the Agreement and the Ancillary Agreements.

“Transfer” means to sell, assign, transfer, convey and deliver.

“Transfer of Undertakings” means Council Directive 2001/23/EC.

“Transfer Tax Returns” has the meaning set forth in Section 5.6(a)(i).

“Transfer Taxes” means all federal, national, state, local, foreign or other registration, excise, sales, use, value added, goods and services, harmonized sales, transfer (including real property transfer), stamp taxes or duty, documentary, filing, recordation and other similar taxes and fees that may be imposed, payable or assessed by any Governmental Entity in any country as a result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transferred Assets” has the meaning set forth in Section 2.2.

“Transferred Contracts” means all Contracts (other than (a) this Agreement and the Ancillary Agreements, (b) Contracts governing Excluded Seller Leased Property, (c) Terminated Intercompany Contracts, (d) Commingled Contracts and (e) for the avoidance of doubt, Contracts that are Excluded Assets) that are Related to the Business and to which Seller or its Subsidiaries is a party, provided, that Transferred Contracts shall not include (x) any Contract that is not validly assigned to Buyer except to the extent Buyer otherwise receives the rights and benefits of such Contract pursuant to Section 2.11, or (y) any Contract that would have been a Material Contract if entered into prior to the date of this Agreement, unless the entry into such Contract is otherwise entered into in accordance with the requirements of Section 5.1 hereof.

“Transferred Employees” means those Applicable Employees whose employment either (a) shall, and does, transfer automatically to Buyer or one of its Affiliates in connection with the Transaction through the continuation of employment at a Transferred Subsidiary or pursuant to applicable local Laws effective as of the Closing Date (“Automatic Transfer Employees”) or (b) shall not, or does not, transfer automatically to Buyer or one of its Affiliates in connection with the Transaction but who is offered and accepts employment with Buyer or an Affiliate of Buyer in accordance with Section 5.7(a)(ii) hereof (“Offer Employees”).

“Transferred IP” means the Transferred Patents, the Transferred Trademarks, the Transferred Know How and the Transferred Software IP.

“Transferred Know How” means all Intellectual Property (other than Patents and Trademarks) that is (a) owned or purported to be owned by Seller or its Affiliates as of the Closing Date and (i) Related to the Business, including the data described on Section 2.2(b)(iii)

of the Seller Disclosure Letter to the extent Related to the Business, or (ii) primarily related to, or primarily used or held for use in, (A) OTR Tire Products that were sold by Seller and its Affiliates in connection with the Business on or after January 1, 2020, or (B) the projects set forth on Section 2.2(b)(iv) of the Seller Disclosure Letter, in each case of clauses (A) and (B), to the extent in Seller’s or its Affiliates’ possession; provided, however, that “Transferred Know How” shall not include any Intellectual Property in or to (x) any Software, or (y) the technologies described on Section 2.3(c) of the Seller Disclosure Letter.

“Transferred Material Contracts” means all Transferred Contracts that are Material Contracts.

“Transferred Molds” has the meaning set forth in Section 2.11(c).

“Transferred Patents” means the Patents set forth on Section 2.2(b)(i) of the Seller Disclosure Letter, as may be updated prior to the Closing pursuant to Section 5.16(a).

“Transferred Real Property” means (a) the Assigned Leases and (b) the Owned Real Property.

“Transferred Software” means the Software set forth on Section 2.2(c) of the Seller Disclosure Letter, in each case, excluding any Software or associated systems or services owned, controlled or provided by any third party.

“Transferred Software IP” means all Copyrights and Know How in or to the Transferred Software that is Related to the Business and owned or purported to be owned as of the Closing Date by Seller or its Affiliates.

“Transferred Subsidiaries” means the Australian Subsidiary and the Japanese Subsidiary.

“Transferred Subsidiary Leased Real Property” means all Leased Real Property of the Transferred Subsidiaries.

“Transferred Subsidiary Organizational Documents” has the meaning set forth in Section 3.2(a).

“Transferred Subsidiary Owned Real Property” means all the real property owned by the Transferred Subsidiaries.

“Transferred Subsidiary Real Property” means all Transferred Subsidiary Leased Real Property and Transferred Subsidiary Owned Real Property.

“Transferred Subsidiary Shares” means the outstanding shares of capital stock or other equity interests of the Transferred Subsidiaries.

“Transferred Trademarks” means the Trademarks set forth on Section 2.2(b)(ii) of the Seller Disclosure Letter, as may be updated prior to the Closing pursuant to Section 5.16(a).

“Transition” has the meaning set forth in Section 5.26.

“Transition Plan” has the meaning set forth in Section 5.26.

“Transition Services Agreement” means the transition services agreement in the form attached hereto as Exhibit B.

“Transitional Period” has the meaning set forth in Section 5.14.

“Treasury Regulations” means the United States Department of the Treasury regulations promulgated under the Code.

“TUPE Employees” means, as of any determination time, each Applicable Employee employed in (a) a country that is a member of the European Union, (b) Mexico, (c) Singapore, (d) Turkey, (e) Ukraine or (f) the United Kingdom.

“WARN” means the Worker Adjustment and Retraining Notification Act.

“Willful Breach” means a breach of this Agreement that is the consequence of a deliberate act or omission by a Party hereto or thereto with the actual knowledge that the taking of such act or failure to take such act would be a breach of this Agreement.

“VAT” means any value added Tax, goods and services Tax or similar Taxes, including any value added Tax within the meaning of European Council Directive 2006/112/EC as transposed into the applicable Law of the relevant member state and any other similar turnover Tax in any other relevant non-EU jurisdiction, together with all interest, penalties and additions imposed with respect to such amounts.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Article II

PURCHASE AND SALE OF THE BUSINESS

Section 2.1 Purchase and Sale of the Shares. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall, and shall cause the Seller Entities to, Transfer to Buyer or, subject to Section 2.12, one or more of its Subsidiaries, and Buyer shall purchase, all of Seller’s and each Seller Entity’s respective right, title and interest in and to the Transferred Subsidiary Shares, free and clear of all Encumbrances (other than restrictions on the transferability of securities arising under applicable securities Laws and Encumbrances incurred as a result of actions taken by Buyer or its Affiliates).

Section 2.2 Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, at the Closing, (a) Seller shall, and shall cause the applicable Seller Entities to, Transfer to Buyer or, subject to Section 2.12, one or more of its Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances, and (b) Buyer shall purchase from Seller or the applicable Seller Entities, all of Seller’s and the Seller Entities’ respective right, title and interest in and to the following assets, rights, and properties of every kind and nature, whether tangible or intangible, real or personal, and wherever located, except to the extent that they are Excluded Assets, in each case, to the extent owned, licensed or leased by Seller or such Seller Entities as of the Closing (collectively, the “Transferred Assets”):

(a)
all Transferred Contracts;
(b)
all Transferred IP, including all rights of priority and renewals, all rights to sue for past, present, or future infringement, misappropriation or other violation thereof, and to retain any damages and profits due or accrued for any such past, present or future infringement, misappropriation or other violation;
(c)
all Transferred Software;
(d)
all Fixtures and Equipment Related to the Business located at the Transferred Real Property and the Fixtures and Equipment set forth on Section 2.2(d) of the Seller Disclosure Letter (even if not Related to the Business or otherwise primarily used in the Business);
(e)
all Other Business Fixtures and Equipment;
(f)
all Assigned Leases;
(g)
all Owned Real Property;
(h)
originals or, to the extent originals are not available by reason other than that such originals are Excluded Books and Records, copies of all Books and Records that are located at the Owned Real Properties or the Leased Real Property and copies of all other Books and Records (but not, for the avoidance of doubt, such Books and Records themselves); provided, that Seller shall be entitled to retain, subject to the confidentiality and use provisions set forth in Section 5.12(b), copies of Books and Records relating to Tax, accounting or legal matters or otherwise required to be retained pursuant to applicable Law;
(i)
all goodwill, if any, to the extent Related to the Business;
(j)
all Actions, causes of action, defenses, rights of set-off, rights of subrogation and all other similar rights of Seller or any of its Subsidiaries against any Person (regardless of whether or not such Actions and causes of action have been asserted by the Seller Entities) to the extent Related to the Business or related to the Transferred Assets, the Assumed Liabilities or the ownership, use, function or value of any Transferred Asset, whether arising by way of counterclaim or otherwise, whether known or unknown, absolute or contingent, matured or unmatured, determined or undeterminable, and all rights to indemnification, rights of contribution, rights to refunds, rights of reimbursement and all other rights of recovery, possessed by Seller or any Seller Entity (regardless of whether such rights are currently exercisable) in connection thereto, except to the extent related to the Seller Retained IP;
(k)
all Inventory;
(l)
all rights in and assets of the Assumed Plans;

(m)
all credits, prepaid expenses, deferred charges, advance payments, refunds, rebates (including vendor or supplier rebates), security deposits, prepaid items and duties (other than prepaid insurance) to the extent Related to the Business or related to a Transferred Asset;
(n)
to the extent their Transfer is permitted by Law, all Permits and all applications therefor, if any, held by or on behalf of any Seller Entity that are Related to the Business, except Commingled Permits;
(o)
with respect to each Transferred Subsidiary and solely to the extent in possession of any Seller Entity, any organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, registers, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of such Transferred Subsidiary, in each case, to the extent applicable for such Transferred Subsidiary;
(p)
the Texas Shared Assets (even if not Related to the Business or otherwise primarily used in the Business); and
(q)
all other assets, rights and properties Related to the Business not expressly covered in clauses (a) through (p) of this Section 2.2, other than assets that would be included in such clauses (a) through (p) were it not for the qualifications, exceptions and limitations set forth therein;

provided, that, for the avoidance of doubt, the Transferred Assets shall not include any assets of the Transferred Subsidiaries that would otherwise be Transferred Assets pursuant to this Section 2.2.

Section 2.3 Excluded Assets. Seller and the Seller Entities shall retain all of their existing assets, properties, rights, title and interests in and to, and there shall be excluded from the Transfer to Buyer hereunder, and the Transferred Assets shall not include the following (collectively, the “Excluded Assets”):

(a)
all Cash and Restricted Cash, bank accounts and lockboxes of Seller and the Seller Entities;
(b)
subject to Section 5.8(b), all Insurance Policies and binders of Seller and the Seller Entities, and all rights of action, lawsuits, benefits, claims, demands, rights of recovery and set-off, and proceeds, under or with respect to such Insurance Policies;
(c)
all Intellectual Property owned by Seller or any of its Affiliates (other than the Transferred IP), including the Retained Names, any Intellectual Property in or to the technologies described on Section 2.3(c) of the Seller Disclosure Letter, and any Seller Licensed IP (collectively, the “Seller Retained IP”), including all rights of priority and renewals, all rights to sue for past, present, or future infringement, misappropriation or other violation thereof, and to retain any damages and profits due or accrued for any such past, present or future infringement, misappropriation or other violation;
(d)
all Excluded Books and Records, wherever located;

(e)
any asset which is not included as a Transferred Asset by virtue of the provisions of Section 2.2(a)-(q) by virtue of the express limitations set forth therein;
(f)
all Tax assets (including duty and tax refunds and prepayments) of Seller or its Affiliates (other than any Transferred Subsidiary);
(g)
all rights in connection with and assets of the Benefit Plans and any other employee benefit or compensation plan, program, policy, agreement or arrangement sponsored or maintained by Seller or its Affiliates (other than the Assumed Plans);
(h)
all invoices, shipping documents, purchase orders and other preprinted business forms that do not have any Transferred Trademark thereon and are not Related to the Business;
(i)
all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent not related to a Transferred Asset or Transferred Subsidiary;
(j)
all Intracompany Receivables;
(k)
all licenses to Seller or any of its Affiliates with respect to Software and related databases and all Seller Owned Software;
(l)
all corporate-wide or division-wide systems, properties and assets, including management information systems and software, computer and communications systems and software and related third-party software, internet protocol address spaces, voicemail, and messaging systems and related Intellectual Property and technology and assets, including the assets that shall be utilized by Seller in providing services to Buyer under the Transition Services Agreement;
(m)
all confidential communications between Seller and any of its Affiliates and its legal counsel and other advisors solely to the extent arising out of or relating to the negotiation, execution or delivery of this Agreement or the Transaction (or the sales process relating to the potential sale of the Business), including any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, in each case, including information or files in any format in connection therewith;
(n)
other than the Transferred Subsidiary Shares, any shares or other interests in any Person or any securities of any Person;
(o)
subject to Section 5.18, all Commingled Contracts;
(p)
all Contracts between the Seller and/or its Affiliates, on the one hand, and any product or service supplier, provider, vendor, contractor, or subcontractor, on the other hand, that serve or are otherwise related to the PSA Sites (including, for the avoidance of doubt, such Contracts that are Related to the Business);
(q)
subject to Section 5.19, all Commingled Permits;

(r)
all Contracts solely between Seller and any of its Affiliates (other than the Transferred Subsidiaries) or between Affiliates of Seller (other than the Transferred Subsidiaries), whether arising before, on or after the Closing Date;
(s)
all rights of, and all consideration received by, Seller and its Affiliates (other than the Transferred Subsidiaries) pursuant to, and all rights of Seller and its Affiliates (other than the Transferred Subsidiaries) under, this Agreement or any Ancillary Agreement, subject to the terms hereof and thereof;
(t)
all assets set forth on Section 2.3(t) of the Seller Disclosure Letter;
(u)
all accounts receivable of the Business (other than accounts receivable of the Transferred Subsidiaries); and
(v)
all Actions available to or being pursued by Seller or any Seller Entity to the extent related to any Excluded Assets or Excluded Liabilities, whether arising by way of counterclaim or otherwise, whether known or unknown, absolute or contingent, matured or unmatured, determined or undeterminable.

Section 2.4 Assumption of Liabilities. On the terms and subject to the conditions set forth herein, in addition to the Purchase Price and as additional consideration for the Transferred Assets and the Transferred Subsidiary Shares, effective as of the Closing, Buyer or, subject to Section 2.12, one or more of its Subsidiaries shall assume and agrees to thereafter pay, discharge and perform when due or payable all the Assumed Liabilities. Buyer hereby guarantees to Seller the payment, discharge and performance when due and/or payable of all Assumed Liabilities assumed by any Subsidiary of Buyer.

Section 2.5 Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement, Seller and its Affiliates shall retain, and Buyer and its Affiliates shall not assume, any Excluded Liability, and, as between Buyer and Seller, Seller and its Affiliates shall be responsible for, and shall pay, discharge and perform when due or payable, all Excluded Liabilities.

Section 2.6 Purchase Price. On the terms and subject to the conditions set forth herein, in consideration for the sale of the Transferred Assets and the Transferred Subsidiary Shares, and in addition to the assumption of the Assumed Liabilities, Buyer (for itself and, subject to Section 2.12, on behalf of one or more of its Subsidiaries) shall pay to Seller (for itself and on behalf of the applicable Seller Entities) an amount in cash equal to the Estimated Purchase Price, subject to adjustment pursuant to Section 2.7 (such amount, as may be adjusted, the “Purchase Price”), and the Purchase Price shall be allocated among the applicable Seller Entities in accordance with Section 2.13. The Purchase Price shall be estimated at the Closing pursuant to Section 2.7(a) and subject to adjustment after the Closing pursuant to Section 2.7(b).

Section 2.7 Purchase Price Adjustment.

(a)
Closing Estimate.

(i)
Delivery of the Estimated Closing Statement. At least five Business Days prior to the Closing Date, Seller shall deliver to Buyer an Estimated Closing Statement, together with supporting documentation used by Seller in calculating the amounts set forth therein. The Estimated Closing Statement shall also set forth wire transfer instructions for the payment of the Estimated Purchase Price to Seller.
(ii)
Access to Information. From and after delivery of the Estimated Closing Statement until the determination of the Final Closing Statement, Seller shall, and shall cause its Affiliates to, upon reasonable prior notice from Buyer and subject to execution of customary work paper access letters if requested by accountants of Seller, (A) provide Buyer and its authorized representatives, in connection with Buyer’s review of the Estimated Closing Statement, preparation of the Post-Closing Statement and any dispute arising therefrom, with access during normal business hours to the facilities, books and records and work papers of Seller and the Seller Entities as they reasonably relate to the Business and (B) cooperate with and assist Buyer and its authorized representatives in connection with the review of such materials, including by making available its employees, accountants and other personnel to the extent reasonably requested. For the avoidance of doubt, access to facilities, books, records, work papers, employees, accountants and other personnel pursuant to this Section 2.7(a)(ii) shall not result in an obligation to reimburse any of Seller’s expenses.
(iii)
Objection to the Estimated Closing Statement and Resolution of Disputes. If Buyer notifies Seller in writing of an objection to the Estimated Closing Statement or any of the amounts included in the calculation of the Estimated Purchase Price set forth therein (which written notice shall include the specific items in the Estimated Closing Statement that are in dispute and the nature and amount of any disagreement so identified) prior to the Business Day immediately prior to the Closing Date, then Buyer and Seller shall seek in good faith to agree to revisions to the Estimated Closing Statement to resolve such objection and Seller shall update and redeliver the Estimated Closing Statement to reflect any such agreements no later than the Business Day immediately prior to the Closing Date. If Buyer has validly provided notice of an objection to the Estimated Closing Statement pursuant to this Section 2.7(a)(iii) and Buyer and Seller fail to mutually agree upon revisions to the Estimated Closing Statement on or prior to the Business Day immediately prior to the Closing Date, then: (A) neither Buyer nor Seller shall delay the Closing because of such failure; and (B) the amounts set forth in the Estimated Closing Statement to which Buyer objects, without any adjustment, shall be the amounts used in the determination of the Estimated Purchase Price. The agreement of the Parties to revisions to the Estimated Closing Statement or the failure of the Parties to agree to such revisions shall not constitute a waiver or limitation of a Party’s rights and obligations pursuant to Section 2.7(b).
(b)
Post-Closing Determination.
(i)
Delivery of the Post-Closing Statement. No later than 90 days after the Closing Date, Buyer shall deliver to Seller a Post-Closing Statement, together with supporting documentation used by Buyer in calculating the amounts set forth therein.

(ii)
Access to Information. From and after delivery of the Post-Closing Statement until the determination of the Final Closing Statement, Buyer shall, and shall cause its Affiliates to, upon reasonable prior notice from Seller and subject to execution of customary work paper access letters if requested by accountants of Buyer (A) provide Seller and its authorized representatives, in connection with Seller’s review of the Post-Closing Statement, with access during normal business hours to the facilities, books and records and work papers of the Business and (B) cooperate with and assist Seller and its authorized representatives in connection with the review of such materials, including by making available its employees, accountants and other personnel to the extent reasonably requested. For the avoidance of doubt, access to facilities, books, records, work papers, employees, accountants and other personnel pursuant to this Section 2.7(b)(ii) shall not result in an obligation to reimburse any of Buyer’s expenses.
(iii)
Notice of Objection. If Seller has any objection to the Post-Closing Statement or any of the amounts included in the calculation of the Purchase Price set forth therein, it shall deliver to Buyer a written statement setting forth in reasonable detail the particulars of such disagreement, including the specific items in the Post-Closing Statement that are in dispute and the nature and amount of any disagreement so identified (such written statement, a “Notice of Objection”), no later than 60 days after its receipt of the Post-Closing Statement, provided, that such period shall be tolled and extended to account for any delay or failure by Buyer to provide reasonable access pursuant to Section 2.7(b)(ii) (such 60-day period, as may be extended, the “Review Period”). If Seller delivers a Notice of Objection to Buyer within the Review Period, Seller and Buyer shall work in good faith to resolve Seller’s objections within the 30-day period following the delivery of the Notice of Objection. Seller shall be deemed to have agreed with all items and amounts contained in the Post-Closing Statement that are not specifically disputed in the Notice of Objection. If Seller fails to deliver a Notice of Objection within the Review Period, the Post-Closing Statement shall be deemed to have been accepted by Seller and shall be deemed final and binding upon all of the Parties and shall be deemed the Final Closing Statement.
(iv)
Selection of the Accountant. In the event that Seller and Buyer are unable to resolve in writing any of Seller’s objections in the Notice of Objection within the 30-day period (or such longer period as may be agreed by Buyer and Seller) after the delivery of such Notice of Objection, the resolution of all of such unresolved objections (“Disputed Items”) shall be submitted to Deloitte & Touche LLP (or such other accounting or consulting firm of recognized national standing in the United States as may be mutually selected by Buyer and Seller), which shall resolve such objections and determine the Post-Closing Adjustment Amount. If, within 15 days after the end of the 30-day period, Deloitte & Touche LLP is not willing and able to serve in such capacity and Buyer and Seller otherwise fail to appoint an alternative accounting firm mutually selected by Buyer and Seller, then Seller shall deliver to Buyer a list of three independent accounting or consulting firms of recognized national standing in the United States and Buyer shall select one of such three accounting firms (such firm ultimately selected pursuant to the aforementioned procedures being the “Accountant”). Seller and Buyer shall execute any agreement reasonably required by the Accountant for its engagement hereunder.

(v)
Submission of Disputed Items. Each of Buyer and Seller shall, promptly (but in any event within ten Business Days) following the formal engagement of the Accountant, provide the Accountant with a single written submission setting forth its respective calculations of and assertions regarding the Disputed Items (which submissions the Accountant shall promptly distribute to the other Party) and upon receipt thereof, each of Seller and Buyer shall be entitled (no later than ten Business Days following receipt of the other Party’s initial submission) to submit to the Accountant a single written response to such other Party’s initial submission setting forth such Party’s objections or rebuttals to the calculations and/or assertions set forth in such initial submission (which responses the Accountant shall promptly distribute to the other applicable Party). There shall be no ex parte communications between Seller (or its representatives) or Buyer (or its representatives), on the one hand, and the Accountant, on the other hand, relating to the Disputed Items and unless requested by the Accountant in writing, no Party shall present any additional information or arguments to the Accountant, either orally or in writing.
(vi)
Accountant’s Determination. The Accountant shall be instructed to render its determination with respect to the Disputed Items no later than 30 days following the formal engagement of the Accountant (or such longer period as mutually agreed by the Parties). The Accountant shall act as an expert and not as an arbitrator to determine solely the Disputed Items based solely on the submissions and responses of Buyer, on the one hand, and Seller, on the other hand, without independent investigation and in accordance with the Accounting Principles. In resolving any disputed amount in connection with its determination of the Post-Closing Adjustment Amount, the Accountant shall not assign a value to any item greater than the greater value for such item claimed by either Party or less than the smaller value for such item claimed by either Party. The Parties agree that the determination of the Accountant with respect to any Disputed Items is not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purposes of determining the Purchase Price, and the Accountant shall not conduct an independent investigation but shall instead base its determination on the written submissions of the Parties delivered pursuant to this Section 2.7(b)(vi) with respect to the Disputed Items. The determination of the Accountant pursuant to this Section 2.7(b)(vi) shall be binding and final for purposes of this Agreement, absent Fraud or manifest error. The Post-Closing Statement resulting from the determinations with respect to the Disputed Items made by the Accountant pursuant to this Section 2.7(b)(vi) shall be deemed the Final Closing Statement.
(vii)
Accountant’s Fees and Expenses. The Accountant shall allocate its fees and expenses between Buyer and Seller based upon the percentage of the contested amount submitted to the Accountant that is ultimately awarded to Buyer, on the one hand, or Seller, on the other hand, such that Buyer bears a percentage of such fees and expenses equal to the percentage of the contested amount awarded to Seller and Seller bears a percentage of such fees and expenses equal to the percentage of the contested amount awarded to Buyer. For the avoidance of doubt, the fees and disbursements of the representatives of each Party incurred in connection with the preparation or review of the

Post-Closing Statement and any Notice of Objection as well as any submissions and responses to the Accountant, as applicable, shall be borne by such Party.
(c)
Payment of Post-Closing Adjustment Amount. Within five Business Days following the determination of the Final Closing Statement:
(i)
Buyer shall pay (or cause to be paid) to Seller (for itself and on behalf of the applicable Seller Entities) an amount equal to the Post-Closing Adjustment Amount, if the Post-Closing Adjustment Amount is a positive number;
(ii)
Seller shall pay (or cause to be paid) an amount to Buyer equal to the absolute value of the Post-Closing Adjustment Amount, if the Post-Closing Adjustment Amount is a negative number; and
(iii)
neither Buyer nor Seller shall have any payment obligation pursuant to this Section 2.7(c) if the Post-Closing Adjustment Amount is zero.

Any payment made pursuant to this Section 2.7(c) shall be made by wire transfer of immediately available funds, pursuant to the instructions previously delivered by Buyer or Seller, as applicable. Any such payment shall, for Tax purposes, be deemed to be an adjustment to the consideration payable to Seller and shall be taken into account in the Purchase Price Allocation Schedule pursuant to Section 2.13.

(d)
Exclusive Remedy. Notwithstanding anything to the contrary set forth in this Agreement, the process set forth in this Section 2.7 shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be included or reflected in the calculation of the Purchase Price, except in the case of Fraud in the making of the representations and warranties in Article III.

Section 2.8 Closing. The closing of the purchase and sale of the Transferred Assets and Transferred Subsidiary Shares and the assumption of the Assumed Liabilities (the “Closing”) shall occur at 10:00 a.m., New York City time, on the first Business Day of the month immediately following the date that is five Business Days after the date on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) has been satisfied or waived, either (a) remotely via electronic exchange of documents and signatures, (b) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, or (c) at such other date and time and place or in such other manner as the Parties may mutually agree in writing. The date on which the Closing occurs is called the “Closing Date.”

Section 2.9 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)
an amount in cash equal to the Estimated Purchase Price, in immediately available funds by wire transfer to an account or accounts which have been designated by Seller at least two Business Days prior to the Closing Date;
(b)
a duly executed counterpart of each of the Ancillary Agreements;

(c)
the certificate to be delivered pursuant to Section 6.3(c); and
(d)
such other instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities and the assignment of the Transferred Assets, in each case duly executed by Buyer or the applicable Buyer Ancillary Counterparty.

Section 2.10 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)
(i) in respect of the Japanese Subsidiary, copies of the duly executed request for a change in the shareholder register of the Japanese Subsidiary to reflect, and the resolution of the board of directors of the Japanese Subsidiary to approve, the transfer of the Transferred Subsidiary Shares of the Japanese Subsidiary, in forms reasonably satisfactory to Buyer, together with the corresponding share certificates, and (ii) in respect of the Australian Subsidiary, a duly executed counterpart of the Australian Share Transfer Deed;
(b)
a duly executed certification that Seller is not a foreign Person within the meaning set forth in Treasury Regulations Section 1.1445-2(b)(2)(iii)(A); it being understood that notwithstanding anything to the contrary set forth in this Agreement, if Seller fails to provide Buyer with such certification, Buyer’s sole remedy shall be to withhold the requisite amount from the Estimated Purchase Price pursuant to Section 1445 of the Code and the applicable Treasury Regulations;
(c)
a duly executed counterpart of each of the Ancillary Agreements;
(d)
the certificate to be delivered pursuant to Section 6.2(c);
(e)
evidence reasonably satisfactory to Buyer of the consent of JPMorgan Chase Bank, N.A. to the full release of the NGT Pledge and the return of the share certificates related thereto;
(f)
termination deed duly executed by, among other parties, Australia and New Zealand Banking Group Limited, 1835 Funding Pty Ltd (in its personal capacity and in its capacity as trustee of the SPT Trust), ANZ Fiduciary Services Pty Ltd in its capacity as trustee of the Security Trust and Goodyear Australia, in respect of the 2017 SPT Series funding program, pursuant to which 1835 Funding Pty Ltd (in its personal capacity and in its capacity as trustee of the SPT Trust) and ANZ Fiduciary Services Pty Ltd in its capacity as trustee of the Security Trust agree to release any security interest registered on the Australian Personal Property Securities Register over the assets of Goodyear Australia and the Australian Subsidiary relating to the 2017 SPT Series funding programme (including registrations 201201300129826, 201201300132534, 201712190036692, 201201300137644, 201201300140277 and 201712190037363; and
(g)
such other instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Buyer, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities and the effective assignment of the Transferred Assets, in each case duly executed by Seller or the applicable Seller Ancillary Counterparty.

Section 2.11 Nonassignability of Assets.

(a)
Notwithstanding anything to the contrary set forth in this Agreement, to the extent that the Transfer or attempted Transfer to Buyer of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom (including any Transferred Liability) is (i) prohibited by any applicable Law or (ii) without a Permit or Consent would (A) constitute a breach or other contravention thereof, (B) subject Seller, Buyer, or any of their respective officers, directors, agents or Affiliates, to civil or criminal liability, (C) be ineffective, void or voidable or (D) adversely affect the rights or obligations thereunder of Seller, Buyer or any of their respective officers, directors, agents or Affiliates and such Permit or Consent has not been obtained prior to the Closing, then in each case the Closing shall proceed without the Transfer of such asset. In the event the Closing proceeds without the Transfer of any such asset, then such asset shall be regarded as a Transferred Asset for purposes of the calculations required under Section 2.7 if such asset is a Current Asset. For a period of 12 months after the Closing, the Parties shall use their commercially reasonable efforts to promptly obtain the Permit or Consent required to Transfer such Transferred Asset to the Buyer. Pending obtaining such Permit or Consent, Seller and Buyer shall use their commercially reasonable efforts to cooperate with each other to agree to any reasonable and lawful arrangements designed to provide Buyer with all claims, rights and benefits of such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to Buyer to the extent contractually permissible. Once the required Permit or Consent is obtained, Seller shall, or shall cause the relevant Affiliates to, Transfer such asset to Buyer at no additional cost to Buyer. Seller shall not have any Liability to Buyer arising out of or relating to the failure to obtain any such Permit or Consent that may be required in connection with the Transaction by this Agreement or the Ancillary Agreements or because of any circumstances resulting therefrom. For so long as Seller holds any Transferred Asset in compliance with Buyer’s instructions and provides to Buyer (to the extent contractually permissible) all claims, rights and benefits of any such Transferred Assets pursuant to an arrangement described in this Section 2.11, Buyer shall indemnify and hold harmless Seller from and against all Losses incurred or asserted as a result of Seller’s post-Closing direct or indirect ownership, management or operation of any such Transferred Assets but only if and to the extent the claims, rights and benefits thereof have been passed through to Buyer. To the extent permitted by Law and contractually permissible, the conveyance, transfer, assignment, delivery, subcontract or allocation of any such Transferred Asset to Buyer shall be treated as occurring immediately prior to the Closing.
(b)
In furtherance of the covenants of the Parties set forth in Section 2.11(a), Buyer shall, or shall cause its designated Affiliates to, take all commercially reasonable actions and execute, acknowledge and deliver all documents as are reasonably necessary to facilitate the Transfer of the Transferred Assets and assumption of the Assumed Liabilities, whether before or after the Closing Date, including the establishment and registration of legal entities in applicable jurisdictions as may be reasonably necessary and permitted by Law to operate the Business from and following the Closing Date.
(c)
As promptly as practicable following the execution and delivery of this Agreement, Seller shall, and shall cause each of its Affiliates to, commence the process of building and installing replacements (the “Replacement Molds”) of the molds set forth as item 6 on Section 2.2(d) of the Seller Disclosure Letter (the “Transferred Molds”) for use in a facility at which Seller produces OTR Tire Products for Buyer under the Product Supply Agreement (a “Production Facility”). Seller shall take (or cause to be taken) all necessary actions to relocate the Transferred Mold that has been replaced by such Replacement Mold to a Production Facility, at Seller’s cost and expense, at which time title and possession of such Transferred Mold shall be Transferred to Buyer, free and clear of all Encumbrances other than Permitted Encumbrances, for no additional consideration. Until such time as the relocation and installation of each Transferred Mold in the Production Facility is completed, Seller shall, and shall cause its applicable Affiliates to, (i) retain possession of, and legal title to, such Transferred Mold, subject to Section 2.15(c), and (ii) use reasonable best efforts to ensure that Buyer has continuity of supply as determined in Seller’s reasonable discretion, whether by supplying and producing the OTR Tire Products manufactured on the Transferred Molds as of the Execution Date to Buyer and its Affiliates in accordance with, and subject to, the terms of the Product Supply Agreement without additional cost to Buyer (in excess of the applicable cost under the Product Supply Agreement), the availability of an operating Replacement Mold for such Transferred Mold at Sites, the relocation of such Transferred Mold to another Site, making available excess inventory at no additional cost to Buyer (in excess of the applicable cost under the Product Supply Agreement), and/or some combination thereof.

Section 2.12 Affiliate Acquisitions. Notwithstanding anything to the contrary set forth in this Agreement, Buyer may, subject to Seller’s consent, which shall not be unreasonably conditioned, withheld or delayed, elect to have any or all of the Transferred Assets or Transferred Subsidiary Shares transferred to, or any of the Assumed Liabilities assumed by, one or more of its Subsidiaries so long as no such election results in any greater cost or obligation (including, for the avoidance of doubt, any withholding Taxes that reduce amounts paid to Seller) than Seller or any Seller Entity would otherwise have had; provided, however, that (a) no such election shall relieve Buyer of any of its obligations to Seller and its Affiliates hereunder with respect to the Assumed Liabilities or otherwise, and (b) the Parties agree that Buyer shall have the right (but not the obligation) to elect, without Seller’s consent, to designate any of the Subsidiaries of Buyer listed on Section 2.12 of the Seller Disclosure Letter to acquire any or all of the Transferred Assets or Transferred Subsidiary Shares and/or assume any or all of the Assumed Liabilities, so long as notice of such election is provided to Seller no less than ten Business Days prior to the anticipated Closing Date.

Section 2.13 Allocation of the Purchase Price.

(a)
The Parties shall cooperate in good faith to agree within thirty (30) days after the Closing on the allocation of the Estimated Purchase Price and any additional amounts treated as consideration under this Agreement including among the Transferred Subsidiary Shares, the Transferred Assets, and the covenants and agreements set forth herein and in the Ancillary Agreements (the “Initial Purchase Price Allocation Schedule”); provided, however, that such Initial Purchase Price Allocation Schedule shall be in substantial conformity with the principles and approximate indicative allocations set forth in Exhibit M.
(b)
If an agreement is reached between Seller and Buyer on the Initial Purchase Price Allocation Schedule, the Parties shall continue to cooperate in good faith to agree on the allocation of the Purchase Price (as finally determined pursuant to Section 2.7) and any additional amounts treated as consideration under this Agreement, but only to the extent such items or amounts relate to the Post-Closing Adjustment Amount, including among the Transferred Subsidiary Shares, the Transferred Assets, and the covenants and agreements set forth herein and in the Ancillary Agreements until the date that is thirty (30) days after the Final Closing Statement has been determined in accordance with Section 2.7(b) (the “Final Purchase Price Allocation Schedule”); provided, however, that such Final Purchase Price Allocation Schedule shall be consistent with the Initial Purchase Price Allocation Schedule, Section 1060 of the Code and the Treasury Regulations promulgated thereunder and other applicable Tax Law.
(c)
If an agreement is reached between Seller and Buyer on the Final Purchase Price Allocation Schedule:
(i)
Such Final Purchase Price Allocation Schedule shall be binding on the Parties without further adjustment, absent manifest error.
(ii)
No Party shall take, or permit any of its Affiliates to take, any position inconsistent with the Final Purchase Price Allocation Schedule for any applicable Tax purpose, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law); provided, however, that no such determination shall have any impact on the Purchase Price and the Parties hereby agree that no adjustment shall be made to any such payment.
(iii)
To the extent that any payments are made under this Agreement after the Final Purchase Price Allocation Schedule is finalized that are treated as additional consideration or an adjustment to consideration paid for applicable Tax purposes, such amounts shall be allocated consistently with the Final Purchase Price Allocation Schedule.
(iv)
Any further allocations of Purchase Price determined under Local Transfer Documents shall be consistent with the Final Purchase Price Allocation Schedule.

Section 2.14 Withholding Taxes. The Parties shall be entitled to deduct and withhold any Taxes required to be withheld under applicable Law from any amounts paid under this Agreement; provided, however, the Party entitled to deduct and withhold shall use commercially reasonable efforts to provide to the Party entitled to payment at least 15 Business Days prior notice of any amounts subject to withholding (which notice shall include the basis and method of calculation of the proposed deduction or withholding, which deduction or withholding shall not exceed the minimum amount required by the applicable Law) and shall reasonably cooperate with such Party to eliminate or minimize to the greatest extent practicable any such deduction or withholding. Upon reasonable request, Seller or Buyer, as applicable, shall complete and provide to Buyer or Seller, as applicable, any governmental form, receipt or document required in connection with payments made pursuant to this Agreement that Buyer or Seller, as the case may be, is legally able to provide, including, but not limited to, proof of payment of withholding Taxes or any form of certification required in order to reduce or eliminate any otherwise required withholding Tax. To the extent Taxes are so deducted and withheld and paid over to the applicable Governmental Entity, such amounts will be treated for all purposes under this

Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.15 Local Transfer Documents.

(a)
The Parties shall negotiate in good faith as soon as reasonably practicable after the date hereof (and in any event prior to the Closing) to enter into any agreement, transfer document or other instrument necessary to give effect to the transfer of title of any Transferred Subsidiary Shares or Transferred Assets, or to effectuate the assumption of the Assumed Liabilities, in any jurisdictions outside of the United States, including the Australian Share Transfer Deed (the “Local Transfer Documents”). The Parties agree that, subject to Section 2.15(b), any Local Transfer Document shall include only such provisions as are required by applicable Law to give effect to such transfer and assumption or that relate to Tax matters for jurisdictions outside of the United States (including allocation of Purchase Price for such purposes) and shall not enlarge or modify the rights or remedies of the Parties with regard to such transfers and assumptions beyond those rights and obligations arising under this Agreement.
(b)
The Parties acknowledge and agree that the Australian Share Transfer Deed shall include mutually agreed provisions (on customary terms) relating to the removal of the Australian Subsidiary from the Australian Deed of Cross Guarantee.
(c)
If and to the extent requested by Buyer at least thirty (30) days prior to Closing, the Parties shall defer the transfer of title to any Transferred Assets located at PSA Sites in any of the jurisdictions set forth on Section 2.15(c) of the Seller Disclosure Letter until the earlier of (i) the end of the term of the PSA with respect to the applicable PSA Site at which such Transferred Assets are located or (ii) the relocation of the Transferred Asset, at which time the Parties shall then transfer such title (such earlier time, as it relates to each PSA Site, the “Applicable Delayed Transfer Date”). From the Closing until the Applicable Delayed Transfer Date, (x) Seller shall, and shall cause the Seller Entities to, retain, and not Transfer to any other Person, title to the assets that are the subject of such deferral, and (y) subject to the obligations of the parties to the Product Supply Agreement, Seller and Buyer shall use their commercially reasonable efforts to cooperate with each other to agree to any reasonable and lawful arrangements designed to provide Buyer with all claims, rights and benefits of such asset and assume the economic burdens and obligations with respect thereto during such period and otherwise in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to Buyer to the extent contractually permissible. Notwithstanding any such deferral, (A) the Estimated Purchase Price shall be due in full at the Closing pursuant to Section 2.9(a) and any payment required of Buyer pursuant to Section 2.7(c) shall be paid in full at such time as required pursuant to Section 2.7(c), and (B) the Transferred Assets subject to such deferral shall still constitute Transferred Assets for all purposes hereunder.

Section 2.16 Certain Consultation Processes.

(a)
French Information and Consultation Process. Pursuant to applicable Laws, the applicable Employee Representatives are required to be informed and consulted in advance of any final decisions being taken by the Parties or such applicable Employee Representatives (the

“French Information and Consultation Process”) with respect to the proposed conveyance of the French Transferred Assets entailing the transfer of the French Employees.
(i)
On the terms and conditions set forth in the French Put Option Agreement, including the price specified therein (the “French Purchase Price”), Buyer has irrevocably offered to consummate the conveyance of the French Transferred Assets entailing the transfer of the French Employees. Notwithstanding anything to the contrary set forth in this Agreement, (A) the Parties expressly agree and acknowledge that Seller may in its absolute discretion decide whether or not to pursue the transactions set forth in the French Put Option Agreement, and (B) as of the date hereof, neither Seller nor any of its Affiliates is bound to transfer or procure the transfer of the French Transferred Assets entailing the transfer of the French Employees.
(ii)
In the event that the French Put Option Exercise occurs at or prior to the Closing, the conveyance of the French Transferred Assets entailing the transfer of the French Employees shall occur on the terms and subject to the conditions of this Agreement and the Local Transfer Document (if applicable) with effect from the date and time set forth in the French Put Option Exercise; provided, that such date and time shall not be prior to the Closing.
(iii)
Notwithstanding anything to the contrary set forth in this Agreement, unless and until Seller has executed and delivered to Buyer the French Put Option Exercise, which shall not occur until the end of the French Information and Consultation Process, (A) the provisions of this Agreement shall not be effective with respect to the conveyance of the French Transferred Assets entailing the transfer of the French Employees and (B) the Purchase Price shall be reduced by the French Purchase Price. It is understood and agreed that the Purchase Price assumes delivery of the executed French Put Option Exercise at or prior to Closing and therefore already includes the French Purchase Price.
(b)
Italian Information and Consultation Process. Pursuant to applicable Laws, the applicable Employee Representatives are required to be informed and consulted (the “Italian Information and Consultation Process”) in connection with the proposed conveyance of the Italian Transferred Assets entailing the transfer of the Italian Employees.
(i)
On the terms and conditions set forth in the Italian Put and Call Option Agreement, including the price specified therein (the “Italian Purchase Price”), Buyer has irrevocably offered to consummate the conveyance of the Italian Transferred Assets entailing the transfer of the Italian Employees. Notwithstanding anything to the contrary set forth in this Agreement but subject to the terms and conditions set forth in the Italian Put and Call Option Agreement, (A) the Parties expressly agree and acknowledge that Seller may in its absolute discretion decide whether or not to pursue the transactions set forth in the Italian Put and Call Option Agreement, and (B) as of the date hereof, neither Seller nor any of its Affiliates is bound to transfer or procure the transfer of the Italian Transferred Assets entailing the transfer of the Italian Employees.

(ii)
In the event that the Italian Put Option Exercise or the Italian Call Option Exercise occurs at or prior to the Closing, the conveyance of the Italian Transferred Assets entailing the transfer of the Italian Employees shall occur on the terms and subject to the conditions of this Agreement, the Italian Put and Call Option Agreement and the Local Transfer Document (if applicable) with effect from the date and time set forth in the Italian Put Option Exercise or Italian Call Option Exercise, as applicable; provided, that such date and time shall not be prior to the Closing.
(iii)
Notwithstanding anything to the contrary set forth in this Agreement, unless and until Seller has executed and delivered to Buyer the Italian Put Option Exercise which shall not occur until the end of the Italian Information and Consultation Process, (A) the provisions of this Agreement shall not be effective with respect to the conveyance of the Italian Transferred Assets entailing the transfer of the Italian Employees and (B) the Purchase Price shall be reduced by the Italian Purchase Price. It is understood and agreed that the Purchase Price assumes delivery of the executed Italian Put Option Exercise or the executed Italian Call Option Exercise at or prior to Closing and therefore already includes the Italian Purchase Price.
(c)
Netherlands Information and Consultation Process. Pursuant to applicable Laws, the applicable Employee Representatives are required to be informed and consulted in advance of any final decisions being taken by the Parties (the “Netherlands Information and Consultation Process”) with respect to the proposed conveyance of the Netherlands Business.
(i)
On the terms and conditions set forth in the Netherlands Put Option Agreement, including the price specified therein (the “Netherlands Purchase Price”), Buyer has irrevocably offered to consummate the conveyance of the Netherlands Business. Notwithstanding anything to the contrary set forth in this Agreement but subject to the terms and conditions set forth in the Netherlands Put Option Agreement, (A) the Parties expressly agree and acknowledge that Seller may in its absolute discretion decide whether or not to pursue the transactions set forth in the Netherlands Put Option Agreement, and (B) as of the date hereof, neither Seller nor any of its Affiliates is bound to transfer or procure the transfer of the Netherlands Business.
(ii)
In the event that the Netherlands Put Option Exercise occurs at or prior to the Closing, the conveyance of Netherlands Business shall occur on the terms and subject to the conditions of this Agreement and the Local Transfer Document (if applicable) with effect from the date and time set forth in the Netherlands Put Option Exercise; provided, that such date and time shall not be prior to the Closing.
(iii)
Notwithstanding anything to the contrary set forth in this Agreement, unless and until Seller has executed and delivered to Buyer the Netherlands Put Option Exercise or the Netherlands Put Option Exercise shall have been deemed exercised pursuant to the Netherlands Put Option Agreement, which shall not occur until the end of the Netherlands Information and Consultation Process, (A) the provisions of this Agreement shall not be effective with respect to the conveyance of the Netherlands Business, (B) the Netherlands Assets and Netherlands Liabilities shall not be considered Transferred Assets or Assumed Liabilities, as applicable, and (C) the Purchase Price shall be reduced by the Netherlands Purchase Price. Upon delivery to Buyer of the executed Netherlands Put Option Exercise or the deemed exercise of the Netherlands Put Option Exercise pursuant to the Netherlands Put Option Agreement, Article II shall be effective with respect to the Netherlands Business, the Netherlands Assets shall be included in the Transferred Assets and the Netherlands Liabilities shall be included in the Assumed Liabilities, as though, in each case, they had always been so included, and the Purchase Price shall no longer be reduced by the Netherlands Purchase Price. It is understood and agreed that the Purchase Price assumes delivery of the executed Netherlands Put Option Exercise at or prior to Closing and therefore already includes the Netherlands Purchase Price.
(d)
Swedish Information and Consultation Process. Pursuant to applicable Laws, the applicable Employee Representatives are required to be informed and consulted in advance of any final decisions being taken by the Parties (the “Swedish Information and Consultation Process”) with respect to the proposed conveyance of the Swedish Transferred Assets entailing the transfer of the Swedish Employees.
(i)
On the terms and conditions set forth in the Swedish Put Option Agreement, including the price specified therein (the “Swedish Purchase Price”), Buyer has irrevocably offered to consummate the conveyance of the Swedish Transferred Assets entailing the transfer of the Swedish Employees. Notwithstanding anything to the contrary set forth in this Agreement but subject to the terms and conditions set forth in the Swedish Put Option Agreement, (A) the Parties expressly agree and acknowledge that Seller may in its absolute discretion decide whether or not to pursue the transactions set forth in the Swedish Put Option Agreement, and (B) as of the date hereof, neither Seller nor any of its Affiliates is bound to transfer or procure the transfer of the Swedish Transferred Assets entailing the transfer of the Swedish Employees.
(ii)
In the event that the Swedish Put Option Exercise occurs at or prior to the Closing, the conveyance of the Swedish Transferred Assets entailing the transfer of the Swedish Employees shall occur on the terms and subject to the conditions of this Agreement and the Local Transfer Document (if applicable) with effect from the date and time set forth in the Swedish Put Option Exercise; provided, that such date and time shall not be prior to the Closing.
(iii)
Notwithstanding anything to the contrary set forth in this Agreement, unless and until Seller has executed and delivered to Buyer the Swedish Put Option Exercise or the Swedish Put Option Exercise shall have been deemed exercised pursuant to the Swedish Put Option Agreement, which shall not occur until the end of the Swedish Information and Consultation Process, (A) the provisions of this Agreement shall not be effective with respect to the conveyance of the Swedish Transferred Assets entailing the transfer of the Swedish Employees and (B) the Purchase Price shall be reduced by the Swedish Purchase Price. It is understood and agreed that the Purchase Price assumes delivery of the executed Swedish Put Option Exercise at or prior to Closing and therefore already includes the Swedish Purchase Price.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except (a) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Buyer by Seller on or prior to the Execution Date (the “Seller Disclosure Letter”), or (b) with respect to or in connection with any Excluded Asset or Excluded Liability (provided, the exception set forth in this clause (b) shall not apply to the representations and warranties in Section 3.4(b), Section 3.8, Section 3.9, Section 3.10, Section 3.12, Section 3.13(b), Section 3.17, Section 3.18, Section 3.19 and Section 3.20), Seller hereby represents and warrants to Buyer as of the Execution Date (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 3.1 Organization, Good Standing and Qualification. Seller, each Seller Entity, and each Transferred Subsidiary is (a) a legal entity duly organized and validly existing and (b) in good standing (to the extent such concepts are recognized under applicable Law) under the Laws of its respective jurisdiction of organization, except as it relates to this clause (b) in the case of the Seller Entities as has not had, and would not be reasonably likely to have, a Material Adverse Effect or to materially delay or materially impede the ability of Seller or any Seller Entity to perform its obligations under this Agreement or consummate the Transactions. Seller, each Seller Entity, and each Transferred Subsidiary (x) has all requisite corporate or similar power and authority to own, lease and operate Transferred Assets currently held by it and to carry on such portion of the Business as is presently conducted by it and (y) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of Transferred Assets or conduct of the Business conducted by it requires such qualification, except in the case of clause (y) where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be likely to have a Material Adverse Effect or to materially delay or materially impede the ability of Seller or any Seller Entity to perform its obligations under this Agreement or consummate the Transactions.

Section 3.2 Subsidiaries.

(a)
Seller has heretofore delivered to Buyer true, correct and complete copies of the certificate of incorporation and the bylaws (or similar organizational documents) of each of the Transferred Subsidiaries as presently in effect (the “Transferred Subsidiary Organizational Documents”). The execution, delivery and performance of this Agreement by the Transferred Subsidiaries do not, and performance of their respective obligations hereunder will not, constitute or result in a breach or violation of, or a default under, the Transferred Subsidiary Organizational Documents.
(b)
All of the Transferred Subsidiary Shares have been duly authorized, and are validly issued, fully paid and non-assessable (with respect to jurisdictions that recognize such concept) and were not issued in violation of any preemptive or similar rights. Seller or a Subsidiary of Seller has good and marketable title to all such Transferred Subsidiary Shares, free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities laws), and upon delivery by Seller and/or such Seller Entity of the Transferred

Subsidiary Shares at Closing, good and valid title to the Transferred Subsidiary Shares, free and clear of all Encumbrances other than restrictions on the transferability of securities arising under applicable securities Laws or Transferred Subsidiary Organizational Documents and Encumbrances incurred by Buyer or its Affiliates, shall pass to Buyer.
(c)
Except as expressly set forth in the Transferred Subsidiary Organizational Documents, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Transferred Subsidiaries are or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any such Transferred Subsidiary Shares, or any securities or obligations exercisable or exchangeable for or convertible into such Transferred Subsidiary Shares, or any “tag-along,” “drag-along” or similar rights with respect to such Transferred Subsidiary Shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as expressly set forth in the Transferred Subsidiary Organizational Documents, the Transferred Subsidiary Shares are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Transferred Subsidiary Shares.
(d)
No Transferred Subsidiary owns, directly or indirectly, any capital stock or other equity interests of any Person or has any direct or indirect equity or ownership interest in any business, or is a member of or participant in any partnership, joint venture or similar Person.

Section 3.3 Authority; Approval. Each of Seller and the Seller Ancillary Counterparties has all requisite corporate or other organizational power and authority to execute and deliver each of the Transaction Documents to which it is or shall be a party, to perform its obligations thereunder and to consummate the Transaction. The execution, delivery and performance of this Agreement by Seller and the consummation by it of the Transactions has been duly and validly authorized by all necessary corporate action on the part of Seller. The execution, delivery and performance of each of the Ancillary Agreements to which Seller or any Seller Ancillary Counterparty is or shall be a party has been, or at the Closing shall be, duly and validly authorized by all necessary corporate or other action on the part of such Person. This Agreement has been, and each of the Ancillary Agreements shall be at Closing, duly executed and delivered by Seller and each Seller Ancillary Counterparty party thereto and, when executed and delivered by Buyer and the other parties thereto, shall constitute a valid and binding agreement of Seller and each such Seller Ancillary Counterparty, enforceable against such Seller and each such Seller Ancillary Counterparty pursuant to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

Section 3.4 Governmental Filings; No Violations.

(a)
Other than (i) the filings and/or notices under the HSR Act and under any other Antitrust Law in the jurisdictions set forth on Section 3.4(a)(i) of the Seller Disclosure Letter, and (ii) the matters set forth on Section 3.4(a)(ii) of the Seller Disclosure Letter (clauses (i) and

(ii) together, the “Required Approvals”), no notices, reports or other filings are required to be made by Seller or any of the Seller Entities or Transferred Subsidiaries with, nor are any Permits required to be obtained by Seller or any of the Seller Entities or Transferred Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of the Transaction Documents by Seller or any Seller Entity or the consummation of the Transaction, except any such notice, report or other filing that the failure to make or obtain, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Material Adverse Effect or to materially delay or materially impede the ability of Seller or any Seller Entity to perform its obligations under this Agreement or consummate the Transactions.
(b)
The execution, delivery and performance by Seller and the Seller Ancillary Counterparties of the Transaction Documents to which they are a party do not and shall not, and the consummation of the Transaction shall not, conflict with, or result in any violation of or default (with or without notice, lapse of time, or both) under, or require any consent under, or give rise to any right of termination, cancellation, amendment or acceleration of any obligations under, or loss of rights, or result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Transferred Subsidiary Shares or the Transferred Assets under any provision of (i) the certificate of incorporation, bylaws or comparable governing documents of Seller or any Seller Ancillary Counterparty, (ii) any Material Contract binding upon Seller, the Transferred Subsidiaries or any Seller Entities, (iii) any Real Property Lease, and (iv) assuming (solely with respect to performance of the Transaction Documents and consummation of the Transaction) compliance with the Required Approvals and Labor Obligations, any Law to which Seller, the Transferred Subsidiaries or any Seller Entities, the Business and the Transferred Assets are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any such breach, violation, termination, default, creation or acceleration that, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Material Adverse Effect, or to materially delay or materially impede the ability of Seller or any Seller Entity to perform its obligations under this Agreement or consummate the Transaction.

Section 3.5 Financial Statements.

(a)
Section 3.5(a) of the Seller Disclosure Letter sets forth (i) the unaudited combined statements of net assets of the Business as of and for the fiscal years ending December 31, 2023 (the “Most Recent Statement of Net Assets” and the “Most Recent Statement of Net Assets Date”) and December 31, 2022 and the related unaudited combined statements of profit and loss for the 12-month periods then ended, and (ii) the audited balance sheets of the Japanese Subsidiary for the years ended as of December 31, 2023 and December 31, 2022 and the related audited statements of income, changes in equity and cash flows for the fiscal years then ended, including, in the case of clause (ii), the notes thereto (the statements described in clauses (i) and (ii) collectively, the “Financial Statements”).
(b)
The Financial Statements fairly present in all material respects the financial position and the results of operations of the Business for the period set forth therein, have been derived from the accounting records of Seller, the Seller Entities and the Transferred Subsidiaries, as applicable, and have been prepared in accordance with GAAP (or Japanese GAAP, in the case of the Financial Statements of the Japanese Subsidiary), except that (i) such accounting records do not contain all footnote disclosures required by GAAP (or (or Japanese

GAAP, in the case of the Financial Statements of the Japanese Subsidiary), as applicable) and (ii) such accounting records (and the allocations and estimations made by Seller in preparing such accounting records) (A) are not necessarily indicative of the costs that would have resulted if the Business had been operated on a standalone basis as of such dates or for such periods and (B) the Business has received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions and (C) may not be indicative of any such costs to Buyer that will result following the Closing.
(c)
The Seller and its Subsidiaries maintain and have maintained for all periods covered by the Financial Statements, internal accounting controls sufficient, in all material respects, to provide reasonable assurance (i) regarding the reliability of Seller’s and the Seller Entities’ and Transferred Subsidiaries’ financial reporting and the preparation of the Financial Statements in accordance with GAAP (or Japanese GAAP, in the case of the Financial Statements of the Japanese Subsidiary), (ii) that transactions are executed in accordance with the appropriate officer’s general or specific authorization, (iii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability of assets and (iv) that access to the material property and assets of the Business is permitted in accordance with management’s general or specific authorization. Since January 1, 2021, none of Seller or its Subsidiaries or, to the Knowledge of Seller, any representative of Seller or its Subsidiaries has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies, methods or controls of Seller or its Subsidiaries in respect of the Business, including any complaint, allegation, assertion or claim that any of Seller or its Subsidiaries has engaged in questionable accounting practices or fraud.
(d)
Except as would not reasonably be expected to, individually or in the aggregate, be material to the Business, taken as a whole, (i) the values at which the Inventories of the Business are carried reflect the inventory valuation policy of Seller and the Seller Entities and Transferred Subsidiaries with respect to the Business (including as it relates to aged inventory and obsolete inventory), which is in accordance with GAAP, and (ii) since January 1, 2021, the Business has replenished Inventories in the Ordinary Course of Business.
(e)
The Business does not have Liabilities that are required to be set forth on a combined balance sheet prepared in accordance with GAAP, except (i) Liabilities specifically reflected in the Financial Statements or disclosed in the notes thereto, (ii) Liabilities incurred in the Ordinary Course since the Most Recent Statement of Net Assets Date (none of which is a Liability resulting from breach of Contract, breach of warranty, tort, infringement or misappropriation), (iii) Liabilities incurred in connection with the Transaction, (iv) Liabilities that are not Assumed Liabilities, (v) Liabilities for future performance (other than arising from a default or violation) under any Contract Related to the Business and (vi) Liabilities that, individually or in the aggregate, would not be material to the Business, taken as a whole.

Section 3.6 Absence of Certain Changes.

(a)
Since the Most Recent Statement of Net Assets Date, there has not been any Material Adverse Effect.

(b)
From the Most Recent Statement of Net Assets Date through the Execution Date, (i) the Business has been operated in the Ordinary Course, and (ii) there has not been any action or event that would have required Buyer’s consent pursuant to subsections (iii), (v), (viii) (excluding any licenses in and to Intellectual Property solely between or among Seller or any of its Affiliates), (xii), or (xiii) of Section 5.1(a) had such action or event occurred after the date hereof.

Section 3.7 Litigation; Investigations.

(a)
There are no (i) civil, criminal or administrative Actions, suits, demands, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of Seller, threatened against Seller, any of the Seller Entities or any of the Transferred Subsidiaries with respect to the Business, or (ii) past or pending compliance incidents or audits conducted by the Seller, any of the Seller Entities, any of the Transferred Subsidiaries, or Governmental Entity regarding compliance with Antitrust Laws, in each case, that would, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, or that, as of the Execution Date, would, individually or in the aggregate, reasonably be expected to materially impede or materially delay the ability of Seller or any Seller Entity of its obligations under this Agreement or consummate the Transactions.
(b)
Neither Seller, any Seller Entity, nor any Transferred Subsidiary is a party to or subject to the provisions of any judgment, Order, writ, injunction, decree or award of any Governmental Entity, whether interim or definitive, Related to the Business which would, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, or that, as of the Execution Date, would, individually or in the aggregate, reasonably be expected to materially impede or materially delay the ability of Seller or any Seller Entity of its obligations under this Agreement or consummate the Transactions.

Section 3.8 Employee Benefits.

(a)
Section 3.8(a) of the Seller Disclosure Letter sets forth a true, correct and complete list of the following, in each case, with the exception of any statutorily required Benefit Plans: (i) each material Benefit Plan other than any employment contract or offer letter, (ii) current, material standard form employment contract or offer letter applicable to Employees and (iii) any employment contract or offer letter with terms that materially differ from those disclosed pursuant to (ii), in each case, such lists to separately identify each such Benefit Plan that is an Assumed Plan.
(b)
With respect to each Assumed Plan listed (or required to be listed) in Section 3.8(a) of the Seller Disclosure Letter, Seller has made available to Buyer (i) any written plan documents, including any amendments, relating to any such Assumed Plan (or a summary if no such written plan documents exist); (ii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Assumed Plan; (iii) the most recent annual actuarial valuations, if any, prepared for each such plan; (iv) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each such plan; (v) if the plan is funded, the most recent annual and periodic accounting of the assets of such plan; (vi) all IRS determination, opinion, notification and advisory letters, if applicable, and all applications and material correspondence to or from the IRS or the Department of Labor with respect to any such application or letter; (vii) all material correspondence to or from any governmental agency since January 1, 2020 relating to any Assumed Plan; and (viii) the three most recent plan years discrimination tests for each Assumed Plan for which such test is required.
(c)
In the last six years, neither the Transferred Subsidiaries nor any of their ERISA Affiliates has maintained, established, sponsored, participated in or contributed to or been required to contribute to (whether contingent or otherwise), for the benefit of any current or former employees or other service provider, (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) a “multiemployer plan”, as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” as defined in ERISA or the Code; (iv) a “funded welfare plan” within the meaning of Section 419 of the Code; or (v) “multiple employer welfare arrangement” as defined in ERISA, and Seller and its Affiliates have not incurred any liability in the last six years under Title IV of ERISA that has not been paid in full.
(d)
With respect to the Benefit Plans that are U.S. Benefit Plans, except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) each such Benefit Plan complies and has been established, amended, managed and operated in all material respects in accordance with its terms and with applicable Law and administrative or governmental rules and regulations, including ERISA and the Code; and (ii) each such Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the IRS and, to the Knowledge of Seller, no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification. No “prohibited transaction”, within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan that would reasonably be expected to result in any material liability to Seller of any of its Subsidiaries. There are no Actions pending or, to the Knowledge of the Seller, threatened (other than routine claims for benefits) against any Assumed Plan or fiduciary thereto or against the assets of any Assumed Plan. There are no material audits, inquiries or proceedings pending or, to the Knowledge of Seller, threatened in writing by any Governmental Entity having jurisdiction over the Seller or with respect to any Assumed Plan. Neither Seller nor any of its Subsidiaries is subject to any material penalty or tax with respect to any Assumed Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.
(e)
Except as does not have a Material Adverse Effect, the Transferred Subsidiaries have not and are not expected to incur any liability relating to any Benefit Plan under subtitle C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of the Transferred Subsidiaries or any ERISA Affiliate.
(f)
Except as required by applicable Law, no Assumed Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Employee, and the Transferred Subsidiaries do not provide or have any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated, and the Transferred Subsidiaries have not promised in writing to provide any such termination benefits.
(g)
Seller and its Subsidiaries have made or, for the periods covered thereby, properly accrued and reported on their financial statements, all payments, contributions or premiums required to be made under any Assumed Plan to any funds or trusts established thereunder or in connection therewith as required by the terms of each such Assumed Plan (and any insurance Contract funding such plan) and any applicable Law or regulation.
(h)
No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any Assumed Plan.
(i)
All Assumed Plans that are Non-U.S. Benefit Plans comply in all material respects with applicable local Law. As of the date hereof, there is no pending or threatened material litigation relating to any Assumed Plan that is a Non-U.S. Benefit Plan.
(j)
Neither the execution of this Agreement nor the consummation of the Transaction shall (i) entitle any Employees to severance, termination, retention, or change in control pay or benefits or any increase in such pay or benefits upon any termination of employment after the Execution Date (other than severance, termination, retention or change in control pay, in each case, as required by applicable Law), (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, or materially increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans to any Employees or (iii) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G and the regulations promulgated thereunder (or any corresponding provision of state, local or foreign tax Law). No Benefit Plan provides for any gross-up payment with respect to Code Section 280G or Code Section 409A.

Section 3.9 Labor Matters.

(a)
Except to the extent disclosure would not be permitted under applicable Laws, including Laws providing for the protection of personal data, Section 3.9(a) of the Seller Disclosure Letter sets forth with respect to each Employee (i) such Employee’s identification number, (ii) such Employee’s title, (iii) such Employee’s hiring date, (iv) such Employee’s status, including whether the Employee is classified as exempt or non-exempt for wage and hour purposes under applicable U.S. Laws, and whether such Employee is part-time or full-time, (v) whether such Employee is paid on a salary, hourly or commission basis, (vi) such Employee’s annualized compensation as of the Execution Date, including base salary, bonus and commission potential and any other compensation forms, if applicable, (vii) whether such Employee is employed by Seller or one of the Transferred Subsidiaries, and, if by a Transferred Subsidiary, the name of the Transferred Subsidiary, and (viii) such Employee’s work location.
(b)
Except to the extent disclosure would not be permitted under applicable Laws, including Laws providing for the protection of personal data, Section 3.9(b) of the Seller Disclosure Letter sets forth an accurate and complete list of (i) any Labor Contract covering any Employee, with the exception of labor unions and similar labor organizations that are industrywide or mandated by Law and (ii) any pending or, to the Knowledge of Seller, threatened labor representation request with respect to any Employee.
(c)
There is not, and has not been since January 1, 2022, any strike, walkout or other work stoppage, unfair labor practice, material arbitration, certification application or any union organizing effort by any of the Employees pending or, to the Knowledge of Seller, threatened.
(d)
Except as does not have a Material Adverse Effect, the Seller and its Subsidiaries are in compliance with all applicable Law and arrangements respecting employment, employment practices, terms and conditions of employment, tax withholding, worker and independent contractor classification, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, and wages and hours.
(e)
Any employee or other service agreement or Contract entered into between Seller or any of its Subsidiaries and any Transferred Employee who resides or provides services to Seller or any of its Subsidiaries outside of the United States is in compliance in all material respects with all applicable Law.
(f)
To the Knowledge of Seller, there have been no allegations of harassment, discrimination or misconduct based on sex or any other protected category against any current or former executive of the Business within the past three years. Within the past three years, neither Seller nor any of its Subsidiaries have been involved in any proceedings, or entered into any settlement agreements, related to allegations of harassment, discrimination or misconduct based on sex or any other protected category by any current or former executive of the Business.

Section 3.10 Compliance with Laws; Permits. (a) The Business is not being conducted, and for the past three years, has not been conducted, in violation or default under any Law applicable to the Business or the Transferred Assets, which violation or default, either individually or when aggregated with all other such violations and defaults, has had or would reasonably be expected to have a Material Adverse Effect, and (b) Seller, the Seller Entities and the Transferred Subsidiaries are duly licensed under applicable Law and now possess, and will at Closing possess, all Permits necessary for the conduct of the Business as it is conducted by Seller and its Subsidiaries (the “Business Permits”), except where the failure to be so licensed or to possess such Permits, individually or in the aggregate, has not had or would not reasonably be expected to be material to the Business, taken as a whole. Section 3.10 of the Seller Disclosure Letter sets forth a true, correct and complete list of all material Business Permits (x) required for the ownership or operation of, or conduct of business at, the Transferred Real Property and Transferred Subsidiary Real Property, (y) held by the Transferred Subsidiaries or their respective Subsidiaries, or (z) that will be required to be separately obtained by Buyer as of the Closing despite the existence of the Ancillary Agreements. All of the Business Permits are valid and in full force and effect and, during the prior three years neither Seller, the Seller Entities nor the Transferred Subsidiaries have received any written notice of, and to the Knowledge of Seller, neither Seller nor any of its Subsidiaries is under investigation with respect to, any violation of, or any obligation to take remedial action under, any Business Permits. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither Seller nor its Subsidiaries is in default or violation of any Business Permit and (ii) no event or circumstance has occurred which, with or without the giving of notice or lapse of time or both, would reasonably be expected to result in the early termination, revocation or material modification of any Business Permit. With respect to Seller, the Seller Entities and the Transferred Subsidiaries, there is no Action pending or, to the Knowledge of Seller, threatened by any Governmental Entity to cancel, revoke, suspend, modify or fail to renew any such Business Permit.

Section 3.11 Anti-Corruption, Sanctions and Export Controls.

(a)
Since January 1, 2019, each of Seller, the Seller Entities, the Transferred Subsidiaries, and the Employees, and, to the Knowledge of Seller, any other third-party representative acting for or on behalf of Seller in connection with the Business (solely in such capacity) has complied in all material respects with all applicable provisions and requirements of the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-bribery, anticorruption and anti-money laundering Laws.
(b)
Since January 1, 2019, None of Seller, the Seller Entities, the Transferred Subsidiaries or the Employees, or to the Knowledge of Seller, any other third-party representative acting for or on behalf of the Seller in connection with the Business is or is owned 50% or more or otherwise controlled by a Sanctioned Person.
(c)
None of Seller or the Seller Entities (solely in connection with the Business) nor the Transferred Subsidiaries, the Employees, or, to the Knowledge of Seller, any third-party representative acting for or on behalf of the Seller in connection with the Business has, in the last five years, (i) entered into any agreement, transaction or dealing with any Sanctioned Person (or involving any property thereof) or involving any Sanctioned Country, except as would not be a violation of any Sanctions Laws, or (ii) otherwise violated any Sanctions Laws, or (iii) exported, reexported, or transferred any article, item, component, or service in breach of, or otherwise violated, any applicable Ex-Im Laws.

Section 3.12 Material Contracts.

(a)
Section 3.12(a) of the Seller Disclosure Letter sets forth a true, correct and complete list of each of the following Contracts to which Seller or any Seller Entity (with respect to the Business) or any Transferred Subsidiary is, as of the Execution Date, a party or has rights or obligations under (each Contract that should be listed in Section 3.12(a) of the Seller Disclosure Letter, a “Material Contract”) (in each case, other than Contracts solely between the Transferred Subsidiaries, Contracts to which Buyer or any of its Subsidiaries is a party, Leases, Benefit Plans and purchase orders and statements of work for amounts less than $2,500,000 and entered into in the Ordinary Course which do not contain material terms, other than price and quantity, not contained in the underlying Contract), with each Material Contract that is a Transferred Material Contract identified with an asterisk:
(i)
each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) pursuant to which the Business made or reasonably expects to make payments to a third-party vendor or supplier in excess of $2,500,000 (exclusive of any amounts paid to or expected be paid to such vendor or supplier in respect of one or more PSA Sites) during the calendar year ended December 31, 2023 or during the calendar year ending December 31, 2024;
(ii)
each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) with any customer of Seller, or any Seller Entity or any Transferred Subsidiary that generated or is reasonably expected to generate recurring revenue for the Business in excess of $2,500,000 during the calendar year ended December 31, 2023 or during the calendar year ending December 31, 2024;
(iii)
each Contract pursuant to which Seller or any of its Subsidiaries obtains the right to use, or a license, covenant not to sue or similar right under, any third-party Intellectual Property, where such Transferred Contract is material to the Business (other than license agreements for commercially available off-the-shelf software);
(iv)
each Contract pursuant to which Seller or any of its Subsidiaries grants any Person the right to use, or a license, covenant not to sue or similar right under, any Transferred IP, where such Transferred Contract is material to the Business (other than non-exclusive licenses granted by Seller or any of its Subsidiaries in the Ordinary Course of Business);
(v)
each Contract concerning the establishment or operation of a partnership, strategic alliance, joint venture, joint development arrangement or limited liability company or other similar agreement or arrangement in which the Business has invested or committed to invest in excess of $1,500,000;
(vi)
each Contract that (A) limits or purports to limit the freedom of the Business to compete in any line of business or with any Person, or engage in any line of business within any geographic area or (B) after the Closing, would limit or purport to limit the freedom of Buyer or its Subsidiaries to compete in any line of business or with any Person, or engage in any line of business within any geographic area;
(vii)
each Contract entered into at any time within the three-year period prior to the Execution Date pursuant to which the Business acquired or sold another operating business and each other Contract related to the Business entered into at any time prior to the Execution Date pursuant to which the Business acquired another operating business and to which the Business is or reasonably expects to be (A) entitled to indemnification thereunder (or be obligated to pay indemnification payments thereunder, as applicable), other than ancillary rights or obligations entered into in the ordinary course of business consistent with past practice or (B) obligated to pay any earn-out, deferred or other contingent payments (or be entitled to any earn-out, deferred or other contingent payments, as applicable);
(viii)
each Contract that contains a put, call, right of first offer or first refusal or similar right pursuant to which the Business has exclusivity or any other preferential rights to purchase or sell, as applicable, any equity interests in or assets (in the case of assets, having a purchase price in excess of $500,000) of any Person;

(ix)
each Contract (A) relating to Indebtedness of the Business for borrowed money in amounts in excess of $1,000,000 or guaranteeing any such obligations, or (B) that creates or imposes, or purports to create or impose, a material Encumbrance (other than Permitted Encumbrances) on any of the assets or properties of the Business, tangible or intangible;
(x)
each Contract obligating Seller, any Seller Entity or any Transferred Subsidiary to purchase or otherwise obtain any product or service exclusively from a single party, granting any third party the exclusive right to develop, market, sell or distribute any products or services, in each case, Related to the Business;
(xi)
each Contract with any Governmental Entity that is material to the Business and will be applicable to the Business after Closing (other than Ordinary Course customer Contracts);
(xii)
each Contract involving a commitment by Seller, Seller Entity or any Transferred Subsidiary to make capital expenditures in excess of $2,500,000 in respect of the Business; and
(xiii)
each Contract containing a “most favored nation” or similar provision in favor of any customer or other counterparty of the Business or a limitation on the Business’s ability to increase prices.
(b)
True, correct and complete copies of each of the Transferred Material Contracts (including all amendments and supplements thereto) listed on Section 3.12(a) of the Seller Disclosure Letter have been made available to Buyer. Each of the Transferred Material Contracts is valid, binding and enforceable on Seller, the Seller Entities or any of the Transferred Subsidiaries, as the case may be, and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as are not and would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. There is no violation of, or default under, any such Transferred Material Contract by Seller, any of the Seller Entities or any of the Transferred Subsidiaries, as the case may be, or, to the Knowledge of Seller, any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by Seller, any of the Seller Entities or any of the Transferred Subsidiaries, as the case may be, or would permit or cause the termination thereof, in each case except as is not and would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
(c)
Section 3.12(c) of the Seller Disclosure Letter includes (among other Business Guarantees) a true, correct and complete list of each Business Guarantee pursuant to which the Business has financial exposure equal to or greater than $500,000.

Section 3.13 Title; Sufficiency of Assets.

(a)
Seller and the Seller Entities have, and subject to Section 2.11, at the Closing Seller and each Seller Entity shall Transfer to Buyer, (i) fee simple title to the Owned Real Property and, subject to the expiration of any Assigned Lease in the Ordinary Course, a valid and binding leasehold interest in the Assigned Leases and (ii) good and marketable title to or a valid and enforceable license in all the Transferred Assets (other than with respect to Intellectual Property, such matters being the subject of Section 3.17), in each case, free and clear of all Encumbrances, except Permitted Encumbrances.
(b)
The Transferred Assets and the Transferred Subsidiary Shares, when taken together with the Seller Services (without giving effect to Section 1.5 of the Transition Services Agreement) and subject to compliance by the Parties with Section 5.18 and Section 5.19, constitute all the assets, properties and rights of Seller and its Subsidiaries (other than those related to Intellectual Property, which are the subject of the representations and warranties set forth in Section 3.17) necessary to conduct the Business following the Closing in the same manner in all material respects as conducted by Seller and its Subsidiaries immediately prior to the Closing, assuming all Consents required in connection with the consummation of the transactions contemplated by Section 3.4(b) have been obtained and all Business Permits have been transferred (or the benefits or burdens thereunder have been provided to Buyer).
(c)
Except where the failure to be so is not material to the Business, taken as a whole, all the tangible assets and properties included in the Transferred Assets are in reasonably good operating condition and repair (ordinary wear and tear excepted) and are reasonably suitable for the uses for which they are currently used.
(d)
To the Knowledge of the Seller, the assets identified in item 8 of Section 2.3(t) of the Seller Disclosure Letter are not, and in the last three years have not been, used for the manufacture of tires set forth on Section 1.1(b) of the Seller Disclosure Letter or otherwise for the manufacture of OTR Tire Products.

Section 3.14 Real Property.

(a)
Section 3.14(a) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Owned Real Property and all Transferred Subsidiary Owned Real Property owned by the Transferred Subsidiaries (together, the “Business Owned Real Property”). Except in any such case as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, Seller, the Seller Entities and the Transferred Subsidiaries, as applicable, have good and valid title to the Business Owned Real Property, free and clear of all Encumbrances except for Permitted Encumbrances, and there are no Persons other than Seller, the Seller Entities or the Transferred Subsidiaries in possession (or with any right to be in possession) thereof and none of the Business Owned Real Property is subject to any option or other agreement granting to any Person or entity any right to obtain title to all or any portion of such property.
(b)
Section 3.14(b) of the Seller Disclosure Letter sets forth a true, correct and complete list of the address of each real property leased, subleased, or licensed to Seller, the Seller Entities or the Transferred Subsidiaries that is used primarily in connection with, or is otherwise necessary to, the operation of the Business (collectively, the “Leased Real Property” and, together with the Business Owned Real Property, the “Real Property”), and a list of all Leases and licenses entered into by Seller, the Seller Entities or the Transferred Subsidiaries with respect to the Leased Real Property (such Leases and licenses with respect to the Leased Real

Property being the “Real Property Leases”). Seller has provided Buyer with true, correct and complete copies of all Real Property Leases. Except in any such case as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (i) Seller, the Seller Entities and the Transferred Subsidiaries, as applicable, have a valid leasehold interest in all Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances, and (ii) there exists no default or event of default (or event which with notice or lapse of time, or both, would constitute a default) on the part of Seller, any of the Seller Entities or any of the Transferred Subsidiaries (as applicable) under the Real Property Leases, and, to the Knowledge of Seller, the other parties thereto. Neither the Seller nor its Subsidiaries have received any written (or, to the Knowledge of the Seller, any other) notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Real Property Lease, which has not been fully remedied. Neither the Seller nor its Subsidiaries have subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof) that is the subject matter of any Real Property Lease.
(c)
Except in any such case as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (i) the land and all buildings, structures, facilities, fixtures and equipment (including improvements thereto) located on the Real Property are in good operating condition and repair in accordance with normal and customary industry practices (ordinary wear and tear excepted), are fit for the intended use and are in a condition adequate to conduct the Business as presently conducted and consisted with normal customary industry practice, and (ii) the Real Property, including the improvements thereon, does not violate any applicable lease, building code, zoning requirement or statute relating to such property, and any such non-violation is not dependent on so-called non-conforming use exceptions.
(d)
Except in any such case as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, no condemnation, eminent domain or similar proceeding is pending or, to the Knowledge of the Seller, threatened with respect to any Real Property.

Section 3.15 Environmental Matters.

(a)
Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Seller and Seller Entities (solely with respect to the Business, the Transferred Assets, and the Real Property) and the Transferred Subsidiaries are currently, and have been for the past three years, in compliance with all Environmental Laws.
(b)
Neither Seller nor Seller Entities have received from any Person in the past three years, or, to the Knowledge of Seller, at any prior time with respect to matters that have not been fully and finally resolved, any written notice, demand, claim, letter or request for information relating to any material violation or alleged material violation of, or material Liabilities or alleged material Liabilities pursuant to, any Environmental Law in relation to the ownership, operation or conduct of the Business, the Transferred Assets and the Real Property. The Transferred Subsidiaries have not received from any Person in the past three years, or, to the Knowledge of Seller, at any prior time with respect to matters that have not been fully and finally resolved, any written notice, demand, claim, letter or request for information relating to any material violation or alleged material violation of, or material Liabilities or alleged material Liabilities pursuant to, any Environmental Law.
(c)
Seller has made available prior to the Execution Date to Buyer true, correct and complete copies of material environmental reports, studies and assessments and other material documentation in Seller’s, Seller Entities’ or the Transferred Subsidiaries’ possession regarding (i) disputes concerning material Business Permits issued or required pursuant to Environmental Laws, (ii) material violations or alleged material violations of Environmental Laws, and/or (iii) material Liabilities or alleged material Liabilities pursuant to Environmental Laws, in each case, with respect to the Transferred Subsidiaries, the Transferred Assets, the Real Property or the Business.

Section 3.16 Taxes.

(a)
All income and other material Tax Returns required to be filed by the Transferred Subsidiaries or with respect to the Business or the Transferred Assets have been timely filed (taking into account valid extensions), such Tax Returns are true, correct and complete in all material respects, and all material Taxes shown as due and payable have been timely paid, except for any such Taxes being contested in good faith and for which adequate reserves are reflected on the applicable Financial Statements.
(b)
There are no Encumbrances for Taxes on the assets of the Transferred Subsidiaries or the Transferred Assets, except for Permitted Encumbrances.
(c)
There are no pending Tax Contests by any Governmental Entity with respect to any material Taxes (i) of the Transferred Subsidiaries or (ii) with respect to the Transferred Assets or the Business, and no such Tax Contest has been threatened in writing.
(d)
Since January 1, 2022, no jurisdiction where the Transferred Subsidiaries do not file a Tax Return has made a claim in writing that any of the Transferred Subsidiaries are required to file a Tax Return for such jurisdiction.
(e)
None of the Transferred Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) an agreement or arrangement solely between or among the Transferred Subsidiaries and their Subsidiaries, (ii) any customary commercial employment, leasing or financing Contracts entered into in the Ordinary Course of Business, the principal purpose of which is unrelated to Tax or (iii) the Seller’s Tax Sharing Agreement and the Seller’s Tax Funding Agreement).
(f)
None of the Transferred Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign law).
(g)
None of the Transferred Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code in the two years prior to the Execution Date.

(h)
All material Taxes required to have been withheld by the Transferred Subsidiaries or with respect to the Business or the Transferred Assets have been duly and timely withheld, and such withheld Taxes have been either paid to the proper Governmental Entity or properly set aside in accounts for such purpose.
(i)
No Governmental Entity has asserted in writing any deficiency, claim or issue with respect to material Taxes against the Transferred Subsidiaries or with respect to the Business or the Transferred Assets (for the avoidance of doubt, other than with respect to the Seller Entities or the business of each such Seller Entity as a whole) with respect to any taxable period for which the period of assessment or collection remains open, in each case, which has not been fully resolved.
(j)
No Transferred Subsidiary will be required to include any material item of income or gain in, or exclude any item of deduction or loss from, taxable income for any Post-Closing Period as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, open transaction, deferred revenue accrued or prepaid amount received, in each case, with respect to an item received, Tax election made, or a transaction or agreement entered into in a taxable period ending on or prior to the Closing Date.
(k)
No Transferred Subsidiary has liability for the Taxes of any other Person (other than for another Transferred Subsidiary) as a transferee or successor, by Contract (excluding any customary commercial employment, leasing or financing Contracts entered into in the Ordinary Course of Business, the principal purpose of which is unrelated to Taxes).
(l)
There are no Tax rulings, requests for rulings, closing agreements or any other Contract or arrangement with any Governmental Entity relating to Taxes of the Transferred Subsidiaries or with respect to the Transferred Assets or the Business that will affect any Transferred Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date or Buyer’s liability for Taxes in respect of the Transferred Assets or the Business or that requires any Transferred Subsidiary or Buyer to take any action or to refrain from taking any action relating to Taxes after the Closing.
(m)
The Australian Consolidated Tax Group has been validly formed in accordance with Australian Tax law.
(n)
The Seller’s Tax Sharing Agreement is a valid tax sharing agreement for the purposes of section 721-25 of the ITAA 1997 and covers all the group liabilities (as defined in section 721-10 of the ITAA 1997, other than diverted profits tax or monthly PAYG installments) of the Australian Consolidated Tax Group for all Tax periods or parts of Tax periods up to Closing during which the Australian Consolidated Tax Group has been in existence.
(o)
Any payments which will be made prior to Closing by the Australian Subsidiary to the Australian Head Company as required under the Seller’s Tax Sharing Agreement and the Seller’s Tax Funding Agreement represent a reasonable allocation of the total amount of each group liability (as defined in section 721-10 of the ITAA 1997, other than diverted profits tax or monthly PAYG installments) of the Australian Consolidated Tax Group which becomes due and payable after Closing, in accordance with section 721-35 of the ITAA 1997.

(p)
The representative member of the GST group of which the Australian Subsidiary is a member (as defined in the GST Law) has paid all ‘indirect tax amounts’ (as defined in section 444-90(1) of Schedule 1 of the Australian Tax Act) that it is liable to pay in respect of all periods up to and including Closing on or before the date on which each of those liabilities became due and payable.
(q)
The members of the Australian GST Group have not entered into any indirect tax sharing agreement (as defined in section 444-90 of Schedule 1 to the Australian Tax Act).
(r)
The Australian Subsidiary has complied with the GST Law.
(s)
No written agreement waiving or extending the statute of limitations or the period of assessment or collection of any material amount of Taxes with respect to the Transferred Subsidiaries (other than any such agreements which are routine, automatic, or arise by operation of law) has been filed or entered into with (or been requested by) any Governmental Entity that is still in effect.

Notwithstanding anything to the contrary contained in this Agreement: (i) other than Section 3.8 to the extent it relates to Taxes, the representations and warranties set forth in this Section 3.16 constitute the sole and exclusive representations and warranties regarding Taxes and Tax Returns; (ii) nothing in this Agreement (including this Section 3.16 ) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including amounts related to losses, basis, credits or any other similar item) with respect to the Transferred Subsidiaries or any Transferred Assets; and (iii) the representations and warranties in this Section 3.16 refer only to activities prior to the Closing and shall not serve as representations and warranties regarding Taxes attributable to any taxable period (or portion thereof) beginning, or Tax positions taken, after the Closing Date.

Section 3.17 Intellectual Property.

(a)
Section 3.17(a) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Registered Transferred IP, indicating for each item the record owner, the registration or application number, registration or application date and the filing jurisdiction or domain name registrar, as applicable. All Registered Transferred IP is subsisting and all issued or granted items included therein are, to the Knowledge of Seller, valid and enforceable.
(b)
(i) The Patents set forth on Section 2.2(b)(i) of the Seller Disclosure Letter are all the Patents owned by Seller or any of its Affiliates as of the Execution Date that are Related to the Business, and (ii) the Trademarks set forth on Section 2.2(b)(ii) of the Seller Disclosure Letter are all the Trademarks owned by Seller or any of its Affiliates as of the Execution Date that are Related to the Business.
(c)
Seller and its Subsidiaries solely and exclusively own all Registered Transferred IP, free and clear of Encumbrances, other than Permitted Encumbrances.
(d)
The Transferred IP and Seller Licensed IP, together with the rights provided pursuant to the Transferred Contracts, Ancillary Agreements and the actions of the Parties contemplated by Section 5.18, constitute all Intellectual Property used in, held for use in or otherwise necessary for the operation of the Business as currently conducted. Immediately after the Closing, Buyer and its Subsidiaries will be able to exploit the Transferred IP and Intellectual Property rights provided pursuant to the Transferred Contracts in materially the same manner as Seller and its Subsidiaries immediately prior to the Closing, subject to the rights granted by Buyer and its Subsidiaries to Seller and its Subsidiaries pursuant to the Ancillary Agreements. The foregoing is not, and shall not be construed as, a representation or warranty regarding non-infringement of Intellectual Property, which is addressed solely in Section 3.17(e).
(e)
(i) The conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated in the past six years, the Intellectual Property of any other Person; and (ii) neither Seller nor any of its Subsidiaries has in the past three years received any written, or to the Knowledge of Seller, other, claim, notice, invitation to license or similar communication alleging any of the foregoing.
(f)
(i) To the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating, or has in the past six years infringed, misappropriated or otherwise violated, the Transferred IP; and (ii) neither Seller nor any of its Subsidiaries has asserted or threatened in writing any claim, action, suit, proceeding or investigation against any Person alleging any of the foregoing in the past three years.
(g)
Seller and its applicable Subsidiaries have taken commercially reasonable measures to protect the confidentiality of any Know How included in the Transferred IP or other material Know How that is used or held for use by it or its Subsidiaries in connection with the Business. No such Know How has been used by, disclosed to or discovered by any Person except pursuant to agreements containing non-disclosure obligations which, to the Knowledge of Seller, have not been breached in any material respect. Seller and its Subsidiaries have not disclosed or delivered to any escrow agent or any other Person any of the source code for any Transferred Software, and no Person has any right, contingent or otherwise, to obtain access to or use any such source code, in each case, other than employees, contractors or consultants of Seller or its Subsidiaries, acting on its or their behalf pursuant to agreements containing non-disclosure obligations which, to the Knowledge of Seller, have not been breached in any material respect.
(h)
Seller and its Subsidiaries have not incorporated, embedded, combined, linked or distributed any Open Source Materials into or with any Transferred Software or otherwise used any Open Source Materials, in each case, in a manner that requires the Transferred Software to be (i) made available or distributed in source code form, (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Transferred Software or portions thereof to be reverse engineered, reverse assembled or disassembled, or (iv) be distributed at a low or no license fee.
(i)
Each of Seller’s and its applicable Subsidiaries’ current and former employee, contractor and consultant who has contributed or is contributing to the creation or development of any material Intellectual Property for or on behalf of the Business, including each inventor of the Transferred Patents, has executed a valid written agreement irrevocably (i) assigning to Seller or its applicable Affiliate all right, title and interest in and to all such Intellectual Property, and (ii) waiving in favor of Seller or its applicable Affiliate, to the extent permissible under applicable Law, all non-assignable rights such Person possesses in Copyrights included within such Intellectual Property.
(j)
The Business IT Assets, together with the rights provided pursuant to the Ancillary Agreements and the actions of the Parties contemplated by Section 5.18, constitute all IT Assets used in, held for use in or otherwise necessary for the operation of the Business as currently conducted. There has been no unauthorized use of, access to, disclosure of, or other material breach of security of any Business IT Assets (or any information or transactions stored or contained therein or transmitted thereby, including Personal Information or other Business Data) in the past three years that, individually or in the aggregate, has resulted in or is reasonably expected to result in material liability to Seller or its applicable Subsidiaries, or an obligation for Seller or its applicable Subsidiaries to provide notification of any breach of privacy or data security, including to any Governmental Entity.
(k)
In the past three years, (i) Seller and its applicable Subsidiaries have complied in all material respects with their respective Privacy and Security Requirements in connection with the operation of the Business, (ii) neither Seller nor any of its applicable Subsidiaries has received any written notice (including any enforcement notice), letter or complaint alleging, or providing notice of any investigation concerning, any material noncompliance, individually or in the aggregate, with any Privacy and Security Requirements in respect of the Business, and (iii) Seller and its applicable Subsidiaries have contractually obligated any third parties that process, access, or store Personal Information or other Business Data on their behalf to abide by terms that are compliant in all material respects with applicable Privacy and Security Requirements. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transaction will result in any material violation of Privacy and Security Requirements. Neither Seller nor any of its applicable Subsidiaries is subject to any Privacy and Security Requirements that, following the Closing, would prevent Buyer from receiving or using Personal Information or other Business Data in materially the same manner in which the Seller and its applicable Subsidiaries receive and use Personal Information or other Business Data prior to the Closing.
(l)
Seller and its applicable Subsidiaries have implemented reasonable technical, physical, administrative, and operational measures designed to (i) secure Personal Information and Business Data within their custody or control from compromise of confidentiality, integrity, availability or security, (ii) identify and address internal and external risks to the security of Personal Information and Business Data, and (iii) ensure the continued, uninterrupted and error-free operation of the Business IT Assets. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, Seller and its applicable Subsidiaries have timely and reasonably addressed any and all audit findings and remediated any findings rated medium or greater received in the past three years relating to the implementation of administrative, physical and technical safeguards to secure Personal Information and Business Data within the custody or control of Seller or its applicable Subsidiaries. There is not currently pending, and there has not been within the past three years, any allegation raised with any Seller or its applicable Subsidiaries of a deficiency in or failure to meet any of the measures described above except as would not, individually or in the aggregate, reasonably be expected to be material to the Business.

Section 3.18 Insurance. Each material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policy maintained by or for the benefit of the Business by Seller, a Seller Entity or a Transferred Subsidiary (“Insurance Policies”) is with reputable insurance carriers, provides full and adequate coverage for all normal risks incident to Business and the Transferred Assets, and is in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain Insurance Policies that has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.18 of the Seller Disclosure Letter contains a true, correct and complete list of the Insurance Policies and an asterisk denotes each such policy that is an Available Insurance Policy. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been timely paid, with such exceptions that would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. There is no material claim by Seller or Affiliate under any Insurance Policy involving the Business as to which coverage has been denied, questioned or disputed by the underwriters of such Insurance Policies, other than customary reservations of rights related to pending claims.

Section 3.19 Brokers and Finders. Neither Seller, nor any of the Seller Entities or Transferred Subsidiaries, as applicable, has employed any investment banker, broker or finder or has incurred or shall incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transaction, except that Seller has employed Evercore Group L.L.C. as its financial advisor in connection with the Transaction and any other such fees and expenses for which Seller is solely responsible. Seller is solely responsible for the fees and expenses of Evercore Group L.L.C.

Section 3.20 Affiliate and Intercompany Transactions. Section 3.20 of the Seller Disclosure Letter sets forth all Contracts (each a “Related Party Contract”) between (a) Seller, (b) any Seller Entity, or (c) any equityholder, officer, director, employee or Affiliate thereof, or, to the Knowledge of Seller, any member of the immediately family of any such individual or any entity which is controlled by such individual, on the one hand (each a “Related Party”), and any Transferred Subsidiary, on the other hand, except for customary employment, bonus, confidentiality, indemnification or invention assignment Contracts entered into with employees or directors in the Ordinary Course, and except for any Contract to which one or more persons that are not Related Parties or Transferred Subsidiaries are also party.

Section 3.21 Products.

(a)
Except as is not and would not be, individually or in the aggregate, material to the Business, taken as a whole, each product manufactured, distributed, licensed, marketed, sold or delivered by Seller or its Subsidiaries by the Business (the “Product”) is and has been since January 1, 2021 in conformity with all applicable contractual requirements and product specifications and applicable Laws, including any product warranties.
(b)
Except as is not and would not be, individually or in the aggregate, material to the Business, taken as a whole, (i) there is no, and since January 1, 2021 there has not been any, product liability Action pending or, to the Knowledge of Seller, threatened, which relates to the Business or any products of the Business, (ii) since January 1, 2021 there has been no accident or circumstances involving personal injury that would reasonably be expected to lead to a product liability claim against the Seller or its Subsidiaries related to the Business or any products of the Business, and (iii) there is, to the Knowledge of Seller, no product design defect or recurring product defect with respect to any products of the Business, and each such product of the Business meets, and since January 1, 2021 has met, all product specifications and standards for quality and workmanship prescribed by applicable Law and industry standards.
(c)
Except as is not and would not be, individually or in the aggregate, material to the Business, taken as a whole, since January 1, 2021, none of Seller or its Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall or market withdrawal or replacement concerning any Product and, to the Knowledge of Seller, no facts or circumstances exist that would reasonably be expected to cause Seller or its Subsidiaries or any Governmental Entity to require the recall, market withdrawal, replacement, reformulation, relabeling or suspension of manufacturing, promotion, importation or sale of any Product.

Section 3.22 Customers and Suppliers.

(a)
Section 3.22(a) of the Seller Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of the top 20 third-party customers (by revenue) of the Business, taken as a whole, for the year ended December 31, 2023 (collectively, the “Material Customers”). In the last 12 months immediately preceding the date of this Agreement, neither Seller nor any of its Affiliates has received any notice, whether written or, to the Knowledge of Seller, oral, from any Material Customer that has not since been rescinded indicating that it intends to cancel, terminate or otherwise adversely modify in any material respect (whether related to volume, price, payment terms or otherwise) its relationship with the Business, including by materially reducing its purchase of products or services from the Business. Except as has not or would not be reasonably expected, individually or in the aggregate, to materially and adversely affect the Business, taken as a whole, the Seller has not agreed with an existing Material Customer to repurchase, issue a credit or allow a return in respect of any of the Products following the Closing, except to the extent such products fail to meet specifications.
(b)
Section 3.22(b) of the Seller Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of the top ten third-party suppliers and service providers (by amounts paid or payable) of the Business, taken as a whole, for the year ended December 31, 2023 (collectively, the “Material Suppliers”). In the last 12 months, neither Seller nor any of its Affiliates has received any notice, whether written or, to the Knowledge of Seller, oral, from any Material Supplier that has not since been rescinded indicating that it intends to cancel, terminate or otherwise adversely modify in any material respect (whether related to volume, price, payment terms or otherwise) its relationship with the Business, including by materially reducing its sale of products or services to the Business.

Section 3.23 No Other Representations or Warranties. Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV of this Agreement and in the Ancillary Agreements, neither Buyer nor any other Person has made any express or implied representation or warranty with respect to the Transaction or any other transaction contemplated by this Agreement or the Ancillary Agreements or with respect to the accuracy or completeness of any other information provided, or made available, to Seller or any of its Subsidiaries or their respective Affiliates in connection with the Transaction and the other transactions contemplated by this Agreement or the Ancillary Agreements, and Seller has not relied on any representation or warranty other than those expressly set forth in Article IV of this Agreement and in the Ancillary Agreements. Without limiting the generality of the foregoing sentence, Seller acknowledges and agrees that it has not relied on any other information provided, or made available, to Seller or any of its Subsidiaries or their respective Affiliates in connection with the Transaction and the other transactions contemplated by this Agreement, and that neither Buyer nor any of its Affiliates or any other Person shall be subject to any liability to Seller or any other Person resulting from (a) any misrepresentation or omission by Buyer or its Affiliates or any other Person with respect to such information or (b) Seller’s use of, or the use by any of its Affiliates or any other Person of, any such information, unless any such information is expressly and specifically included in a representation or warranty set forth in Article IV of this Agreement or in an Ancillary Agreement. The provisions of this Section 3.23 shall not, and shall not be deemed or construed to, prevent, impede, waive or release any claims for Fraud in the making of the representations set forth in Article IV or in any certificate delivered in connection herewith.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the Execution Date as follows:

Section 4.1 Organization, Good Standing and Qualification. Buyer (a) is a legal entity duly organized, validly existing and in good standing (to the extent such concepts are recognized under applicable Law) under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (c) where the failure to be so qualified or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.2 Authority; Approval. Each of Buyer and the Buyer Ancillary Counterparties has full corporate or other organizational power and authority to execute and deliver each of the Transaction Documents to which it is or shall be a party, to perform its obligations thereunder and to consummate the Transaction. The execution, delivery and performance of this Agreement by Buyer and the consummation by it of the Transactions has been duly and validly authorized by all necessary corporate action on the part of Buyer. The execution, delivery and performance of each of the Ancillary Agreements to which Buyer and each Buyer Ancillary Counterparty is or shall be a party has been, or at the Closing shall be, duly and validly authorized by all necessary corporate or other action on the part of Buyer and each Buyer Ancillary Counterparty. This Agreement has been, and each of the Ancillary Agreements shall be at Closing, duly executed and delivered by Buyer or the applicable Buyer Ancillary Counterparty and, when executed and delivered by Seller and the other parties hereto and thereto, shall constitute a valid and binding agreement of Buyer or such Buyer Ancillary Counterparty, enforceable against Buyer or such Buyer Ancillary Counterparty pursuant to its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 Governmental Filings; No Violations.

(a)
Other than the Required Approvals, no notices, reports or other filings are required to be made by Buyer with, nor are any Permits required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of the Transaction Documents by Buyer and the consummation of the Transaction, except any such notice, report or other filing that the failure to make or obtain has not had and would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b)
The execution, delivery and performance of the Transaction Documents by Buyer and the Buyer Ancillary Counterparties do not and shall not, and the consummation of the transactions contemplated hereby and thereby shall not, conflict with or result in any violation of or default (with or without notice, lapse of time, or both) under, or require any consent under, or give rise to a right of termination, amendment, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under (i) the organizational documents of Buyer or of any Buyer Ancillary Counterparty, (ii) any material Contract binding upon Buyer or any Buyer Ancillary Counterparty or (iii) assuming (solely with respect to the performance of the Transaction Documents and consummation of the Transaction) compliance with the Required Approvals and Labor Obligations, any Law to which Buyer or any Buyer Ancillary Counterparty is subject, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, termination, default, creation or acceleration that has not had and would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.4 Litigation.

(a)
As of the date hereof, there are no (i) civil, criminal or administrative actions, suits, demands, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of Buyer, threatened in writing against Buyer, or (ii) past or pending compliance incidents or audits conducted by Buyer or Governmental Entity regarding compliance with Antitrust Laws, in each case, that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b)
As of the date hereof, Buyer is not a party to or subject to the provisions of any judgment, Order, writ, injunction, decree or award of any Governmental Entity, whether interim or definitive, which would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.5 Availability of Funds. Buyer will have at the Closing, cash on hand of immediately available funds sufficient to enable it to consummate the Transaction and satisfy all of its obligations under this Agreement and the Ancillary Agreements when required to do so pursuant to the terms hereof and thereof.

Section 4.6 Solvency.

(a)
Buyer is not entering into this Agreement or the Transaction with the intent to hinder, delay or defraud either present or future creditors.
(b)
After giving effect to the payment of all amounts required to be paid in connection with the consummation of the Transaction, payment of all related fees and expenses and consummation of the Transaction and assuming the accuracy of the representations and warranties set forth in Article III, at and immediately after the Closing, Buyer will be Solvent.

Section 4.7 Investment Intent. Buyer agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Transferred Assets, Transferred Subsidiary Shares, Assumed Liabilities and the Business and (b) has been furnished with or given access to information about the Transferred Assets, Transferred Subsidiaries, Assumed Liabilities and the Business as it has requested. Buyer agrees that it shall acquire the Transferred Subsidiary Shares for investment purposes only and not with a view toward or for offer or sale in connection with any distribution thereof, or with any present intention of offering, distributing or selling any of the Transferred Subsidiary Shares. Buyer acknowledges that the Transferred Subsidiary Shares have not been registered under the Securities Act or any state securities Laws, and agrees that the Transferred Subsidiary Shares shall not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available, or in a transaction not subject to registration, under the Securities Act and without compliance with non-U.S. securities Laws, in each case to the extent applicable. Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and the Transferred Subsidiary Shares that Buyer receives hereunder shall be received only on behalf of itself and its Affiliate assignees and not for the account or benefit of any other Person.

Section 4.8 Investigation. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and the Ancillary Agreements to which it is a party, and to consummate the Transaction, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III.

Section 4.9 Brokers and Finders. Neither Buyer nor any of its Subsidiaries, has employed any broker, finder or investment bank or has incurred or shall incur any obligation or liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except that Buyer has employed Houlihan Lokey, Inc. as its financial advisor in connection with the Transaction and any other such fees and expenses for which Buyer is solely responsible. Buyer is solely responsible for the fees and expenses of Houlihan Lokey, Inc.

Section 4.10 Condition of the Transferred Assets. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that Seller and the Seller Entities are not making any representations or warranties whatsoever, express or implied, beyond those expressly given in Article III (as modified by the Seller Disclosure Letter), and Buyer acknowledges and agrees that, except for the representations and warranties contained therein, the Transferred Assets and Transferred Subsidiary Shares are being transferred on a “where is” and, as to condition, “as is” basis, including with respect to any environmental conditions at, on, in, under or migrating to or from the Transferred Assets and Transferred Subsidiary Shares.

Section 4.11 Pending Transactions. Neither Buyer nor any of its Affiliates is a party to any pending transaction to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, any business of any Person or other business organization or division thereof, or to otherwise acquire any assets, that would reasonably be expected to, in any material respect, (a) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorization of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (b) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby, (c) increase the risk of not being able to remove any such Order on appeal or otherwise, or (d) delay or prevent the consummation of the transactions contemplated hereby.

Section 4.12 No Other Representations or Warranties. Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III of this Agreement, and in the Ancillary Agreements, neither Seller nor any other Person has made any express or implied representation or warranty with respect to the Business or any Transferred Subsidiary, Seller or any Seller Entity (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transaction and the other transactions contemplated by this Agreement or the Ancillary Agreements, and Buyer has not relied on any representation or warranty other than those expressly set forth in Article III of this Agreement and in the Ancillary Agreements. Without limiting the generality of the foregoing sentence, Buyer acknowledges and agrees that it has not relied on any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transaction and the other transactions contemplated by this Agreement, and that neither Seller nor any of its Affiliates or any other Person shall be subject to any liability to Buyer or any other Person resulting from (a) any misrepresentation or omission by Seller or its Affiliates or any other Person with respect to any such information or (b) Buyer’s use of, or the use by any of its Affiliates or any other Person of, any such information, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or their respective agents or representatives in any “data rooms,” teaser, confidential information memorandum, management presentations or otherwise in connection with the Transaction and the other transactions contemplated by this Agreement or the Ancillary Agreements. The provisions of this Section 4.12 shall not, and shall not be deemed or construed to, prevent, impede, waive or release any claims for Fraud in the making of the representations set forth in Article III or in any certificate delivered in connection herewith.

Article V

COVENANTS

Section 5.1 Interim Operations of the Business.

(a)
During the period from the Execution Date until the earlier of the Closing and the valid termination of this Agreement pursuant to its terms, except as (i) set forth on Section 5.1 of the Seller Disclosure Letter, (ii) otherwise expressly required by the Transaction Documents, (iii) required by applicable Law, or (iv) approved by Buyer in writing in advance (such approval not to be unreasonably conditioned, withheld or delayed), Seller shall, and shall cause each of its Subsidiaries (including the Seller Entities) to, (A) use their respective commercially reasonable efforts to (x) conduct the Business in the Ordinary Course, (y) preserve intact the Business (including its goodwill, assets and properties (normal wear and tear excepted)), and (z) maintain and preserve intact, with respect to the Business, the Seller’s and its Subsidiaries’ current relationships with employees, unions, customers, suppliers, distributors, landlords and other Persons with which the Business has material business relations, and (B) not, and cause each of its Subsidiaries not to, in each case solely relating to the conduct of the Business:
(i)
sell, pledge, dispose of, grant (including any options, warrants or rights to purchase or acquire), transfer, encumber or authorize the issuance, sale, pledge, disposition, grant (including any options, warrants or rights to purchase or acquire), transfer, encumbrance or exercise of the Transferred Subsidiary Shares;
(ii)
create or incur any Encumbrance (other than Permitted Encumbrances) on any Transferred Asset or create or incur any Encumbrances on any Transferred Subsidiary Share;
(iii)
create, incur, assume or guarantee, or allow the Business or the Transferred Subsidiaries to create, incur, assume or guarantee, any Indebtedness for borrowed money that would be an Assumed Liability, in excess of $2,500,000 in the aggregate (other than any such Indebtedness that shall be fully repaid and discharged on or prior to the Closing), provided, that the foregoing shall not restrict the ability of Seller or its Subsidiaries to incur any such Indebtedness under a revolving credit facility existing as of the Execution Date that is not an Assumed Liability;
(iv)
other than with respect to Contracts to the extent resulting from the activities specifically permitted by any other clause of this Section 5.1(a), enter into any Contract that would have been a Transferred Material Contract had it been entered into prior to this Agreement or amend, modify, supplement, waive, terminate, assign, convey, encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in any Transferred Material Contract or such Contract that would have been a Transferred Material Contract had it been entered into prior to this Agreement, other than (A) expirations of any such Contract in the Ordinary Course pursuant to the terms of such Contract or (B) non-exclusive licenses under Intellectual Property granted in the Ordinary Course of Business;
(v)
make any Changes with respect to accounting policies or procedures of the Business or the Transferred Subsidiaries, other than Changes as may be initiated by Seller or any Seller Entity with respect to Seller’s business generally and not otherwise targeted at the Business and implemented in a non-discriminatory manner, and other than as may be required to comply with a change in GAAP (or Japanese GAAP, in the case of the Japanese Subsidiary) or applicable Law;

(vi)
(A) file any amended material Tax Return, (B) make, rescind or change any material Tax election, (C) settle or compromise any material Tax Contest, (D) enter into or request any Tax ruling, closing or similar agreement with respect to Taxes, (E) waive or amend any statute of limitations with respect to Taxes (other than any such waivers or amendments which are routine, automatic, or arise by operation of law), or (F) surrender any right to claim a material refund of Taxes, in each case, other than as will not increase to an extent that is more than de minimis any Tax Liability of the Transferred Subsidiaries for any Post-Closing Period and other than as may be required to comply with applicable Law;
(vii)
transfer, sell, lease, license, mortgage, pledge, surrender, encumber (other than Permitted Encumbrances), divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, properties, licenses, operations, rights, product lines, businesses or interests therein of the Business, including the Transferred Subsidiary Shares, except for (A) sales or other dispositions of Inventory or obsolete assets, in each case, in the Ordinary Course of Business, (B) non-exclusive licenses under Intellectual Property granted in the Ordinary Course of Business, and (C) lapse or expiry of Intellectual Property at the end of the applicable statutory terms;
(viii)
transfer, sell, lease, license, pledge, encumber (other than Permitted Encumbrances), cancel, abandon or allow to lapse or expire or otherwise dispose of any Transferred IP, except for (A) non-exclusive licenses granted in the Ordinary Course of Business and (B) lapse or expiry of Intellectual Property at the end of the applicable statutory terms;
(ix)
except (A) as required by the terms of the Benefit Plans currently in effect, (B) in the Ordinary Course or (C) as otherwise required by applicable Law, (i) materially increase the compensation or severance benefits payable to any Applicable Employee or grant any new equity-based award, except for increases in base salary in the Ordinary Course of Business, (ii) establish, adopt, amend or terminate any Assumed Plan or amend the terms of any outstanding equity-based awards, (iii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan or (iv) materially Change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or Change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;
(x)
other than in the Ordinary Course, hire any Person who would be an Employee with an annual base salary in excess of $150,000, or enter into any service or collective agreement, terminate the employment or engagement of any Employee, other than for “cause” or for legitimate business reasons, in Seller’s reasonable good faith judgment and determined in a manner consistent with past practice;
(xi)
(A) settle, compromise, waive or release any Action primarily affecting the Business or against any of the Transferred Subsidiaries other than if the Losses resulting from such waiver, release, assignment, settlement or compromise involve solely the payment of cash not in excess of $1,000,000 individually or in respect of a series of related claims and customary releases and such amount is fully paid prior to the Closing, or (B) enter into any consent decree or settlement agreement with any Governmental Entity;
(xii)
(A) amend, assign, sublease, transfer, cancel, terminate or otherwise modify any Real Property Lease, in each case, other than amendments or modifications that are de minimis or ministerial in nature, (B) cause or permit any Transferred Subsidiary to (1) enter into any lease or other agreement for the use or occupancy of Real Property, in each case, in excess of $1,000,000, or (2) acquire any ownership interest in Real Property or enter into any agreement for the purchase or sale of Real Property (including options to purchase), in each case, in excess of $5,000,000, or (C) cause or permit a monetary Encumbrance or any other material Encumbrance (other than any Permitted Encumbrance) of any Real Property or Real Property Lease;
(xiii)
cause or permit the Business or any Transferred Subsidiary to acquire (including by merger, consolidation, share exchange or purchase of all or substantially all the assets of) any Person or a material business unit thereof;
(xiv)
make any change to the cash management, receivables collection, payables or working capital practices of the Business or the extension of any credits, discounts or rebates, in each case, other than in the Ordinary Course of Business;
(xv)
cause or result in the Business or any Transferred Subsidiary to become legally committed to any capital expenditure requiring cash payments after the Closing in excess of an aggregate amount of $3,000,000;
(xvi)
(A) other than in the ordinary course of business consistent with past practice, discontinue any OTR Tire Products without prior consultation with Buyer (provided, that not manufacturing or selling an OTR Tire Product because it has not been ordered by a customer shall not constitute discontinuance of such OTR Tire Product so long as such OTR Tire Product remains on the price list made available to customers by the Business and is capable of being manufactured and sold to customers by the Business upon customers’ request) or (B) exit any segment of the Business; or
(xvii)
authorize or enter into an agreement or obligation to do any of the foregoing.
(b)
Except as otherwise expressly required by the Transaction Documents or as otherwise set forth on Section 5.1(b) of the Seller Disclosure Letter, Seller agrees not to, and to cause each of its Subsidiaries not to, in each case, solely to the extent relating to the Transferred Subsidiaries: (i) issue or sell any capital stock or other equity interests, notes, bonds or other securities or options, warrants, calls, subscriptions or equity rights to purchase any capital stock or other equity interests of any Transferred Subsidiary to any Person other than Seller and its Subsidiaries; (ii) redeem, split, combine or subdivide the capital stock or other equity interests of any Transferred Subsidiary, in each case to a Person other than to Seller or any Seller Entity; (iii) merge or consolidate any of the Transferred Subsidiaries with any other Person; (iv) authorize or effect any amendment to or otherwise change the Transferred Subsidiary

Organizational Documents; (v) subject any Transferred Subsidiary to any voluntary bankruptcy, receivership, insolvency or similar proceeding or adopt a plan or agreement of liquidation, dissolution, merger, consolidation or other reorganization or consent to a bankruptcy petition that involves any Transferred Subsidiary; (vi) deposit any Transferred Subsidiary Shares into a voting trust or enter into a voting agreement, stockholders agreement or similar arrangement with respect to any Transferred Subsidiary Shares or grant any proxy with respect thereto; (vii) declare or pay any dividends or other distributions (other than dividends or distributions consisting solely of cash, cash equivalents or inter-company receivables); or (viii) authorize or enter into an agreement or obligation to do any of the foregoing.

Section 5.2 Access and Information.

(a)
Pre-Closing Access. Subject to applicable Antitrust Law, upon reasonable advance notice, Seller shall, and shall cause its Subsidiaries to, solely to the extent reasonably requested by Buyer for a legitimate purpose (which for the avoidance of doubt, shall not include any requests for the purposes of delaying or circumventing the Closing, or obtaining any competitively sensitive information of the businesses of Seller or its Subsidiaries, other than the Business), afford Buyer’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to its employees, properties, books, Contracts and records (subject to Seller taking actions reasonably necessary to ensure compliance by Seller and its Subsidiaries and their respective directors, officers and employees with any COVID-19 Measures) and, during such period, Seller shall, and shall cause its Subsidiaries to, furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably require solely for the purpose of preparing for the consummation of the Transaction; provided, that no investigation pursuant to this Section 5.2(a) shall affect or be deemed to modify any Seller Representation; provided, further, that the foregoing requirements shall not require Seller (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller would result in the disclosure of any Know How of third parties or violate any of its obligations with respect to confidentiality, (ii) to disclose any privileged information of Seller or any of its Subsidiaries or (iii) conduct any invasive environmental sampling or testing at any property of the sort customarily referred to as a Phase II Environmental Assessment; provided, further, that, to the extent information is not made available to Buyer for a reason described in clauses (i) or (ii) of this Section 5.2(a), Seller shall, to the extent reasonably practicable and permitted by applicable Law, inform Buyer of the general nature of any information withheld pursuant to clauses (i) or (ii) and use commercially reasonable efforts to make reasonable alternative disclosure arrangements to make available to Buyer as much information as reasonably possible related thereto without resulting in the outcomes described in clauses (i) or (ii) of this Section 5.2(a); and provided, further, that (A) Buyer and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Seller and/or its Affiliates. All requests for information made pursuant to this Section 5.2(a) shall be directed to Persons designated by Seller. All such information shall be governed by the terms of the Confidentiality Agreement.
(b)
Post-Closing Access. Subject to applicable Law and subject to Section 9.13(c), from and after the Closing, Buyer shall and shall cause its Subsidiaries to (i) retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to Seller and its Affiliates in existence at the Closing that are required to be retained under current retention policies (collectively, the “Records”) for a period of seven years from the Closing Date and (ii) provide Seller, at Seller’s expense, with reasonable access without hindering the normal operations of Buyer and its Subsidiaries (solely for the purpose of inspection and copying), during normal business hours, and upon reasonable advance notice and under the supervision of Buyer’s or its Subsidiaries’ personnel, to the Records with respect to periods or occurrences prior to the Closing Date (subject to Buyer taking actions reasonably necessary to ensure compliance by Buyer and its Subsidiaries and their respective directors, officers and employees with any COVID-19 Measures). Notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 5.2(b), Buyer and its Subsidiaries may withhold access to documents or information that (A) in the reasonable judgment of Buyer would result in the disclosure of any Know How of third parties or violate any of its obligations with respect to confidentiality, (B) would result in the disclosure of any privileged information of Buyer or any of its Affiliates; or (C) is reasonably related to any Action between the Parties (in which event the normal rules of discovery shall apply as provided by the Laws of the forum of such Action); provided, that such clause (A) shall not impede Seller’s or its Affiliates’ ability to access such Records reasonably necessary for Seller’s or its Affiliates’ defense against or assertion of any third-party claim, cause of action, right or remedy, or any Action. All information received by Seller or its Subsidiaries pursuant to this Section 5.2(b) shall be governed by Section 5.12.
(c)
Archives, Preservation and Destruction.
(i)
Paper copies or tangible embodiments of any Books and Records stored as of the Closing Date in any facilities of Seller or any Seller Entity or any third-party records storage facility (“Archived Records”) shall, subject to this Section 5.2(c), remain in such facility, or a successor thereto, in each case, at Seller’s cost, and expense until the earlier of their Transfer to Buyer or, subject to Buyer’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) the destruction of such Archived Records in accordance with the company-wide policies and procedures of Seller. Without limiting the foregoing sentence, Seller and its Affiliates shall have the right to retain copies of Books and Records relating to periods ending on or before the Closing Date to the extent that they are reasonably related to any Excluded Assets or Excluded Liabilities or otherwise necessary for Seller to comply with the terms of this Agreement, any Ancillary Agreement or any applicable Law.
(ii)
Buyer may request access to Archived Records from Seller at any time by delivering to Seller a written request setting forth in reasonable detail the Archived Records requested by Buyer. Upon receipt of such a request for Archived Records, Seller shall be entitled, but shall have no obligation, to: (A) review the requested Archived Records; (B) redact any information that is not Related to the Business or any Transferred Asset or Assumed Liability; and (C) except to the extent such Archived Records relate primarily to the Business or any Transferred Asset or Assumed Liability, retain the original Archived Record and furnish to Buyer a copy thereof. Subject to the immediately preceding sentence, Seller shall fulfill each request for Archived Records pursuant to this Section 5.2(c) by promptly delivering to Buyer (1) an electronic copy of the requested Archived Records and (2) for any Archived Records that relate primarily to the Business or any Transferred Asset or Assumed Liability, the paper or other tangible embodiment thereof. Any Archived Records made available to Buyer pursuant to this

Section 5.2(c) may not thereafter be requested by Buyer, and Seller shall have no obligation to make available or deliver any such Archived Records.

Section 5.3 Cooperation and Efforts to Consummate Transaction; Status Updates.

(a)
Cooperation and Efforts to Consummate the Transaction. Upon the terms and subject to the conditions set forth in this Agreement, Seller and Buyer shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary or advisable on their part under this Agreement to consummate the Transaction as promptly as reasonably practicable.
(b)
From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Buyer shall not, and shall not permit any of its Subsidiaries to, acquire any business or Person or other business organization or division thereof, or any equity interests or material portion of the assets of the any of the foregoing, or enter into any partnership, strategic alliance, joint venture, collaboration or similar arrangement, in each case, that would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby, (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise, or (iv) prevent, materially impede or materially delay the consummation of the Transaction.
(c)
Pre-Closing Determination of Failure to Transfer at Closing. If, prior to the Closing Date, Seller and Buyer determine, or otherwise have reason to believe, that any service contract of any Applicable Employee who is intended to be a Transferred Employee will not transfer to Buyer or one of its Affiliates due to the operation of applicable Law or for any other reason, then, until such time as the service contract of such Applicable Employee is transferred to Buyer, Seller and Buyer shall work together in good faith to implement reasonable and lawful arrangements designed to provide Buyer with all claims, rights and benefits of such service contract of such Applicable Employee as of the Closing Date, including by outsourcing or seconding the Applicable Employee, to the extent permissible, and Buyer shall assume the economic burdens and obligations with respect thereto in accordance with this Agreement.
(d)
Status Updates. Subject to applicable Laws and as required by any Governmental Entity, Seller and Buyer shall each keep the other apprised of the status of matters relating to the consummation of the Transaction, including promptly furnishing the other with copies of notices or other communications (or where no such copies are available, a reasonably detailed written description thereof) received by Buyer or any of its Affiliates or Seller, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Transactions.
(e)
Australian Share Transfer Deed. Notwithstanding that the Australian Share Transfer Deed will not become binding until it is agreed, executed, exchanged and delivered at Closing pursuant to Section 2.10(a), from the date of this Agreement until Closing, Buyer shall take (or, if applicable, procure that its Affiliates take), and Seller shall cause that Goodyear Australia takes, any actions reasonably necessary for the parties to meet their respective obligations at Closing in respect of the Australian Share Transfer Deed (as if they were binding and in effect from the date of this Agreement rather than from the date of signing the Australian Share Transfer Deed), including the preparation, negotiation, settlement and delivery of draft documentation necessary to give effect to the Australian Share Transfer Deed.

Section 5.4 Regulatory Filings/Approvals.

(a)
Submission of Filings and Notices.
(i)
Exchanging Information. Seller and Buyer shall each, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the Transaction, subject to disclosing any competitively sensitive information on a “counsel to counsel” basis only.
(ii)
Initial Submissions. Seller and Buyer shall prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all Permits necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transaction. Without limiting the foregoing sentence, each of Seller and Buyer shall make its respective merger control filing with respect to the Transaction (A) pursuant to the HSR Act as promptly as reasonably practicable after the Execution Date and no later than ten Business Days after the Execution Date; provided, that if there are any changes in the applicable regulations under the HSR Act between the Execution Date and the last date the notification and report forms under the HSR Act are required to be submitted pursuant to this Agreement, Seller and Buyer shall use reasonable best efforts to file or cause to be filed any and all required notification and report forms under the HSR Act as promptly as commercially practicable thereafter, and (B) in the jurisdictions set forth on Section 6.1(a)(i) and Section 6.1(a)(ii) of the Seller Disclosure Letter as promptly as reasonably practicable after the Execution Date. Seller and Buyer shall use their respective reasonable best efforts to obtain early termination of any applicable waiting period, to the extent required, from the applicable Governmental Entities. Whether or not the Transaction is consummated, Buyer shall be responsible for all fees and payments to any Governmental Entity (including filing fees) and all economist and other professional fees incurred in order to obtain any consent, clearance, registration, approval, Permit or authorization or any expiration or termination of a waiting period, it being understood that Seller shall be responsible for its own legal fees in respect of the submission of filings and notices to Governmental Entities.
(iii)
Subsequent Submissions. Seller and Buyer shall promptly provide all information and documents requested by any Governmental Entity to the extent necessary or advisable to obtain as promptly as practicable all Permits necessary or advisable to be obtained from such Governmental Entity in order to consummate the Transaction.
(b)
Conduct of Interactions with Governmental Entities. Subject to applicable Laws relating to the exchange of information, Buyer and Seller shall have the right to review in advance and, to the extent practicable, each shall consult with the other on and consider in good faith the views of the other in connection with all the information relating to Buyer or Seller, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transaction. In exercising the foregoing rights, Seller and Buyer shall act reasonably and as promptly as practicable. Seller and Buyer shall (with respect to any in-person or videoconferencing, or previously scheduled telephonic, discussion or meeting), and shall to the extent practicable (with respect to any spontaneous telephonic discussion or meeting), provide the other Party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transaction, to the extent permitted by such Governmental Entity. Buyer and Seller shall promptly inform each other of any material communication (written or oral) received from, or given or made to any Governmental Entity. Neither Buyer nor Seller shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act without the prior written consent of the other. Notwithstanding anything to the contrary herein, Buyer shall determine the strategy to be pursued for obtaining and lead the effort to obtain all necessary actions or nonactions and Permits from the relevant Governmental Entities in connection with the Transaction and Seller shall take all reasonable actions to support Buyer in connection therewith; provided, that Buyer shall consult with Seller on and consider in good faith Seller’s views relating to such strategies and efforts.
(c)
Remedies. Without limiting the generality of the undertakings pursuant to Section 5.3, but subject to the proviso below, Buyer agrees to take or cause to be taken all lawful actions in order to obtain any consent, clearance, registration, approval, Permit or authorization or any expiration or termination of a waiting period that is reasonably necessary or advisable to consummate the Transaction as promptly as reasonably practicable, including the following:
(i)
the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other decree, decision, determination or judgment that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transaction;
(ii)
the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person or entity, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transaction;
(iii)
the proffer and agreement to sell, divest, lease, license, transfer, dispose of or otherwise encumber, or hold separate pending such disposition, and the effectuation of such actions with respect to such assets of the Business, the Transferred Subsidiaries or Buyer or their respective Subsidiaries (and the entry into agreements with, and submission to Orders of, the relevant Governmental Entity giving effect thereto) as promptly as practicable (and in any event no later than such time as is necessary to allow the Transaction to be consummated by the Outside Date) if such action is reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (A) commencement of any proceeding in any forum or (B) issuance of any Order, decree, decision, determination or judgment that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transaction by any Governmental Entity;
(iv)
the agreement to promptly comply with any commitment, consent decree, Encumbrance, mitigation agreement and any other condition or operating restriction or modification with respect to any businesses, product lines, tangible or intangible assets, Intellectual Property rights, Contracts, Permits, operations, rights or interests therein that any Governmental Entity may require, propose, offer or impose; and
(v)
the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, Order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any regulatory proceeding or inquiry of any kind that would make consummation of the Transaction pursuant to the terms of this Agreement unlawful or that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transaction, all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) of this Section 5.4(c)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, Order, judgment, determination or decree as promptly as practicable (and in any event no later than such time as is necessary to allow the Transaction to be consummated by the Outside Date);

provided, however, that, notwithstanding anything to the contrary in this Agreement,

(A) none of Buyer or any of its Affiliates shall be required to (and, without the prior written consent of Buyer, none of Seller or any of its Affiliates (including the Transferred Subsidiaries) shall) offer, negotiate, commit to or effect, by any means:

(x) the sale, transfer or other disposition of legal title to any of the assets (tangible or intangible), rights, products or businesses of Buyer or any of its Affiliates (other than, following the Closing, the Business (including the Transferred Subsidiaries, their respective Subsidiaries and the Transferred Assets));

(y) the sale, transfer or other disposition of legal title to any of the assets (tangible or intangible), rights, products or businesses of the Business (including the Transferred Subsidiaries, their respective Subsidiaries and the Transferred Assets); or

(z) any other action of a type not described in either of the immediately preceding clauses (x) or (y) with respect to any of the assets (tangible or intangible), rights, products or businesses of Buyer and its Affiliates (including, following the

Closing, the Business (including the Transferred Subsidiaries, their respective Subsidiaries and the Transferred Assets);

unless, in the case of clauses (y) and (z), any such action, individually or in the aggregate with any other actions taken pursuant to this Section 5.4(c), would not and would not reasonably be expected to result in a material adverse effect on (1) Buyer and its Subsidiaries, taken as a whole (including the reasonably anticipated benefits (financial or otherwise) to Buyer of the Transaction, and assuming, for these purposes that, Buyer and its Subsidiaries, taken as a whole, are the same size as the Business, taken as a whole), or (2) the Business (including the Transferred Subsidiaries, their respective Subsidiaries and the Transferred Assets), taken as a whole (any action Buyer or its Affiliates is not required to take as a result of clauses (x), (y), or (z), a “Burdensome Action”); and

(B) any obligation of Buyer to take any action described in this Section 5.4(c) shall be subject to the right of Buyer, in Buyer’s reasonable discretion, to take reasonable periods of time in order to advocate and negotiate with any applicable Governmental Entity with respect to such actions, provided, that such advocacy and negotiation would not be reasonably likely to cause the Closing to not occur.

If so requested by Buyer, Seller shall cause the Business and/or the Transferred Subsidiaries and their respective Subsidiaries to agree to take any and all actions (including, but, for the avoidance of doubt, not limited to, Burdensome Actions) that are conditioned on the Closing.

Section 5.5 Third-Party Consents.

(a)
Except with respect to governmental filings and approvals (which are addressed in Section 5.4), Commingled Contracts (which are addressed in Section 5.18) and Commingled Permits (which are addressed in Section 5.19), subject to the terms and conditions set forth in this Agreement, Seller and Buyer shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective reasonable best efforts to obtain any Consents required from third parties in connection with the consummation of the Transaction at or prior to the Closing. In addition to the foregoing sentence, Buyer agrees to provide all evidence as to financial capability, resources, and creditworthiness as may be reasonably requested by any third party whose Consent or approval is sought hereunder. Buyer shall be provided the opportunity to review and comment on the form of Consents and notices for a reasonable period of time prior to distribution to such third parties and Seller shall consider in good faith any such comments made by Buyer.
(b)
Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Buyer, Seller or any of their respective Affiliates be required to make any payment, incur any liability, commence any litigation or make any concession to obtain any Consents of third parties contemplated by this Section 5.5, and the failure to receive any such Consents shall not be taken into account with respect to whether any conditions to the Closing set forth in Article VI shall have been satisfied (but the accuracy of this Section 5.5(b) shall be so taken into account);

provided, however, that Buyer can compel Seller to take any of the actions referred to in this Section 5.5(b) if such actions are only effective after the Closing.

Section 5.6 Tax Matters.

(a)
Transfer Taxes.
(i)
Except as provided in clause (ii) of this Section 5.6(a), Transfer Taxes shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller; provided, however, that if either Buyer or Seller can obtain a refund of any such Transfer Tax or utilize any such Transfer Tax as a credit against Tax liability of such Party, such Party shall use reasonable best efforts to promptly obtain such refund or credit and shall either pay such Transfer Tax directly or reimburse the other Party such that, after taking into account such reimbursement, such Transfer Taxes (net of any amount of such refund or credit) are borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Any Tax Returns that must be filed in connection with any Transfer Taxes (“Transfer Tax Returns”) that are not required by applicable Law to be filed by Seller or an Affiliate of Seller shall be prepared and timely filed by Buyer. Buyer and Seller shall cooperate with each other and, as required by applicable Law, join in the execution of all necessary Transfer Tax Returns and other documentation with respect to any such Transfer Taxes.
(ii)
VAT and other Indirect Taxes. The Parties shall treat the sale of the Business and Transferred Assets as a “transfer of a going concern” for VAT and other Indirect Tax purposes to the extent permitted by applicable Law and shall cooperate to secure any exemption from VAT or other Indirect Tax. If notwithstanding the foregoing, VAT or other Indirect Tax is chargeable on the transfer of any Transferred Asset under this Agreement or any payments hereunder, it shall be payable by Buyer to Seller or the relevant Taxing Authority in addition to the Purchase Price (or the relevant payment, as the case may be) at the appropriate rate. Seller shall, as soon as reasonably practicable, issue and deliver to Buyer, any invoice required to be issued by Seller by applicable Law and the amount invoiced shall be paid by Buyer to Seller (where Seller or its Affiliate is liable to account for VAT or other Indirect Tax) or the relevant Taxing Authority (where Buyer or its Affiliate is liable to account for VAT or other Indirect Tax) within ten Business Days after receipt. For the avoidance of doubt, neither this Agreement nor any Local Transfer Document shall be construed as being an invoice for VAT or other Indirect Taxes. If Buyer qualifies for an exemption from any applicable Indirect Taxes (with the exception of VAT), Buyer will deliver to Seller such certificates, elections, or other documentation required under applicable Law or the administration thereof to substantiate and effect the exemption claimed by Buyer. If an invoiced and paid VAT or other Indirect Tax amount turns out to be higher or lower than the amount of VAT or other Indirect Tax properly chargeable on the relevant supply or service, Buyer and Seller shall fully cooperate and make appropriate adjustments to payment and invoices as required by applicable Law; provided, that any interest or penalty that may be imposed shall be borne by the party responsible for the incurrence of any such interest or penalty.
(b)
Tax Returns.

(i)
Seller shall prepare and timely file or shall cause to be prepared and timely filed (A) any combined, consolidated or unitary Tax Return that includes Seller or any of its Affiliates (other than the Transferred Subsidiaries), on the one hand, and any of the Transferred Subsidiaries, on the other hand (a “Combined Tax Return”), and (B) any Tax Return (other than any Combined Tax Return) that is required to be filed by or with respect to any of the Transferred Subsidiaries for any taxable period that ends on or before the Closing Date (a “Pre-Closing Separate Tax Return”) that is required to be filed on or before the Closing Date (taking into account any extensions) (a “Seller Prepared Pre-Closing Separate Tax Return”). Buyer shall prepare and timely file or cause to be prepared and timely filed any Pre-Closing Separate Tax Return that is required to be filed after the Closing Date (taking into account any valid extensions of the time to file) (a “Buyer Prepared Pre-Closing Separate Tax Return”). All Seller Prepared Pre-Closing Separate Tax Returns and Buyer Prepared Pre-Closing Separate Tax Returns shall be prepared in a manner consistent with prior practice except as required by applicable Law. Buyer shall deliver, or cause to be delivered, to Seller for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of any Buyer Prepared Pre-Closing Separate Tax Returns at least 30 days (or, if such Buyer Prepared Pre-Closing Separate Tax Returns are due within 30 days of the Closing Date, as soon as is reasonably practicable) prior to the due date for filing such Tax Returns (taking into account any valid extensions of the time to file), and shall incorporate all reasonable comments of Seller received at least ten days (or, if such Buyer Prepared Pre-Closing Separate Tax Returns are due within ten days of the date delivered to Seller, as soon as is reasonably practicable) prior to such due date. Buyer shall timely file or cause to be timely filed each such Buyer Prepared Pre-Closing Separate Tax Return. Buyer shall not amend or revoke any Combined Tax Return, any Seller Prepared Pre-Closing Separate Tax Returns, or any Buyer Prepared Pre-Closing Separate Tax Returns (or any notification or election relating thereto) without the prior written consent of Seller (which approval, (x) in the case of any Combined Tax Return, shall be in the sole discretion of Seller, and (y) in the case of any Seller Prepared Pre-Closing Separate Tax Returns or any Buyer Prepared Pre-Closing Separate Tax Returns, shall not be unreasonably withheld, conditioned or delayed). Buyer shall use its commercially reasonable efforts to promptly provide (or cause to be provided) to Seller any information reasonably requested by Seller to facilitate the preparation and filing of any Tax Returns described in this Section 5.6(b)(i), and Buyer shall use its commercially reasonable efforts to prepare (or cause to be prepared) such information in a manner and on a timeline requested by Seller, which information and timeline shall be consistent with the past practice of the applicable Transferred Subsidiary (or Seller or its Affiliates with respect to the applicable Transferred Subsidiary).
(ii)
Except for any Tax Return required to be prepared by Seller pursuant to Section 5.6(b)(i), Buyer shall prepare and timely file or cause to be prepared and timely filed all Tax Returns with respect to the Transferred Subsidiaries. In the case of any such Tax Return for a Straddle Period (a “Straddle Period Separate Tax Return”), Buyer shall prepare or cause to be prepared such Straddle Period Separate Tax Return in a manner consistent with past practices of the applicable Transferred Subsidiary (or Seller or its Affiliates with respect to the applicable Transferred Subsidiary), except as required by applicable Law. Buyer shall deliver to Seller a copy of such Straddle Period Separate

Tax Returns at least 30 days prior to the due date thereof (taking into account any valid extensions of the time to file) for Seller’s review, comment and, solely with respect to those items that relate to a Pre-Closing Period, approval (which approval shall not be unreasonably withheld, conditioned or delayed). Buyer shall incorporate all such reasonable comments of Seller received at least ten days prior to such due date. Buyer shall not amend or revoke any such Straddle Period Separate Tax Returns (or any notification or election relating thereto) without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). At Seller’s reasonable written request, Buyer shall use commercially reasonable efforts to file, or cause to be filed, amended Straddle Period Separate Tax Returns unless the amendments will reasonably be expected to adversely affect to an extent that is more than de minimis Buyer or its Affiliates (including the Transferred Subsidiaries after Closing).
(c)
Cooperation. With respect to the Transferred Subsidiaries, each Party shall, and shall cause its respective Affiliates to (including, in the case of Buyer, the Transferred Subsidiaries), make available to the other Party as reasonably requested all information, records and documents relating to Taxes concerning the Transferred Subsidiaries with respect to a Pre-Closing Period, and provide the assistance of all officers and employees of the Transferred Subsidiaries to the extent reasonably requested by such other Party for such foregoing purpose. Notwithstanding anything to the contrary in this Agreement, and unless required by applicable Law, neither Buyer, Seller nor any of their respective Affiliates shall be required under this Agreement to provide any Person with any Tax Return or copy of any Tax Return of (i) Buyer, Seller or any of their respective Affiliates or (ii) a consolidated, combined, affiliated or unitary group that includes Buyer, Seller or any of their respective Affiliates, except, in each case, for materials or portions thereof (including associated schedules and work papers) that relate solely to the Transferred Subsidiaries or the Transferred Assets.
(d)
Proration of Taxes. With respect to any Taxes imposed on the Transferred Subsidiaries, the Transferred Assets or the Business with respect to a Straddle Period: (i) in the case of any Taxes based upon income, receipts, transactions or payroll, the portion of such Taxes attributable to a Pre-Closing Period shall be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity or non-U.S. entity in which any of the Transferred Subsidiaries holds a beneficial interest shall be deemed to terminate at such time); provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and (ii) in the case of any other Taxes, the portion of such Taxes attributable to a Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period, multiplied by a fraction, the numerator of which is the number of days in the taxable period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period.
(e)
Refunds. Any Tax refunds or credits that are received by Buyer and its Affiliates (including for this purpose the Transferred Subsidiaries) of or against Taxes of Seller or its Affiliates, including the Transferred Subsidiaries, that relate to any Pre-Closing Period or portion thereof shall be for the account of Seller, and Buyer shall pay over, or cause its Affiliates to pay over, the amount of any such refund or credit to Seller within five Business Days after the receipt thereof or the application of such refund or credit against amounts otherwise payable by Buyer and its Affiliates (including for this purpose the Transferred Subsidiaries), except to the extent such refund or credit was previously taken into account in (i) reducing the amount of Indemnified Taxes that otherwise would have arisen without taking into account such refund or credit, (ii) reducing the amount of Accrued Income Taxes taken into account as Indebtedness in calculating the Purchase Price as finally determined pursuant to Section 2.7 or (iii) reducing the amount of Liabilities (A) that otherwise would have arisen without taking into account such refund or credit and (B) which reduction in the amount of Liabilities increased the Purchase Price as finally determined pursuant to Section 2.7, in each case, without double counting. Buyer shall, if Seller so requests, file for and obtain or cause its Affiliates, including any Transferred Subsidiary, to file for and obtain, in each case at Seller’s expense, any refunds or credits to which Seller is entitled under this Section 5.6(e), and shall remit to Seller the amount of such refund or credit to which Seller is entitled pursuant to this Section 5.6(e) and net of any Taxes that are imposed on Buyer on the receipt of such refund. If any amounts are paid to the Seller hereunder and the corresponding refund or credit is subsequently denied, reclaimed or must be repaid, the Seller shall repay any such amount to the Buyer within ten days of written demand of Buyer. Without duplication of any of the foregoing, if the amount of Accrued Income Taxes taken into account as Indebtedness in calculating the Purchase Price as finally determined pursuant to Section 2.7 is later determined to not be payable (a “Tax Overprovision”), the amount of such Tax Overprovision shall be for the account of Seller and shall be treated as being received by Buyer upon (i) expiration of the statute of limitations or the period of assessment or collection of any such Tax Overprovision, (ii) receipt of an IRS “no-change” letter (or any similar determination, opinion, notification or letter under state, local or foreign law) with respect to any such Tax Overprovision, or (iii) final determination within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign law) of the amount of income Tax payable in respect of the year for which such Tax Overprovision arose. Buyer shall pay over to Seller the amount of any such Tax Overprovision pursuant to this Section 5.6(e).
(f)
Section 338 Elections. Buyer shall not, and shall cause its Affiliates (including the Transferred Subsidiaries) not to, make any election under Section 338(g) of the Code (or any comparable election under state, local or foreign Law) with respect to the acquisition of any Transferred Subsidiary (such election, a “Section 338(g) Election”).
(g)
Tax Claims. Buyer shall, within ten days of Buyer or any of its Affiliates, including any Transferred Subsidiary, receiving written notification thereof, give written notice to Seller of the assertion of any claim, or the commencement of any proceeding, with respect to any Tax Liability of the Transferred Subsidiaries that relates to a Pre-Closing Period or portion thereof, for which Seller would be required to indemnify the Buyer Indemnified Parties under this Agreement or which Seller may otherwise economically bear (a “Tax Claim”). Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Entity. Seller shall have the right to control the defense of such Tax Claim, at Seller’s sole expense. In the case of any Tax Claim, (i) the party controlling such Tax Claim shall (A) keep the other party reasonably informed concerning the progress of any such Tax Claim, (B) provide the other party with copies of all material correspondence and other documents relevant to any such Tax Claim (C) shall consider in good faith any reasonable comments made by the other party with respect to any such Tax Claim and (D) not settle any such Tax Claim without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) and (ii) the other party shall have the right to participate in the defense of any such Tax Claim at its own expense separate from the counsel employed by the party controlling such Tax Claim.
(h)
Limitations.
(i)
Neither Buyer nor any of its Affiliates (including, following the Closing Date, the Transferred Subsidiaries) shall (or shall cause or permit any Transferred Subsidiary to) (A) make or change any Tax election with respect to any Transferred Subsidiary (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3), or change any method of Tax accounting or any Tax accounting period of any Transferred Subsidiary, which election or change would be effective on or prior to the Closing Date, (B) amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Transferred Subsidiaries for any Pre-Closing Period or portion thereof, (C) file a Tax Return for a Pre-Closing Period in a jurisdiction where the Transferred Subsidiaries did not file such Tax Return for such period or Seller did not file such Tax Return with respect to the Transferred Assets for such period, (D) change a transfer pricing policy of any Transferred Subsidiary which is in place at the Closing Date with effect to a Straddle Period,(E) initiate any voluntary disclosure or similar proceedings with respect to any Transferred Subsidiary or any Transferred Assets for any Pre-Closing Period or portion thereof (provided, that filing Tax Returns for a Post-Closing Period with respect to any Transferred Subsidiary or any Transferred Assets shall not constitute initiation of a voluntary disclosure or similar proceeding), in each case, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).
(ii)
At the request and in the sole discretion of Seller, Buyer shall enter into, and shall cause each of its relevant Affiliates that is described in Treasury Regulations Section 1.245A-5(e)(3)(i)(C)(2) to enter into, a binding agreement with Seller pursuant to Treasury Regulations Section 1.245A-5(e)(3)(i)(C)(2) in a timely manner to enable Seller to make the election under Treasury Regulations Section 1.245A-5(e)(3)(i) to close the taxable year as of the end of the day on the Closing Date of any Transferred Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (such election, a “Section 245A Election”). Buyer and Seller shall cooperate (and cause their Affiliates to cooperate) with each other to take all actions necessary and appropriate (including entering into any agreements and filing such additional forms, returns, or other documents as may be required) to effect and preserve such election in accordance with the provisions of Treasury Regulations Section 1.245A-5(e)(3)(i) (or any comparable provisions of state or local Law). Buyer and Seller further agree to file (and cause their Affiliates to file) all Tax Returns and any other filings in a manner consistent with such election.
(i)
Tax Sharing and Indemnity Agreements. Except with respect to the Sellers’ Tax Sharing Agreement and Sellers’ Tax Funding Agreement, Seller shall ensure that any other Tax sharing agreement, indemnity obligation or similar contract or arrangement between any

Transferred Subsidiary and Seller or any Affiliate of Seller shall terminate on or before the Closing Date, with no liability of any Transferred Subsidiary surviving such termination.

Section 5.7 Post-Closing Obligations of the Business to Certain Employees.

(a)
Continuation of Employment; Terms and Conditions of Employment. The Parties intend that there shall be continuity of employment with respect to all Applicable Employees as set forth below. The terms of this Section 5.7(a) and Section 5.7(b)-(d) shall apply only to Employees who are deemed to be “employees” under applicable Law.
(i)
Automatic Transfer Employees. Where (A) local employment Laws provide for an automatic transfer of employees upon the transfer of a business as a going concern or (B) employees employed by a Transferred Subsidiary continue such employment as of the Closing Date, the employment of the Applicable Employees shall not be terminated upon the Closing and the rights, powers, duties, liabilities and obligations of Seller or any Seller Entity to or in respect of such Applicable Employees in respect of any Contract of employment with such Applicable Employees in force immediately before the Closing shall be transferred to Buyer and/or one of its Affiliates (or continue with the relevant Transferred Subsidiary, as applicable) in accordance with those local employment Laws, as applicable, in connection with the Transaction; and
(ii)
Offer Employees. Subject to Section 5.7(a)(iii) and Section 5.7(a)(v), where the local employment Laws do not provide for the automatic transfer of employees upon the transfer of a business or part of a business as a going concern (or in any jurisdiction where the local employment Laws do provide for the automatic transfer of employees upon the transfer of a business or part of a business as a going concern but applicable Law requires that an Applicable Employee receives an offer of employment or for any reason any Applicable Employee does not transfer by operation of law), Buyer shall, or shall cause an Affiliate to (A) prior to the Closing Date, offer employment in writing to each such Applicable Employee commencing on the Closing Date (or upon the return of any such Applicable Employee to active employment) and (B) allow each such Applicable Employee at least two weeks (or the period of time required by local Law, if greater) to consider such offer prior to the Closing Date. Following Buyer’s offers of employment, Seller shall, or shall cause one of its Affiliates to, give any notice of termination required by contract or local Law to the applicable Offer Employee, subject to any actual or deemed resignation or waiver of such notice agreed with such Offer Employee, or otherwise cause such Offer Employee to cease to be employed with Seller and its Affiliates. With respect to any Applicable Employee who commences employment with Buyer or its Affiliates after the Closing Date, references to “Closing” or “Closing Date” in this Section 5.7 shall be deemed to mean the date such Applicable Employee commences employment.
(iii)
Employees Subject to Consultation Process or the Transfer of Undertakings. Notwithstanding Section 5.7, the employment of each Consultation Employee shall not transfer at the Closing unless the applicable Information and Consultation Process has been completed and Seller has decided to exercise the option under the applicable Put Option Agreement. Following the conclusion of the applicable

Information and Consultation Process and Seller’s exercise of the option under the applicable Put Option Agreement, Buyer shall make offers or provide notices of employment, as applicable, to such Consultation Employees in writing commencing on the Closing Date (or, if later, on the date following such Consultation Employees’ acceptance of the offer or receipt of the notice of employment) on terms no less favorable than the Current Employment Terms. In the event that the applicable Information and Consultation Process concludes after the Closing, then Section 5.7(a)(i) and Section 5.7(a)(ii), as applicable, shall not apply to each applicable Consultation Employee until, and the references to “Closing” or “Closing Date” in Section 5.7(a)(i) and Section 5.7(a)(ii) shall be deemed to be, the date on which the applicable Information and Consultation Process is completed and the applicable Put Option Agreement is exercised in accordance with its terms. In addition, Buyer shall make offers or provide notices of employment, as applicable, to TUPE Employees that are not Consultation Employees in writing commencing on the Closing Date (or, if later, on the date following such TUPE Employees’ receipt of the notice of employment). For those TUPE Employees receiving offers, such offers shall be on terms no less favorable than the Current Employment Terms.
(iv)
Offers of Employment. Each offer of employment made by Buyer or one of its Affiliates (which, for the avoidance of doubt, may be a Transferred Subsidiary) pursuant to Section 5.7(a)(ii) and (iii) shall provide for employment in accordance with the Current Employment Terms (as well as, for those Employees providing services in Canada, substantially similar terms and conditions to the extent necessary to trigger a duty to mitigate under applicable Law, in all respects, to those provided immediately prior to the Closing Date) and on terms consistent with this Section 5.7 and as otherwise required by applicable Law. Buyer shall promptly notify Seller upon Buyer’s receipt of any acceptance or rejection of such offers.
(v)
Termination of Employment of Certain Employees by Seller. Effective as of the Closing Date, and to the extent required by applicable Law, (A) Seller shall terminate the employment of, including any existing employment contracts with, Applicable Employees employed in Brazil, China, India, Indonesia, Peru, Serbia and the United Arab Emirates, and (B) Buyer shall make offers of employment to such Applicable Employees on terms no less favorable than the Current Employment Terms.
(vi)
Terms and Conditions of Employment. Starting on the Closing Date and ending on the first anniversary of the Closing Date (or any longer period as required under local Law), each Transferred Employee shall (A) be employed by Buyer or one of its Affiliates on terms no less favorable than the Current Employment Terms; provided, that this Section 5.7 will not apply (x) with respect to any equity award compensation, defined contribution plan employer contributions (other than for eligibility and vesting), defined benefit plans or post-retiree medical plans or (y) for purposes of any Buyer Plans (as defined below) that are frozen to new participants as of immediately prior to the Closing Date; and (B) be offered any other additional terms and conditions of employment by Buyer or one of its Affiliates required by local Law. For the avoidance of doubt, in no event shall the preceding sentence prohibit Buyer or any of its Affiliates from terminating any Applicable Employee following the Closing Date other than as prohibited by applicable Law. With respect to Transferred Employees who are covered by a Labor Contract (and not employed by a Transferred Subsidiary that will remain party to such Labor Contract), on the Closing Date, Buyer shall assume such Labor Contract as it relates to such Transferred Employees and shall agree and become party to and bound by the terms and conditions of the Labor Contract, including, but not limited to, the obligation of Buyer to recognize the union representing the Transferred Employees as the collective bargaining agent; provided, that with respect to Automatic Transfer Employees, Buyer shall offer such Employees terms no less favorable than Seller’s applicable pre-Closing Labor Contracts listed on Section 3.9(a) of the Seller Disclosure Letter as it relates to such Transferred Employees under applicable Laws. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall assume all liabilities and obligations to provide any pay in lieu of notice, termination and/or severance pay or benefits to (A) any Applicable Employee who is not offered employment by Buyer and/or one of its Affiliates pursuant to this Section 5.7(a)(vi), (B) any Applicable Employee who is entitled to any pay in lieu of notice, termination and/or severance pay or benefits due to Buyer’s noncompliance with this Section 5.7(a)(vi) and (C) any Transferred Employee. Buyer shall be responsible for any retention, termination, severance pay, change in control or other compensation or benefits that are or may become payable to any Transferred Employee in connection with the consummation of the Transaction.
(vii)
Employee Vacancies. In the event the employment of any Employee (as set forth on Section 3.9(a) of the Seller Disclosure Letter as of the Execution Date) terminates during the period from the Execution Date until 15 Business Days prior to the Closing, Seller shall use commercially reasonable efforts to fill such vacant role prior to the Closing with an individual having such skills and experience as deemed suitable by management of the Business in order for the Business to continue to operate, in all material respects, immediately following the Closing as it operates as of the date hereof. For the avoidance of doubt, any individual hired prior to the Closing pursuant to the preceding sentence shall be considered an “Applicable Employee.”
(b)
Benefit Plans.
(i)
Generally. After the Execution Date, Seller and Buyer shall cooperate in good faith in preparing the transition of the Transferred Employees, as applicable, from coverage under the Benefit Plans to coverage under the employee benefit plans, agreements, programs, policies and arrangements of Buyer (the “Buyer Plans”), effective as of the Closing Date. Except as required by applicable local Law, as of the Closing Date, the Transferred Employees shall cease to accrue further benefits under the Benefit Plans and shall commence participation in the Buyer Plans on terms that comply with the requirements of this Section 5.7(b), the terms of the applicable Buyer Plans and applicable Law. Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employee or his or her covered dependents prior to the Closing. Buyer shall be responsible for all expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date. For purposes of this paragraph, a claim is deemed incurred: (A) in the case of medical or dental benefits, when the services that are the subject of the claim are performed; (B) in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; and (C) in the case of workers compensation benefits, when the event giving rise to the benefits occurs.
(ii)
Buyer Plan Eligibility. Buyer shall use reasonable best efforts to cause each Transferred Employee (and his or her eligible dependents, as applicable) to be eligible, effective as of the Closing Date, to participate in and accrue benefits under the Buyer Plans in accordance with the Current Employment Terms (unless otherwise required by applicable Law) and the terms of the applicable Buyer Plan. With respect to any plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), or any plan that would be a “welfare benefit plan” (as defined in Section 3(1) of ERISA) if it were subject to ERISA, maintained by Buyer, Buyer shall use reasonable best efforts to (A) provide coverage for Transferred Employees under its medical, dental and health plans as of the Closing Date, (B) use reasonable best efforts to cause there to be waived any pre-existing condition, actively at work requirements and waiting periods and (C) cause such plans to honor any expenses incurred by the Transferred Employees and their beneficiaries under comparable Benefit Plans during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses. Seller shall retain exclusive responsibility for and shall satisfy any retiree medical or life insurance benefits payable under any “welfare benefit plan.”
(iii)
Service Credits. Buyer shall use reasonable best efforts to cause Transferred Employees to be given credit for all service with Seller or any Seller Entity, to the same extent as such service was credited for such purpose by Seller or any Seller Entity, under each Buyer Plan in which such Transferred Employees are eligible to participate for purposes of eligibility, vesting and benefit accrual (other than under a defined benefit pension plan in which no assets are transferred pursuant to this Agreement) and for all other employment-related purposes, but only to the extent such credit will not result in a duplication of benefits under the Benefit Plans and the Buyer Plans.
(iv)
COBRA. Buyer shall assume any liability under COBRA or other applicable U.S. Law arising from the actions (or inactions) of Buyer or its Affiliates after the Closing Date. Seller shall retain all obligations with respect to continued coverage under COBRA (and any similar state law), Section 4980B of the Code and Part 5 of Subtitle B of Title I of ERISA and the regulations thereunder for all Employees, including Applicable Employees, who do not become Transferred Employees.
(v)
Indemnification. Except as otherwise provided in this Section 5.7(b)(v), Buyer agrees that it shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any Losses imposed on the Seller Indemnified Parties directly or indirectly relating to or arising out of the termination of employment of, or the wrongful discharge, including constructive discharge, by Buyer or its Affiliates of any Transferred Employee or the violation by Buyer or its Affiliate of any law, regulation or Contract

(including employee Contracts) with respect to any Transferred Employee, in all cases, to the extent arising from Buyer’s violation of applicable Laws or noncompliance with this Section 5.7(b).
(vi)
Vacation Time and Sick Leave. Seller shall (and shall cause any Affiliate of Seller to) pay to each Transferred Employee all amounts in respect of vacation days and other paid time off accrued but not taken by such Transferred Employee as of or prior to the Closing, subject to the applicable Law. For the remainder of the year in which Closing occurs, Buyer shall allow each Transferred Employee to use such accrued but unused vacation on an unpaid basis, subject to applicable Law. Buyer or any Affiliate of Buyer shall have no obligation to honor such accrued vacation days or paid time off, unless so required by applicable Law. Following the year in which Closing occurs, the Transferred Employees’ eligibility for vacation and other paid time off shall be determined under Buyer’s vacation policy and applicable Law.
(vii)
Incentive Compensation. On the Closing Date, each outstanding Seller Incentive Award held by a Transferred Employee, whether vested or unvested, shall, by virtue of the Transaction and without any further action on the part of the holders thereof, be automatically cancelled and no longer outstanding, and neither Seller nor any Seller Entity shall have any responsibility or obligation to the former holders thereof with respect to any such cancelled Seller Incentive Award, subject to applicable Law. Promptly following the Closing, Buyer shall take all actions necessary to grant to each such Transferred Employee a cash-based award with a value equal to the fair market value of the unvested portion of the applicable cancelled Seller Incentive Award, if any (each, a “Buyer Incentive Award”). Each Buyer Incentive Award shall otherwise be subject to substantially the same terms and conditions applicable to such Seller Incentive Awards as of immediately prior to the Closing Date. Section 5.7(b)(vii) of the Seller Disclosure Letter sets forth a true, correct and complete list of each of the Seller Incentive Awards held by an Applicable Employee as of the date hereof, and Seller shall deliver an updated schedule of the Seller Incentive Awards five (5) Business Days prior to Closing.
(c)
Except as required by applicable Law (including, for the avoidance of doubt, the Transfer of Undertakings), nothing in this Section 5.7 shall prevent Buyer or its Affiliates from changing their compensation structure or employee benefit programs or shall be construed as an establishment, termination or amendment of, or obligate Buyer or any of its Affiliates to establish, maintain or modify any Buyer Plan or other employee benefit plan, program policy or arrangement for any length of time.
(d)
Other Employee Matters.
(i)
Labor Obligations; WARN.
(A)
Seller shall, and shall cause its Affiliates to, comply in all material respects with all Labor Obligations (including the Information and Consultation Processes) and shall convene meetings of the appropriate Employee Representatives as soon as reasonably practicable with a view to obtaining expeditious delivery of any required Employee Representative opinions and satisfying the Labor Obligations. Except to the extent disclosure would not be permitted under applicable Laws, including Laws providing for the protection of personal data, upon written request from Buyer, Seller shall provide written updates to Buyer regarding the status of any such actions. Buyer shall, and shall cause its Affiliates to, comply in all material respects with all applicable Labor Obligations (including the Information and Consultation Processes) and cooperate and use its and their reasonable best efforts to assist Seller in complying with and satisfying the Labor Obligations, including providing such information (including information in respect of Buyer Plans) to, and attending such meetings with, the applicable Employee Representatives, in each case, as may be required by applicable Labor Obligations, Laws or practices or as may be reasonably requested by Seller or such Employee Representatives or their respective agents or advisors in connection with such Labor Obligations; provided, however, that Buyer shall not be obligated to communicate with, attend meetings with, provide information to or engage in any other activity with any employees at any PSA Site or any union, works council or other employee representative body representing any employees at any PSA Site, except as required to satisfy applicable Labor Obligations or Laws.
(B)
With respect to each TUPE Employee who is not employed by a Transferred Subsidiary (or a Subsidiary thereof) and is employed in a jurisdiction in which the Transfer of Undertakings (or a similar legal directive or construct) has been implemented, Seller and Buyer accept and agree that the transactions contemplated by this Agreement constitute a relevant transfer for purposes of the Transfer of Undertakings and to apply the Transfer of Undertakings in all of its provisions. Seller and Buyer shall inform and consult with any appropriate representatives of the TUPE Employees to the extent required by the Transfer of Undertakings or other applicable Law and shall cooperate to satisfy the obligations thereunder to cause the TUPE Employees to transfer effective as of the Closing.
(C)
With respect to all Applicable Employees, the Parties shall cooperate to (i) prepare and deliver information letters to Applicable Employees to the extent determined appropriate by Seller, and (ii) obtain the written consent of, or waiver of objection from, the TUPE Employees to consummate the Transaction, in each case, in accordance with best practices under applicable Law.
(D)
With respect to the proposed purchase and sale of the Business in non-U.S. jurisdictions, Seller shall, or shall cause one of its Affiliates to, inform and consult the relevant Employee Representatives in due time pursuant to and as far as required by the local Law of the respective jurisdiction.
(E)
Seller shall inform and consult the European Works Council in due time.
(F)
Seller shall be responsible for providing or discharging any notifications, benefits and liabilities to Transferred Employees and Governmental

Entities required by WARN or by any other applicable Law relating to plant closings or employee separations or severance pay that are required to be provided before the Closing as a result of the transactions contemplated by this Agreement, and Buyer shall be responsible for all such matters following the Closing. Seller shall cooperate in preparing and distributing any notices that Buyer may desire to provide prior to the Closing in connection with actions by Buyer after the Closing that would result in a notice requirement under such Laws, and Buyer shall cooperate in preparing and distributing any notices that Seller may desire to provide prior to the Closing in connection with actions by Seller prior to or after the Closing that would result in a notice requirement under such Laws.
(ii)
Failure to Transfer. If any contract of employment of any Applicable Employee who was intended to be a Transferred Employee is, within 60 Business Days after the Closing Date, found to have unintentionally continued with Seller or its Affiliates (excluding the Transferred Subsidiaries) after such Applicable Employee’s intended transfer date, including as a result of any Applicable Employee who rejects the offer of employment made by the Buyer or one of its Affiliates or who rejects the transfer of employment to the Buyer or one of its Affiliates, so as not to transfer to the Buyer or one of its Affiliates pursuant to Section 5.7(a), the Parties agree that: (1) Buyer or its Affiliates, within 14 days of discovering or being notified of such a finding, shall make or renew to that Applicable Employee an offer in writing to employ him or her under a new contract of employment to take effect as soon as reasonably permissible under applicable Law; and (2) pending the acceptance of such offer, Seller and Buyer shall use their commercially reasonable efforts to cooperate with each other to agree to any reasonable and lawful arrangements designed to provide Buyer with all claims, rights and benefits of such employment arrangement, including by outsourcing or seconding the Applicable Employee to the extent permissible, and Buyer shall assume the economic burdens and obligations with respect thereto in accordance with this Agreement. If, on the expiry of the 12-month period from the date of discovery of such a finding, such Applicable Employee has not accepted the Buyer’s offer of employment, Seller or its Affiliates will give any notice of termination required by contract or applicable Law, subject to any waiver of such notice agreed and Buyer and its Affiliates will indemnify the Seller Indemnified Parties against any Losses incurred by them as a result of any termination of employment to the extent arising from Buyer’s violation of applicable Laws or failure to comply with Section 5.7(a).
(iii)
Unintended Employee Transfers. If any contract of employment of any employee (other than an Applicable Employee) who at any time is, was or may become employed or otherwise engaged by Seller or any of its Affiliates (a “Seller Employee”) and whose employment is, within 30 Business Days after the Closing Date, found to have wrongfully transferred to Buyer or any of its Affiliates (including the Transferred Subsidiaries) in connection with the Transaction, the Parties agree that: (1) Seller or its Affiliates, within 14 days of discovering such a finding, shall make to that person an offer in writing to employ him or her under a new contract of employment to take effect as soon as permissible under applicable Law, and on terms no less favorable in the aggregate than the Current Employment Terms, and Seller shall use reasonable best efforts to cause such Seller Employees to be given credit for all service with Buyer or any Buyer Entity, to the same extent as such service was previously credited for such purpose by Seller or any Seller Entity, under each Benefit Plan in which such Seller Employees are eligible to participate for purposes of eligibility, vesting and benefit accrual and for all other employment-related purposes, but only to the extent such credit will not result in a duplication of benefits; and (2) upon the offer of employment being made by Seller or its Affiliates, or on the expiry of the 14-day period from the date of discovery of such a finding, Buyer or its Affiliates will give any notice of termination required by contract or applicable Law to the applicable employee, subject to any waiver of such notice agreed with such employee, and Seller and its Affiliates (excluding the Transferred Subsidiaries) will indemnify the Buyer Indemnified Parties against any Losses incurred by them as a result of the employment or termination of employment of any Seller Employee.
(e)
No Third-Party Beneficiaries. Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Benefit Plan or (ii) create any third-party beneficiary rights in any Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Transferred Employee by Buyer, the Transferred Subsidiaries or any of their Affiliates or under any Assumed Plan which Buyer, the Transferred Subsidiaries or any of their Affiliates may maintain.
(f)
Offers to Non-Employee Services Providers. Where local Laws do not provide for the automatic transfer of non-employee Employees upon the transfer of a business or part of a business as a going concern (or in any jurisdiction where the local employment Laws do provide for the automatic transfer of non-employee Employees upon the transfer of a business or part of a business as a going concern, but applicable Law requires that a non-employee Applicable Employee receives an offer of service or for any reason any non-employee Applicable Employee does not transfer by operation of law), Buyer shall, or shall cause an Affiliate to (A) prior to the Closing Date, offer to enter into a service contract in writing with each such non-employee Employee who is an Applicable Employee commencing on the Closing Date (or upon the return of any such Applicable Employee to active service) and (B) allow each such Applicable Employee at least two weeks (or the period of time required by local Law, if greater) to consider such offer prior to the Closing Date. Following Buyer’s offers of service, Seller shall, or shall cause one of its Affiliates to, give any notice of termination required by contract or local Law to the applicable Offer Employee, subject to any actual or deemed resignation or waiver of such notice agreed with such Offer Employee, or otherwise cause such Offer Employee to cease to provide services to Seller and its Affiliates. With respect to any Applicable Employee who commences service with Buyer or its Affiliates after the Closing Date, references to “Closing” or “Closing Date” in this Section 5.7 shall be deemed to mean the date such Applicable Employee commences service.
(g)
Treatment of Non-Employee Services Providers. Applicable Employees who are not deemed to be “employees” under applicable Law shall be treated in a substantially similar manner with respect to compensation and terms of engagement as those Applicable Employees who are deemed to be “employees” under applicable Law and as provided in this Section 5.7.
(h)
Employee Disclosure.

(i)
No later than 60 days following the date hereof, Seller shall provide Buyer with an updated disclosure of (a) Section 3.9(a) of the Seller Disclosure Letter, setting forth (1) accrued but unused vacation and paid time off amounts for each Employee, (2) estimates of any statutory or contractual severance obligations applicable to each Employee and (3) a brief description of the services each Employee has provided to the Business, and (b) Section 3.9(b) of the Seller Disclosure Letter, setting forth any labor unions and similar labor organizations that are industrywide or mandated by Law.
(ii)
Prior to the Closing, Seller shall cooperate with Buyer to identify the employees, independent contractors, advisors and other service providers reasonably required to operate the Business after the Closing Date in the same manner as operated by Seller immediately prior to Closing. Additionally, if at any time prior to the Closing Date, the disclosure provided by Seller in Section 3.9(a) of the Seller Disclosure Letter is or becomes inaccurate or incomplete, and, in any case, by the twentieth (20th) of each month with respect to the preceding month, beginning with respect to the month following the date hereof, and within five (5) Business Days prior to the Closing Date, Seller shall reasonably promptly update and provide to Buyer such updated disclosure.

Section 5.8 Insurance.

(a)
Buyer acknowledges that, except for insurance coverage provided under a Transferred Contract, all insurance coverage for the Business, the Transferred Assets and the Assumed Liabilities under policies of Seller and its Subsidiaries shall terminate as of the Closing, and no claims shall be brought against any such policy of Seller or any of its Subsidiaries in relation to the Business, the Transferred Assets or the Assumed Liabilities regardless of whether the events underlying such claim arose prior to or after the Closing. Buyer shall undertake measures so that the current corporate insurance policies are replaced by other insurance policies for the Business as of the Closing at the latest if and to the extent such corporate insurance policies cover the Business. Prior to the Closing, Seller, Buyer and Buyer’s insurance broker shall reasonably cooperate to identify such corporate insurance policies (if any) and to facilitate a replacement thereof at Buyer’s expense.
(b)
Notwithstanding Section 5.8(a), with respect to events or circumstances relating to the Business, the Transferred Assets or the Assumed Liabilities that occurred or existed prior to the Closing (each a “Pre-Closing Event”) that are covered by an Available Insurance Policy, Seller shall, and shall cause its Subsidiaries to, after the Closing: (i) at Buyer’s written request, take all commercially reasonable actions to assist Buyer in making claims under the Available Insurance Policies in respect of a Pre-Closing Event (which claims, for the avoidance of doubt, shall be made by Seller or its applicable Subsidiary on behalf of Buyer or the Business); (ii) provide Buyer with reasonable access to such Available Insurance Policies on request (which policies shall not be disclosed to any third Person without Seller’s prior written consent); (iii) not accept or settle any such claims made in respect of such Pre-Closing Event without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed); and (iv) remit, as promptly as reasonably practicable, any payment made under the Available Insurance Policies in respect of any such claim to Buyer. Buyer shall exclusively bear the amount of (x) any “deductibles” or net retentions associated with such claims and (y) any out-of-pocket costs and expenses incurred by Buyer or its Subsidiaries with respect to such claims to the extent they are not covered under the relevant Available Insurance Policies. Buyer shall promptly reimburse Seller and its Subsidiaries for any reasonable and documented out-of-pocket costs and expenses incurred by them in connection with the provisions of this Section 5.8(b). Neither Seller nor any Subsidiary of Seller shall take any action to amend, modify or terminate any Available Insurance Policies in a manner that would adversely affect the rights of Buyer under this Section 5.8(b).

Section 5.9 Non-Solicitation. Seller agrees that, for the period commencing on the Closing Date and expiring on the second anniversary of the Closing Date, neither it nor any of its Subsidiaries shall directly or indirectly hire, solicit for employment or assist in the hiring or solicitation of, or otherwise induce or encourage to leave the employ of Buyer or any of its Affiliates, any Transferred Employee; provided, however, that this Section 5.9 (a) shall not apply to Applicable Employees or Transferred Employees who have ceased to be employed by Buyer or any of its Affiliates (other than termination for cause) for at least 180 days before the commencement of any activities otherwise prohibited by this Section 5.9 and (b) shall not prohibit general solicitations for employment through advertisements or other means not specifically directed toward employees of Buyer or its Affiliates (including any Transferred Employees) (or from hiring anyone as a result thereof). For the avoidance of doubt, Seller and its Subsidiaries shall be permitted to take any action they are legally required to take in order to comply with local employment Laws.

Section 5.10 Non-Competition.

(a)
Seller agrees that for the period commencing on the Closing Date and expiring on the third anniversary of the Closing Date, neither it nor any of its Subsidiaries shall, directly or indirectly, own, manage, operate, control, participate or otherwise engage in any business that competes with the Business (together, a “Competing Business”), including by using, licensing or otherwise exploiting Intellectual Property in a Competing Business; provided, that nothing in this Section 5.10(a) shall preclude Seller or a Seller Entity from:
(i)
(A) owning or (B) acquiring and, after such acquisition, owning, in each case, up to 5% of the outstanding equity interests of any Person engaged in a Competing Business so long as its ownership interest in such Person is passive and non-controlling;
(ii)
(A) owning or (B) acquiring and, after such acquisition, owning, directly or indirectly, an interest of no greater than 10% of the outstanding equity securities in, and thereafter participating in the business of, any Person that does not have a class of securities registered under the Securities Exchange Act of 1934, as amended, or an equivalent Law in a foreign jurisdiction, so long as (w) such investment at the time it was made did not exceed $10,000,000, (x) the implied valuation of such Person as of the date of such investment did not exceed $250,000,000, (y) Seller or its Subsidiary, as applicable, does not have the right to more than two seats on the board of directors or similar governing body of such Person (so long as such seats do not constitute 50% or more of the total board seats) and (z) the primary business in which such Person is engaged is not a Competing Business;

(iii)
acquiring and, after such acquisition, owning an interest in, or being acquired by, any Person that is engaged in a Competing Business if such Competing Business generated less than 15% of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and Buyer is provided prompt written notice on the closing date of such acquisition; provided, that (A) if Seller or any of its Affiliates has acquired control of such Person engaged in a Competing Business, it will cause a sufficient portion of such Competing Business to be divested within 12 months after such acquisition such that any portion of such Competing Business retained following such divestiture generated less than 5% of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) if Seller or any of its Affiliates has not acquired control, it will use its reasonable best efforts to cause a sufficient portion of such Competing Business to be divested within 12 months after such acquisition such that any portion of such Competing Business retained following such divestiture generated less than 5% of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;
(iv)
entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in a Competing Business, so long as (A) such joint venture, partnership or other strategic business relationship does not itself, directly or indirectly, own, manage, operate, control, participate or engage in a Competing Business or take any action in furtherance of, or in preparation of, directly or indirectly, owning, managing, operating, controlling, participating or engaging in a Competing Business at a future date and (B) neither Seller nor any of its Affiliates renders financial assistance or takes any other action, in each case, in furtherance of or in preparation of such joint venture, partnership or other strategic business relationship, directly or indirectly, owning, managing, operating, controlling, participating or engaging in a Competing Business at a future date;
(v)
exercising its rights or performing or complying with its obligations under or as contemplated by this Agreement or any of the Ancillary Agreements;
(vi)
engaging in any business relating to tires used for agricultural or proximately related purposes that are not otherwise a Competing Business;
(vii)
providing services or offering solutions that have applications for both tires included in the definition of “Business” and other tires; provided, that such services or solutions are not provided, designed, offered or marketed primarily to service or address solutions for tires included in the definition of the “Business” at the time of the Closing; provided, further, that the foregoing shall not permit Seller and its Subsidiaries to design, manufacture, or sell OTR Tire Products;
(viii)
engaging in any business set forth on Section 5.10(a) of the Seller Disclosure Letter; or
(ix)
owning, managing, operating, or otherwise engaging in any business that is owned, managed, operated or otherwise engaged in as of the date of this Agreement under the “Dunlop” brand or any similar brands derived therefrom, in each case, solely to the extent consistent, in all material respects, with the ordinary conduct of such business in the 12 months immediately preceding the Execution Date, including as to specific product type and size, annual manufacturing and sales volumes, specific geographic scope and number and type of customers.
(b)
The Parties acknowledge that the restrictions set forth in this Section 5.10 are reasonable in scope, geographic area and duration. The Parties further acknowledge that the restrictions set forth in this Section 5.10, including with respect to scope, geographic area and duration, are necessary, reasonable and fair in all respects to protect Buyer’s significant investment in the Business, including its goodwill, and that Buyer would not enter into this Agreement without the restrictions contained in this Section 5.10. It is the desire and intent of the Parties that the provisions of this Section 5.10 be enforced to the fullest extent permissible under applicable Law. It is expressly further understood and agreed that although Seller and Buyer consider such covenants to be necessary, fair and reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in Section 5.10(a) is an invalid or unenforceable restriction against Seller or any of its Affiliates, the provisions of Section 5.10(a) shall not be rendered void but shall be deemed amended to apply to such maximum time and to such maximum extent as such court may judicially determine or indicate to be enforceable. Therefore, the Parties agree that money damages would not be a sufficient remedy for any threatened or actual breach of Section 5.10(a) by Seller, and that, in addition to all other remedies it may be entitled to, Buyer shall be entitled to specific performance, or injunctive or other equitable relief in order to enforce or prevent any breach of this Section 5.10 without the requirement of posting a bond, other security or any similar requirement. The time period that Section 5.10(a) shall be in effect shall be extended by the length of any period during which Seller or any of its Affiliates is in breach of the terms of Section 5.10(a).

Section 5.11 Further Assurances. Subject to the terms and conditions of this Agreement, each Party agrees to promptly execute, acknowledge and deliver, and to cause its Affiliates to promptly execute, acknowledge and deliver, any assurances, documents or instruments of transfer, conveyance, assignment and assumption reasonably requested by the other Party and necessary for the requesting Party to satisfy its obligations hereunder or to obtain the benefits of the transactions contemplated hereby at the requesting Party’s expense.

Section 5.12 Confidentiality.

(a)
The terms of the Confidentiality Agreement are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. Notwithstanding the termination of the Confidentiality Agreement at Closing, Buyer shall, and shall cause its Affiliates and their respective representatives to, keep confidential any information concerning Seller or its Affiliates furnished in connection with the Transaction (except for any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof or of the Confidentiality Agreement) or that was independently developed by Buyer or any of its Affiliates without use of or reference to such information or was in their rightful possession before the disclosure of such information to it and such confidential information is not subject to a legal, fiduciary or contractual obligation of confidentiality or secrecy to Seller or another Person); provided, that the provisions of this sentence will not prohibit any retention of copies of records or disclosure (i) required by applicable Law or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement.
(b)
From and following the Closing, Seller hereby agrees with Buyer that Seller will not, and that Seller will cause its Subsidiaries and their respective representatives not to, directly or indirectly, without the prior written consent of Buyer, disclose or use any Confidential Information; provided, however, that the information subject to the foregoing provision of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or that was independently developed by Seller or any of its Affiliates without use of or reference to Confidential Information or, solely with respect to Confidential Information of Buyer, was in their rightful possession before the disclosure of the applicable Confidential Information to it and such Confidential Information is not subject to a legal, fiduciary or contractual obligation of confidentiality or secrecy to Buyer or another Person; provided, further, that the provisions of this Section 5.12 will not prohibit any retention of copies of records or disclosure (i) required by applicable Law or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement. Seller agrees that it will be responsible for any breach or violation of the provisions of this Section 5.12 by any of Seller’s Affiliates.
(c)
This Section 5.12 shall terminate on the date that is three years after the Closing Date; provided, that, notwithstanding anything to the contrary herein, with respect to any information constituting trade secrets, the provisions of this Section 5.12 shall survive in perpetuity for so long as such information remains a trade secret. For the avoidance of doubt, to the extent any terms in the Trademark License and Assignment Agreement or Patent and Know How Agreement conflict with this Section 5.12, the applicable terms in such Ancillary Agreements shall control.

Section 5.13 Publicity. Promptly following the execution and delivery of this Agreement, each of Seller and Buyer will issue a separate initial press release announcing the execution and delivery of this Agreement in a form reasonably acceptable to the Buyer (in the case of the Seller’s initial press release) and Seller (in the case of the Buyer’s initial press release). Other than with respect to such initial press releases, Buyer and Seller each shall consult with each other, provide each other with a reasonable opportunity to review and give due consideration to reasonable comments made by each other prior to issuing any press releases or otherwise making public announcements with respect to the Transaction and, to the extent practicable, prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except (a) as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity and (b) for any such press releases, public announcements or filings that are consistent in all material respects in both tone and substance with disclosures previously made by such Party in accordance with this Section 5.13. Notwithstanding anything to the contrary herein, neither Party shall publicly disclose any information regarding the Transaction, except as provided in Section 5.12 or this Section 5.13.

Section 5.14 Retained Names. Buyer, on behalf of itself and its Affiliates, acknowledges and agrees that except as provided in the following sentence or as provided in an Ancillary Agreement, neither Buyer nor any of its Affiliates (including, following the Closing, the Transferred Subsidiaries) have acquired or will acquire any right, title or interest in or to the Retained Names (or any goodwill associated therewith), including any right to use or display the Retained Names following the Closing. To the extent any Retained Names were used or displayed in connection with the company names, corporate names, trade names or “doing business as” filings (collectively, “Corporate Identity”) of the Transferred Subsidiaries immediately prior to the Closing, the Transferred Subsidiaries may continue, for a period of time not to exceed 90 days after the Closing Date or, if applicable, until such time change of Corporate Identity is permitted under an applicable Permit (provided, that, Buyer shall, and shall cause its applicable Affiliates to, file all documents and take all actions, in each case, that are necessary to reflect such change under such Permit promptly, and in any event within 90 days, after the Closing Date) (the “Transitional Period”), to use and display such Retained Names solely in connection with the Corporate Identity of the Transferred Subsidiaries in substantially the same manner as they were so used or displayed immediately prior to the Closing. As soon as reasonably practicable after the Closing Date, but in any event prior to the expiration of the Transitional Period, Buyer shall, and shall cause its Affiliates (including, following the Closing, the Transferred Subsidiaries) to, cease all use or display of all Retained Names in the Corporate Identity of the Transferred Subsidiaries and take all steps necessary to remove all Retained Names from the Corporate Identity of the Transferred Subsidiaries. Buyer and its Affiliates (including, following the Closing, the Transferred Subsidiaries) (A) shall ensure that all products and services provided in connection with the Retained Names during the Transitional Period are of a level of quality equal to the quality of goods and services with respect to which Seller and its Affiliates used the Retained Names prior to the Closing, (B) shall not modify the Retained Names as used prior to the Closing in any respect, and (C) at Seller’s reasonable request, shall provide appropriate documentation to confirm compliance with the foregoing. Buyer and its Affiliates (including, following the Closing, the Transferred Subsidiaries) agree that all goodwill arising from any use or display of the Retained Names by Buyer or its Affiliates (including, following the Closing, the Transferred Subsidiaries) will inure solely to the benefit of Seller and its Affiliates.

Section 5.15 Payments to and from Third Parties.

(a)
Seller shall, or shall cause its applicable Affiliate to, (i) promptly pay or deliver to Buyer (or Buyer’s designated Affiliate) any monies or checks that are in respect of a Transferred Asset or Assumed Liability that have been delivered to Seller or any Seller Entity after the Closing, including any monies or checks sent by customers, suppliers or other contracting parties in respect of a Transferred Asset or Assumed Liability and (ii) promptly reimburse Buyer (or its designated Affiliates) for any amounts paid by Buyer (or its designated Affiliates) to the extent such payments are or are in respect of any Excluded Asset or Excluded Liability.
(b)
Buyer shall, or shall cause its applicable Affiliate to, (i) promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Buyer or any of its Affiliates (including any Transferred Subsidiary following the Closing) after the Closing to the extent they are in respect of an Excluded Asset or Excluded Liability or arise from the operation, ownership or conduct of the Business or the Transferred Assets prior to the Closing

Date and (ii) promptly reimburse Seller (or its designated Affiliates) for any amounts paid by Seller to the extent such payments are or are in respect of any Transferred Asset or an Assumed Liability.
(c)
The Parties acknowledge and agree there is no right of offset regarding such payments and a Party shall not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any Ancillary Agreement.

Section 5.16 Wrong Pockets.

(a)
Prior to the Closing, Seller Entities shall update Section 2.2(b)(i) and Section 2.2(b)(ii) of the Seller Disclosure Letter to include any Patent or Trademark, respectively, Related to the Business (other than, for the avoidance of doubt, (i) the word GOODYEAR, the Goodyear winged foot design and the Goodyear blimp design, and (ii) any and all Trademarks derived from, confusingly similar to, or including any of the foregoing) that is applied for by Seller or any of its Affiliates after the Execution Date.
(b)
If at any time within 24 months after the Closing, either Party discovers that any Transferred Asset, or any Patent or Trademark (i) Related to the Business, (ii) primarily related to, or primarily used or held for use in, the OTR Tire Products that were sold by Seller and its Affiliates in connection with the Business on or after January 1, 2020, or (iii) primarily related to, or primarily used or held for use in, the projects set forth on Section 2.2(b)(iv) of the Seller Disclosure Letter (but excluding, for the avoidance of doubt, (A) the word GOODYEAR, the Goodyear winged foot design and the Goodyear blimp design, and (B) any and all Trademarks derived from, confusingly similar to, or including any of the foregoing), is held by Seller or any Seller Entity or that any Assumed Liability has not been assumed by Buyer or any of its Affiliates, such Patents and Trademarks will be considered Transferred Patents and Transferred Trademarks, respectively, hereunder and each of Seller, Buyer and their respective Affiliates shall use commercially reasonable efforts to promptly transfer such Transferred Asset, Patent or Trademark to Buyer or its designated Affiliate or cause such Assumed Liability to be assumed by Buyer or its designated Affiliate in each case for no additional consideration and at Seller’s expense; provided, that none of Buyer, Seller or any of their respective Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party in consideration therewith; provided, further, that, to the extent permitted by applicable Law, any such Transferred Asset, Patent or Trademark transferred or Assumed Liability assumed under this Section 5.16(b) shall be treated for applicable Tax purposes as transferred to or assumed by Buyer at the time of the Closing.
(c)
If at any time within 24 months after the Closing, either Party discovers that any Excluded Asset is held by Buyer or any of its Affiliates or that any Excluded Liability has been erroneously assumed by Buyer or any of its Affiliates, each of Seller, Buyer and their respective Affiliates shall use commercially reasonable efforts to promptly transfer such Excluded Asset to Seller or its designated Affiliate or cause such Excluded Liability to be assumed by Seller or its designated Affiliate in each case for no additional consideration and at Buyer’s expense; provided, that none of Buyer, Seller or any of their respective Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation

(financial or otherwise) to any third party in consideration therewith; provided, further, that, to the extent permitted by applicable Law, any such Excluded Asset transferred or Excluded Liability assumed under this Section 5.16(c) shall be treated for applicable Tax purposes as retained by Seller.
(d)
Nothing in this Section 5.16 shall limit Buyer's rights with respect to any Transferred Asset subject to the terms of the Product Supply Agreement.

Section 5.17 Mail and Other Communications. Following the Closing, Seller and its Affiliates may receive mail, packages and other communications (including electronic communications) intended for or properly belonging to Buyer and its Affiliates. Accordingly, at all times following the Closing, (a) Buyer authorizes Seller and its Affiliates to receive and open all mail, packages and other communications received by it and not clearly intended for Buyer or its Affiliates or any of Buyer’s or its Affiliates’ officers or directors, and to retain the same to the extent that they are not related to the Business, the Transferred Assets, the Transferred Subsidiaries or the Assumed Liabilities and (b) to the extent such mail, packages and other communications are related to the Business or the Transferred Assets, the Transferred Subsidiaries or the Assumed Liabilities, Seller shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications to Buyer (or, in case the same relate to both the Business, the Transferred Assets, the Transferred Subsidiaries or the Assumed Liabilities and any retained businesses or operations of Seller or any Seller Entity, Excluded Assets or Excluded Liabilities, copies thereof). The provisions of this Section 5.17 are not intended to, and shall not be deemed to, constitute an authorization by Buyer or its Affiliates to permit Seller or any Seller Entity to accept service of process on its behalf, and Seller and its Affiliates are not and shall not be deemed to be the agent of Buyer for service of process purposes or any other purposes.

Section 5.18 Commingled Contracts. The Parties acknowledge that Seller and its Affiliates are parties to the Commingled Contracts, which do not constitute Transferred Assets and relate to both the Business and other businesses of Seller. Prior to the Closing, and for a period of 12 months after the Closing, Seller shall, and shall cause each of its Affiliates to, use commercially reasonable efforts to cooperate and assist Buyer (with each Party bearing its own costs incurred with respect thereto), as Buyer may reasonably request in writing, (a) to enter into and establish replacement contracts, contract rights, bids, purchase orders or other agreements with respect to the Business with any third party which is a counterparty to a Commingled Contract on terms that are equivalent in all material respects, as applied mutatis mutandis, to those contractual rights of Seller or any of its Affiliates under such Commingled Contracts, (b) to assign that portion of such Commingled Contract that is Related to the Business to Buyer or its designated Affiliate or (c) to establish reasonable and lawful arrangements designed to provide Buyer or one of its Affiliates with all the rights, benefits and obligations under such Commingled Contract to the extent Related to the Business; provided, however, that Seller makes no representation or warranty that any third party shall agree to enter into any such contract, contract right, bid, purchase order or other agreement with Buyer on the existing terms of the applicable Commingled Contract or at all. Notwithstanding anything to the contrary set forth in this Section 5.18 to the contrary, (i) none of Seller, Buyer or any of their respective Affiliates shall be required to commence any litigation or pay money or offer or grant any other accommodation (financial or otherwise) to any third party to fulfill its obligation under this

Section 5.18 and (ii) the obligations set forth in this Section 5.18 shall not apply with respect to any Commingled Contract set forth on Section 5.18 of the Seller Disclosure Letter. Seller shall cooperate with Buyer in good faith to facilitate Buyer’s efforts to evaluate the Commingled Contracts and determine the treatment thereof under this Section 5.18, including by providing reasonable information requested by Buyer regarding the underlying Commingled Contracts on a “clean team-only” basis and subject to the limitations set forth in Section 5.2(a).

Section 5.19 Commingled Permits. All Commingled Permits will remain with Seller; provided, that, prior to the Closing and for a period of 12 months after the Closing Date, Seller shall, and shall cause each of its Affiliates to, use commercially reasonable efforts to cooperate and assist Buyer (with each Party bearing its own costs incurred with respect thereto), as Buyer reasonably requests in writing, (a) to obtain and establish replacement Permits to be held by Buyer or one of its Affiliates for the Commingled Permits set forth on Section 3.10(a) of the Seller Disclosure Letter, or (b) to establish reasonable and lawful arrangements designed to provide Buyer or one of its Affiliates with all Seller’s or its Subsidiaries’ rights with respect to the Business under such Commingled Permit; and provided, further, that Seller and Buyer make no representation or warranty that any Governmental Entity will agree to issue or grant any such Permit to Buyer or its Subsidiaries. Notwithstanding anything to the contrary set forth in this Section 5.19, in no event shall Seller or Buyer or any of their respective Affiliates be required to commence any litigation or pay money or offer or make any other concession to any Governmental Entity to fulfill its obligations under this Section 5.19.

Section 5.20 Intercompany Arrangements.

(a)
Each of Buyer and Seller agrees that, immediately prior to the transfer of the Transferred Subsidiaries, any Intracompany Receivables and Intracompany Payables between any of the Transferred Subsidiaries, on the one hand, and Seller or any Seller Entity, on the other hand, shall be fully settled or otherwise cancelled, in each case without further liability or obligation (contingent or otherwise) of any party thereunder.
(b)
Each of Buyer and Seller agrees that, immediately prior to the transfer of the Transferred Subsidiaries, any contract, commitment or arrangement solely between any of the Transferred Subsidiaries, on the one hand, and Seller or any Seller Entity, on the other hand and any other Related Party Contracts, shall be terminated and be of no further force or effect and all obligations thereunder shall be fully satisfied and extinguished, notwithstanding any terms thereof to the contrary, in each case without further liability or obligation (contingent or otherwise) of any party thereunder (each a “Terminated Intercompany Contract”), except for the Transaction Documents and those contracts, commitments or arrangements set forth on Section 5.20(b) of the Seller Disclosure Letter.
(c)
No additional consideration shall be payable by Buyer or any of its Affiliates in connection with the transactions effected pursuant to this Section 5.20.

Section 5.21 RWI. Promptly following the execution and delivery of this Agreement, Buyer or one of its Affiliates shall bind a buyer-side representations and warranties insurance policy with respect to the representations and warranties of Seller contained in this Agreement (including any excess follow-form policies, the “RWI”) and shall promptly deliver to Seller a copy of the binder agreement for such RWI following Buyer’s receipt thereof. Promptly following Closing, Buyer or one of its Affiliates shall use its reasonable best efforts, including by delivering Closing documentation and paying any applicable premia or underwriting fees, to cause such RWI to be issued. Seller and the Seller Entities and Transferred Subsidiaries shall, and shall direct their representatives to, cooperate and promptly provide the insurer under the RWI and its attorneys with access to all information reasonably requested during normal business hours to complete the due diligence process with respect to the RWI in a manner so as to not unreasonably interfere with the normal operations of the Business. As promptly as possible following issuance of the RWI, Buyer shall deliver to Seller a copy of the RWI. The cost of the premiums together with all taxes and application, underwriting or similar fees or expenses in connection with the RWI shall be paid by Buyer. Except in respect of Fraud, Buyer shall not waive, amend or modify the subrogation waiver included in the RWI, or allow such subrogation provision to be waived, amended or modified, without the prior written consent of Seller. From and after the Closing, the RWI will serve as Buyer’s and its Affiliates’ sole recourse for breaches of any representation or warranty of Seller, other than in the case of Fraud.

Section 5.22 Release. Effective as of the Closing, each Party, on behalf of itself and its successors, assigns, representatives, administrators, executors, beneficiaries, agents (collectively, the “Releasing Parties”) and their Affiliates, hereby unconditionally and irrevocably waives releases, remises and forever discharges any rights, claims and Losses of any type that it or any of its Affiliates has had, now has or might now or hereafter have against the other Party, and each of such Party’s individual, joint or mutual, past, present and future representatives, Affiliates, stockholders, Subsidiaries, successors and assigns in respect of, relating to or arising in connection with any matter, thing or cause with respect to the Business that occurred contemporaneously with or prior to the Closing Date, except for any rights, claims and remedies that such Releasing Party has under the terms of this Agreement or any Ancillary Agreement or in the case of Fraud. Each Party, for itself and its Affiliates, acknowledges that it is aware that it or such Affiliate may hereafter discover facts different from or in addition to the facts which it or such Affiliate now knows or believes to be true with respect to the subject matter of this Agreement, but that it or such Affiliate intends that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery of any such different or additional facts. The Parties acknowledge that this Section 5.22 is not an admission of liability or of the accuracy of any alleged fact or claim. The Parties expressly agree that this Section 5.22 shall not be construed as an admission in any proceeding as evidence of or an admission by any Party of any violation or wrongdoing.

Section 5.23 Business Guarantees.

(a)
Without limiting Section 5.23(b) in any respect, Buyer shall, at its sole expense, use commercially reasonable efforts to cause itself or its Affiliates to be substituted in all respects for Seller and any of its Affiliates, and for Seller and its Affiliates to be fully released, effective as of the Closing, in respect of, or otherwise terminate (and cause Seller and its Affiliates to be released in respect of), all obligations of Seller and its Affiliates under each Specified Business Guarantee (including, in each case, by delivering at Closing (i) executed agreements to assume reimbursement obligations for such Specified Business Guarantees, (ii) executed instruments of guaranty, letters of credit or other instruments requested by any banks, landlords, customers or other counterparties with respect to any Specified Business Guarantees, and (iii) any other documents reasonably requested by Seller in connection with this Section 5.23). In furtherance and not in limitation of the foregoing, at the request of Seller or any of its Affiliates and subject to any required third-party consents, Buyer shall and shall cause its Affiliates to assign or cause to be assigned any Contract or Permit underlying such Specified Business Guarantee to an Affiliate of Buyer meeting the applicable net worth and other requirements in such Contract or Permit to give effect to the provisions of the preceding sentence. For any Specified Business Guarantees for which Buyer or its Affiliates are not substituted in all respects for Seller and its Affiliates (or for which Seller or any of its Affiliates are not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and its Affiliates to be released in respect thereof), Buyer shall continue to use its reasonable best efforts and shall cause its Affiliates to use their reasonable best efforts to effect such substitution or termination and release as soon as practicable after the Closing. Without limiting the foregoing, Buyer shall not, and shall cause its Affiliates not to, extend or renew any Contract or Permit containing or underlying a Specified Business Guarantee unless, prior to or concurrently with such extension or renewal, Buyer or its Affiliates are substituted in all respects for Seller and its Affiliates, and Seller and its Affiliates are released in respect of all obligations under such Specified Business Guarantee. If any other Business Guarantee is identified after the date of this Agreement, Buyer shall use commercially reasonable efforts to cause itself or its Affiliates to be substituted in all respects for Seller and any of its Affiliates, and for Seller and its Affiliates to be fully released, effective as of the Closing or as promptly as practicable thereafter, in respect of, or otherwise terminate and cause Seller and its Affiliates to be released in respect of, all obligations of Seller and its Affiliates under each such Business Guarantee.
(b)
From and after the Closing, Buyer and the Transferred Subsidiaries shall, jointly and severally, indemnify and hold harmless Seller and any of its Affiliates against any Losses that Seller or any of its Affiliates suffer, incur or are liable for by reason of or arising out of or in connection with (i) Seller or any of its Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any Business Guarantee, (ii) any claim or demand for payment made to Seller or any of its Affiliates with respect to any of the Business Guarantees or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Business Guarantee, and shall, as promptly as practicable but in no event later than five Business Days following receipt of written notice from Seller, reimburse Seller for any Losses incurred in connection with any of the foregoing clauses (i) through (iii). For the avoidance of doubt, and not in limitation of the foregoing, upon and after the Closing, Seller and its Affiliates may terminate any or all Business Guarantees.

Section 5.24 D&O Indemnification.

(a)
The parties hereto agree that all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date (including in connection with this Agreement and the transactions contemplated hereunder) that now exist in favor of any Person who prior to or on the Closing Date is or was a current or former director, manager, officer or employee of a Transferred Subsidiary, or who at the request of Seller or any of its Affiliates served prior to or on the Closing Date in connection with the Business as a director, officer, member, manager, employee, trustee or fiduciary of any other entity of any type (each, a “D&O Indemnified Person”), including as provided in the Transferred Subsidiary Organizational Documents, or in any Contract between a D&O Indemnified Person and a Transferred Subsidiary (an “Indemnity Agreement”), will survive the Closing and will continue in full force and effect for six years following the Closing Date. In furtherance of the foregoing, for the six-year period following the Closing Date, Buyer will cause each of the Transferred Subsidiaries to, and each of the Transferred Subsidiaries shall, (i) maintain in its respective Transferred Subsidiary Organizational Documents of each of the Transferred Subsidiaries provisions with respect to indemnification, advancement of expenses and exculpation from liability that in each such respect are at least as favorable to each D&O Indemnified Person as those contained in such Transferred Subsidiary’s respective Transferred Subsidiary Organizational Documents, as applicable, as in effect on the Execution Date, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person and (ii) continue each Indemnity Agreement without termination, revocation, amendment or other modification that would adversely affect the rights thereunder of any D&O Indemnified Person.
(b)
If Buyer or any Transferred Subsidiary (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any other Person (including by dissolution, liquidation, assignment for the benefit of creditors or similar action), then, and in each such case, Buyer or such Transferred Subsidiary (as applicable) will use commercially reasonable efforts to negotiate proper provision so that such other Person fully assumes the obligations set forth in this Section 5.24.
(c)
Prior to Closing, Seller shall cause the Transferred Subsidiaries to obtain, at Buyer’s expense, with effect from the Closing Date, and, following the Closing, Buyer shall cause the applicable Transferred Subsidiary to maintain in effect for six years after the Closing Date, a “run-off” or “tail” directors’ and officers’ liability insurance policy to the current policy for such Transferred Subsidiary with respect to matters occurring prior to the Closing, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as such Transferred Subsidiary’s existing policy with respect to matters existing or occurring at or prior to the Closing (including in connection with the Transaction) so long as the aggregate cost for such “run-off” or “tail” policy does not exceed 300% of the amount paid by Seller for such coverage for its last full fiscal year.
(d)
The provisions of this Section 5.24 will survive the Closing. This Section 5.24 will be for the irrevocable benefit of, and will be enforceable by, each D&O Indemnified Person and his or her respective heirs, executors, administrators, estates, successors and assigns, and each such Person will be an express intended third-party beneficiary of this Agreement for such purposes. Buyer will pay, or will cause the Transferred Subsidiaries to pay, as and when incurred by any Person referred to in the immediately preceding sentence, all fees, costs, charges and expenses (including attorneys’ fees and expenses) incurred by such Person in enforcing such Person’s rights under this Section 5.24. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.24 will not be terminated, revoked, modified or amended in any way so as to adversely affect any Person referred to in the second sentence of this Section 5.24(d) without the written consent of such Person.

Section 5.25 Release of Encumbrances. Prior to the Closing, Seller agrees to take (or cause to be taken) all commercially reasonable actions to obtain any and all instruments and documents (including lien terminations, releases and instruments of discharge) in form and substance reasonably satisfactory to the Buyer necessary to terminate or release in full, effective as of the Closing Date, any and all Encumbrances (other than, in the case of the Transferred Subsidiary Shares, restrictions on the transferability of securities arising under applicable securities Laws and Encumbrances incurred as a result of actions taken by Buyer or its Affiliates, and, in the case of the Transferred Assets, Permitted Encumbrances) on the Transferred Subsidiary Shares and the Transferred Assets.

Section 5.26 Transition Planning; Data Migration. During the period from the Execution Date until the earlier of the Closing and the valid termination of this Agreement pursuant to its terms, the Parties shall cooperate in good faith to agree on a non-binding plan (the “Transition Plan”) for Seller to extract and migrate to Buyer or its designated Affiliates all Migrated Data using a mechanism and in a form and format to be agreed by the Parties in good faith (it being understood that the Seller shall not be required to reformat any Migrated Data, or to comply (or to ensure that the migration of any such Migrated Data complies) with any system requirements other than the Seller’s current system requirements), in each case, as promptly as reasonably practicable following the Closing (collectively, the “Transition”). During the period from the Execution Date until the earlier of the Closing and the valid termination of this Agreement pursuant to its terms, Seller shall use commercially reasonable efforts to make available for reasonable consultation with Buyer those employees and third-party providers with knowledge regarding the Services and other components of the Transition, including participation in any joint workshops between the Parties to agree and finalize (a) the scope, term and pricing of the Services, (b) further detailing the Services by function and region and Retained Overhead (as defined in the Transition Services Agreement) by region to permit, where feasible, the partial termination or reduction (including by region) of Services and Retained Overhead, and (c) the mechanism, form and format for migration of the Migrated Data (it being understood that the Seller shall not be required to reformat any Migrated Data, or to comply (or to ensure that the migration of any such Migrated Data complies) with any system requirements other than the Seller’s current system requirements). Unless otherwise set forth in the Transition Plan or Schedule VII of the Transition Services Agreement, each Party shall bear costs and expenses applicable to such Party’s responsibilities under the Transition Plan, including, with respect to Seller, all costs and expenses related to data extraction from Seller’s and its Affiliates’ systems, and, with respect to Buyer, all costs and expenses related to integration of such data into Buyer’s systems. Notwithstanding anything to the contrary herein, no breach by Seller or its Affiliates of its or their obligations under this Section 5.26 shall constitute a breach of this Agreement by Seller or its Affiliates for purposes of Article VI or Article VIII.

Section 5.27 Site Services Agreement. During the period from the Execution Date until the earlier of the Closing and the valid termination of this Agreement pursuant to its terms, the Parties shall negotiate in good faith the terms of the Site Services Agreement as promptly as practicable following the Execution Date (and in any event prior to the Closing) to be entered into and effective as of the Closing Date, which terms shall be substantially consistent with the terms set forth in the term sheet attached as Exhibit F (with such changes as may be reasonably agreed to by both Seller and Buyer); provided that if the Parties or their Affiliates are unable to enter into a definitive Site Services Agreement by the Closing, the Closing shall proceed without the execution of the Site Services Agreement, all the terms and conditions in the term sheet attached as Exhibit F shall be binding on the Parties, and the Parties shall cause any respective Affiliate that is named therein as a party to the Site Services Agreement to comply with the terms thereof.

Section 5.28 Product Supply Agreement Costing Schedule.

(a)
Capitalized terms used in this Section 5.28 but not defined in this Agreement shall have the meanings set forth in the Product Supply Agreement.
(b)
For a period of thirty (30) days following the Execution Date, Seller shall hold a reasonable number of workshops with Buyer to discuss Schedule 1.1(a) to the Product Supply Agreement (the “Costing Schedule”) and the calculation of the amounts set forth therein. For a period of thirty (30) days following the conclusion of such initial thirty (30)-day period, Buyer shall have the right to review the Costing Schedule and identify any instances in which Buyer does not believe the Conversion Costs for any Tire Product reflect the true and accurate Conversion Costs for such Tire Product at the Site at which such Tire Product is manufactured during the first quarter of 2024 (the “Costing Principle”). Seller shall, and shall cause its Affiliates to, reasonably cooperate with Buyer in such review and shall provide reasonable supporting information upon Buyer’s request.
(c)
If Buyer identifies any discrepancy between the Conversion Costs provided in the Costing Schedule for any Tire Product and what it believes the Conversion Costs for such Tire Product should be utilizing the Costing Principle, it shall provide written notice to Seller with reasonable supporting detail and its proposed adjustments prior to the end of such second thirty (30)-day period. No later than thirty (30) days after receipt of any such notice, Seller shall provide written notice to Buyer proposing appropriate corresponding adjustments to the Conversion Costs for other Tire Product(s), consistent with the Costing Principle, such that the aggregate Conversion Costs for each applicable Site would remain unchanged compared to those set forth in the original Costing Schedule applying, for each Tire Product, the total volume of such Tire Product sold in 2023 as set forth on Appendix A (the “Baseline Site-Level Costs”). The Parties shall thereafter cooperate in good faith to determine whether any adjustments to the Costing Schedule are necessary to accurately reflect the Costing Principle without modifying the Baseline Site-Level Costs, and the Parties shall thereafter amend the Costing Schedule accordingly. It is agreed that any such adjustment that results in a decrease in the Conversion Costs for any individual SKU shall be offset by an increase to the Conversion Costs for one or more other SKUs (with such increased amounts and such SKUs to be reasonably agreed by the Parties) such that the Baseline Site-Level Costs remain unchanged. If the parties are unable to reach agreement on any such adjustments within thirty (30) days after the delivery of Seller’s notice to Buyer referred to in this Section 5.28(c), the matter shall be submitted to Deloitte & Touche LLP (or such other accounting or consulting firm of recognized national standing in the United States as may be mutually selected by Buyer and Seller), which shall resolve such matter and determine any updates to the Costing Schedule solely on the basis of reflecting the Costing Principle and subject to the Baseline Site-Level Costs remaining unchanged. The procedures set forth in Section 2.7(b)(iv)-(vii) shall apply to any such dispute, mutatis mutandis. If any such dispute remains unresolved at the time of the Closing, the Closing shall proceed, and the Costing Schedule shall take effect in its current form, with any revisions to be made retroactively effective as of Closing, upon the final resolution of such dispute.

Article VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Each Party’s Obligation to Consummate the Transaction. The obligation of each Party to consummate the Transaction is subject to the satisfaction or written waiver (if permissible under applicable Law) by the Parties at or prior to the Closing of each of the following conditions:

(a)
Antitrust Approvals. The statutory waiting period (and any extensions thereof) applicable to the consummation of the Transaction under the HSR Act and, if applicable, any contractual waiting periods under any timing agreements with a Governmental Entity applicable to the consummation of the Transaction, shall have expired, have been earlier terminated or been the subject of a no jurisdiction or no issues decision, and all consents, registrations, approvals, permits, and authorizations in respect of the merger control filings in each jurisdiction set forth on Section 6.1(a) of the Seller Disclosure Letter shall have been obtained and be in full force and effect.
(b)
Orders and Litigation. No Governmental Entity of competent jurisdiction shall have enacted, issued or promulgated any Order or Law (whether temporary, preliminary or permanent) after the Execution Date that is in effect and (i) has the effect of making the Transaction illegal, enjoining or otherwise prohibiting consummation of the Transaction or (ii) would cause the Transaction to be rescinded following its consummation.

Section 6.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Transaction is also subject to the satisfaction or written waiver (if permissible under applicable Law) by Buyer at or prior to the Closing of each of the following conditions:

(a)
Representations and Warranties of Seller.
(i)
The Seller Fundamental Representations that are qualified by materiality qualifiers, including “Material Adverse Effect,” shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(ii)
The Seller Fundamental Representations that are not qualified by materiality qualifiers, including “Material Adverse Effect,” shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(iii)
The representations and warranties of Seller set forth in Article III (except for the representations and warranties provided in Section 3.6(a) or specifically identified in the foregoing clauses (i) or (ii) of this Section 6.2(a)) shall be true and correct (without giving effect to any materiality qualifiers or limitations, including “Material Adverse Effect” (other than materiality qualifiers describing the required contents of a section or subsection of the Seller Disclosure Letter, which shall not be disregarded, and any references to “Material Contracts” or “Transferred Material Contracts” in Article III), contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(iv)
The representations and warranties of Seller set forth in Section 3.6(a) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date.
(b)
Performance of Obligations of Seller. Seller shall have performed and complied with the covenants required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.
(c)
Closing Certificate. Buyer shall have received at Closing a certificate signed on behalf of Seller by a duly authorized executive officer of Seller (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability) certifying that the conditions set forth in Section 6.2(a) and (b) have been satisfied.
(d)
No Burdensome Action. No Order arising under any Antitrust Law (whether temporary, preliminary or permanent), and no Antitrust Law, shall have been issued, enacted, rendered, promulgated, enforced, formally deemed applicable or formally asserted by any Governmental Entity of competent jurisdiction that will expressly impose a Burdensome Action in connection with the consummation of the Transaction.

Section 6.3 Conditions to Obligations of Seller to Consummate the Transaction. The obligation of Seller to consummate the Transaction is also subject to the satisfaction or written waiver (if permissible under applicable Law) by Seller at or prior to the Closing of each of the following conditions:

(a)
Representations and Warranties of Buyer.
(i)
The representations and warranties set forth in Section 4.1 (Organization, Good Standing and Qualification) and Section 4.2 (Authority; Approval) that (A) are qualified by materiality qualifiers, including “Buyer Material Adverse Eﬀect,” shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (B) are not qualified by any materiality qualifiers, including “Buyer Material Adverse Eﬀect,” shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(ii)
The representations and warranties of Buyer set forth in Article IV (other than the representations and warranties specifically identified in the foregoing clause (i) of this Section 6.3(a)) shall be true and correct (without giving effect to any “materiality” qualifiers or limitations, including “Buyer Material Adverse Effect,” contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b)
Performance of Obligations of Buyer. Buyer shall have performed and complied with the covenants required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.
(c)
Closing Certificate. Seller shall have received at the Closing a certificate signed on behalf of Buyer by a duly authorized executive officer of Buyer (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability) certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was principally caused by such Party’s breach of any obligation or agreement under this Agreement.

Article VII

Indemnification

Section 7.1 No Survival; RWI.

(a)
Other than (i) the representations and warranties set forth in Section 3.23 and Section 4.12, which shall survive the Closing indefinitely and (ii) as explicitly provided under Section 7.2 and Section 7.3, all of the representations, warranties and covenants contained in this Agreement or in any certificate or schedule delivered pursuant to this Agreement shall terminate at the Closing Date, and shall not survive the Closing, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of its respective Affiliates in respect thereof; provided, that this Section 7.1 shall not limit any covenant or agreement of the Parties to the extent its terms requires performance after the Closing (which covenant or agreement shall survive the Closing, together with the right to assert a claim and/or seek specific performance in respect of any breach thereof and any related Liability, to such extent and for the period contemplated by its terms or, if no term is specified, until fully discharged in accordance with its terms) (each a “Post-Closing Covenant”); provided, that any claim made in accordance with Section 7.4 within the time periods set forth in this Section 7.1 by any Party seeking to be indemnified shall survive until such claim is finally resolved. In furtherance and not in limitation of the foregoing, the Parties, intending to contractually shorten any otherwise applicable statute of limitations, hereby agree that (A) the representations and warranties herein are intended solely to facilitate disclosure and to give effect to the closing conditions set forth in Section 6.2 and Section 6.3 and (B) no claim of any kind based on the failure of any representation or warranty to have been true and correct may be brought at any time after the Closing, other than in the case of Fraud, and then solely against the Party committing such Fraud.
(b)
Following the Closing, Buyer’s right to assert claims under the RWI shall be Buyer’s sole and exclusive remedy for any Losses arising from Seller’s breach of any of its representations and warranties contained in this Agreement and Seller shall not have any liability therefor, except in the case of Fraud, and then solely against the Party committing such Fraud.
(c)
Notwithstanding the foregoing, the provisions set forth in this Article VII and in Article IX shall survive the Closing indefinitely; provided, that, notwithstanding anything to the contrary herein, the right of a Buyer Indemnified Party to bring an indemnification claim for Indemnified Taxes under Section 7.2 shall survive the Closing until the date that is six years after the Closing Date.

Section 7.2 Indemnification by Seller.

(a)
Following the Closing, Seller shall indemnify, hold harmless and reimburse Buyer and its Affiliates and their respective successors and permitted assigns, in their capacity as such (collectively, the “Buyer Indemnified Parties”), for, from and against all Losses actually incurred or suffered by the Buyer Indemnified Parties resulting from, arising out of or relating to any Indemnified Taxes. Seller’s obligation to indemnify the Buyer Indemnified Parties for any Indemnified Taxes shall not exist if and to the extent (i) such Taxes are otherwise borne by the Buyer Indemnified Parties pursuant to this Agreement, (ii) such Taxes are imposed on or with respect to any Transferred Subsidiaries as a result of a breach by Buyer of any provision of this Agreement, (iii) such Taxes arise solely as a result of any actions taken by Buyer or its Affiliates (including, after the Closing, the Transferred Subsidiaries) on the Closing Date but after the time of Closing that are outside of the ordinary course of business or not contemplated by this Agreement, (iv) such Taxes can or could have been offset by any Tax losses, Tax credits or other Tax attributes attributable to any Pre-Closing Period (including as a result of subsequent Tax audits); provided, that any other direct or indirect use or reduction of such Tax attributes by Buyer or, after the Closing Date, by any of the Transferred Subsidiaries or their Subsidiaries shall be disregarded in determining the existence and the amount of such Tax attributes, (v) such Taxes are recoverable under Section 7.5(b), or (vi) such Taxes are caused by a change of Law published after the Closing Date.
(b)
Following the Closing, Seller shall indemnify, hold harmless and reimburse the Buyer Indemnified Parties, for, from and against all Losses actually incurred or suffered by the Buyer Indemnified Parties resulting from, arising out of or relating to (i) the breach of any Post-Closing Covenant of Seller or (ii) any Excluded Liabilities.

Section 7.3 Indemnification by Buyer. Following the Closing, Buyer shall indemnify, defend, hold harmless and reimburse Seller and Seller’s Affiliates and their respective successors and permitted assigns, in their capacity as such (collectively, the “Seller Indemnified Parties”), (a) for, from and against all Losses actually incurred or suffered by the Seller Indemnified Parties resulting from, arising out of or relating to (i) the breach of any Post-Closing Covenant of Buyer or (ii) any Assumed Liabilities or (b) pursuant to Section 2.11(a) (but only if and to the extent, with respect to any Transferred Contract, Buyer also receives the rights and benefits of such Transferred Contract pursuant to Section 2.11), Section 5.7(b), or Section 5.23.

Section 7.4 Claim Procedures.

(a)
In order for a Buyer Indemnified Party or a Seller Indemnified Party (any of them, an “Indemnified Party”) to duly make a valid claim under Section 7.2 or Section 7.3, the Indemnified Party must promptly provide written notice to Seller (for claims made by Buyer Indemnified Parties) or to Buyer (for claims made by Seller Indemnified Parties) (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 7.2 or Section 7.3 which the Indemnified Party alleges to have occurred, a reasonable description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses actually incurred or suffered as the result thereof (to the extent then ascertainable), and a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto known to the Indemnified Party and, to the extent practicable, copies of any material details or notices received or served pertaining thereto (a “Claim Notice”). The failure to notify the Indemnifying Party on a prompt basis shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually and materially prejudiced the Indemnifying Party. The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.
(b)
In the event the Claim Notice results from any Action asserted or threatened against the Indemnified Party by a third party (a “Third-Party Claim”), except as set forth in Section 5.6 with respect to Tax Claims:
(i)
The Indemnified Party shall provide the Claim Notice to the Indemnifying Party no later than the 15th Business Day following the Indemnified Party’s receipt of the Third-Party Claim, and in any event no later than the 10th Business Day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding.

(ii)
During the period ending on the earlier of the 30th day following the Indemnifying Party’s receipt of the Claim Notice and the fifth Business Day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, the Indemnifying Party shall be entitled to notify the Indemnified Party in writing of its election to assume and control the defense of the Third-Party Claim; provided, however, the Indemnifying Party shall not be entitled to assume the defense of a Third-Party Claim if (A) the Indemnifying Party does not so notify the Indemnified Party of such election within the time period specified above, (B) the Third-Party Claim relates to or arises in connection with any Action involving or relating to a criminal or compliance with Laws matter, or (C) the Indemnifying Party has failed or is failing to diligently prosecute or defend the Third-Party Claim.
(A)
In the event that the Indemnifying Party duly and timely makes such election, such election shall constitute the Indemnifying Party’s conclusive acknowledgment that the Indemnified Party is entitled to be indemnified, defended, held harmless and reimbursed pursuant to this Article VII for, from and against the Third-Party Claim, the Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third-Party Claim. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose; provided, that the fees and expenses shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this Section 7.4. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims; provided, that, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle, compromise or cease to defend such Third-Party Claim if such settlement, compromise or cessation would not expressly and unconditionally release the Indemnified Party and its Affiliates or result in (i) any monetary liability of the Indemnified Party that shall not be promptly paid or reimbursed by the Indemnifying Party, (ii) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or (iii) any finding or admission of guilt or wrongdoing on the part of the Indemnified Party or its Affiliates.
(B)
If the Indemnifying Party does not duly and timely make such election, the Indemnifying Party shall assume and control such defense, whereupon the Indemnified Party and not the Indemnifying Party shall have the powers described in the first sentence of Section 7.4(b)(ii)(A); provided, that the Indemnified Party’s right to be indemnified, defended, held harmless and reimbursed in respect of the Third-Party Claim shall not otherwise be affected by such election; provided, further, that the Indemnified Party may not settle any such matter without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed) if the Indemnified Party is seeking or shall seek indemnification hereunder with respect to such matter. Notwithstanding anything to the contrary set forth in the foregoing sentence, the Indemnifying Party shall have no liability with respect to a Third-Party Claim settled without its prior written consent (which shall not be unreasonably conditioned, withheld or delayed).
(iii)
The Indemnified Party and the Indemnifying Party shall reasonably cooperate in order to ensure the proper and adequate investigation and defense of all Third-Party Claims, including by providing reasonable access to each other’s relevant business records, documents and employees for purposes of investigation, document production, testimony and otherwise. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third-Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third-Party Claims. The Person controlling the defense of a Third-Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.
(iv)
All reasonable and documented out-of-pocket legal fees, costs and expenses actually incurred or suffered by the Indemnifying Party and the Indemnified Party in connection with investigating and defending, and cooperating in the investigation and defense of, the Third-Party Claim (“Third-Party Claim Expenses”) shall be paid as follows:
(A)
Any Third-Party Claim Expenses actually incurred or suffered by the Indemnified Party (1) prior to or in the absence of the due and timely making of the election described in Section 7.4(b)(ii)(A), (2) under the circumstances described in the proviso to the second sentence of such Section or (3) in compliance with Section 7.4(b)(iii) shall constitute Losses for which the Indemnified Party shall be entitled to be reimbursed if the Indemnified Party is determined pursuant to a Final Determination to be entitled to be indemnified, held harmless and reimbursed pursuant to this Article VII in respect of the Third-Party Claim.
(B)
Third-Party Claim Expenses not addressed by Section 7.4(b)(iv)(A) shall be paid by the Person by which they were incurred.
(v)
Notwithstanding anything to the contrary set forth in Section 9.9(b), each Party hereby consents to the non-exclusive jurisdiction of any court in which the Third-Party Claim is brought for the purpose of resolving the claims set forth in the Claim Notice relating thereto.

Section 7.5 Losses and Recoveries.

(a)
Damages. Notwithstanding anything to the contrary set forth in this Agreement, except to the extent awarded by a court to a third party pursuant to a Third-Party Claim, no Indemnified Party shall be entitled to be indemnified, defended, held harmless or reimbursed pursuant to this Article VII in respect of, and Losses shall not include, any (i) consequential, indirect, speculative or incidental damages or lost profits, other than those consequential damages or lost profits that are the probable and reasonably foreseeable result of the relevant breach or action or (ii) punitive or special damages, opportunity cost or lost prospective economic advantage damages or other similar damages.
(b)
Insurance. In calculating the amount of any Loss (which, for the avoidance of doubt, shall include any Indemnified Taxes), the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case to the extent relating to the matters described in the Claim Notice, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. The Indemnified Party shall use commercially reasonable efforts to seek to recover any such insurance or other proceeds from third parties to the same extent such Indemnified Party would recover such proceeds if such Losses were not subject to indemnification hereunder). In the event that, after having complied with the preceding sentence, an Indemnified Party still has any rights against a third party with respect to any occurrence, claim or Loss that results in a payment by an Indemnifying Party under this Article VII, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided, that until the Indemnified Party recovers full payment of the Loss associated with such payment, all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.
(c)
Purchase Price Adjustment and Financial Statements. No Buyer Indemnified Party shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Losses to the extent such Losses are included in the calculation of Closing Working Capital pursuant to Section 2.7. No Buyer Indemnified Party shall be entitled to be indemnified, defended, held harmless or reimbursed under this Article VII for, from or against any Loss to the extent the fact, matter, event or circumstance giving rise to the claim or on which it is based is disclosed, accrued or reserved for in the Financial Statements.
(d)
Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss.
(e)
Contingent Liabilities. No Indemnifying Party shall be liable under this Article VII in respect of any Loss which is contingent unless and until such contingent Loss becomes an actual liability; provided, that this Section 7.5(e) shall not limit the ability of any Indemnified Party to submit a Claim Notice.
(f)
No Double Recovery. No Indemnified Party shall be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may result from more than one of the occurrences specified in Section 7.2 or Section 7.3, as the case may be).

Section 7.6 Payments.

(a)
The Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than five Business Days following any Final Determination of the claims set forth in the related Claim Notice.
(b)
In the event that any Loss is incurred or suffered by an Indemnified Party in a currency other than U.S. Dollars, and the Indemnified Party elects for such claim to indemnification to be paid in U.S. Dollars, such non-U.S. currency Loss shall be converted into U.S. Dollars in accordance with Section 9.11(c).
(c)
All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 7.2 or Section 7.3 shall be treated as adjustments to the consideration paid pursuant to the Transaction for Tax purposes.

Section 7.7 Minimizing and Mitigating Losses. Each Indemnified Party shall take all commercially reasonable actions to minimize and mitigate any indemnifiable Loss (including by taking any commercially reasonable actions requested by the Indemnifying Party), at the Indemnifying Party’s cost and expense.

Section 7.8 Exclusive Remedies and No Rights Against Nonparties.

(a)
Following the Closing, no Party shall assert against any other Party any claim, cause of action, right or remedy, or any Action, relating to this Agreement, the Transaction or any document or instrument delivered in connection herewith or therewith, other than (i) as set forth in Section 2.7(d), (ii) claims pursuant to this Article VII and the RWI, (iii) claims that a Party committed Fraud and (iv) claims for specific performance. Following the Closing, the claims and remedies specified in clauses (i) through (iii) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for all Losses or other claims relating to or arising out of this Agreement, the Transaction and any document or instrument delivered in connection herewith or therewith, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission). Accordingly, effective as of the Closing, each Party hereby irrevocably waives and discharges, and releases, each other Party, to the fullest extent permitted under applicable Law, from all other claims, causes of action and Actions relating thereto.
(b)
In addition to Section 7.8(a), this Agreement may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Agreement or the Transaction, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and no Party shall at any time assert against any Person (other than a Party) which is a director, officer, employee, stockholder, general or limited partner, member, manager, agent or Affiliate or representative of another Party (each, a “Nonparty”), any claim, cause of action, right or remedy, or any Action, relating to this Agreement or the Transaction or any document or instrument delivered in connection herewith. Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Action, and releases each Nonparty therefrom. The provisions of this Section 7.8(b) are for the benefit of and shall be enforceable by each Nonparty, which is an intended third-party beneficiary of this Section 7.8(b) and Section 5.11 (Further Assurances) in connection herewith.

Article VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)
by written agreement of Buyer and Seller;
(b)
by either Buyer or Seller, by giving written notice of such termination to the other Party, if:
(i)
the Closing shall not have occurred on or prior to July 22, 2025 (as such date may be extended below, the “Outside Date”); provided, however, that if as of 11:59 p.m. New York City time on July 22, 2025, any of the conditions set forth in Section 6.1(a) or Section 6.1(b) (if such Order arises as a result of an Antitrust Law or such Law is an Antitrust Law) have not been satisfied, then either Buyer or Seller may, in its respective sole discretion, elect to extend the Outside Date to 11:59 p.m. on October 22, 2025; provided, further, that if as of October 22, 2025, any of the conditions set forth in Section 6.1(a) or Section 6.1(b) (if such Order arises as a result of an Antitrust Law or such Law is an Antitrust Law) have not been satisfied, then either Buyer or Seller may, in its respective sole discretion, elect to extend the Outside Date to 11:59 p.m. on January 22, 2026; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party that has breached in any material respect its obligations under this Agreement, including Section 5.4 (Regulatory Filings/Approvals), in any manner that shall have proximately caused the failure of the Closing to have occurred on or prior to the Outside Date; or
(ii)
any Order permanently making the Transaction illegal or otherwise prohibiting consummation of the Transaction shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any Party that has breached in any material respect its obligations under this Agreement, including Section 5.4 (Regulatory Filings/Approvals), in any manner that proximately caused such Order being issued or becoming final and non-appealable;

(c)
by Seller if Buyer shall have breached or failed to perform in any material respect any of its covenants or other agreements set forth in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) is not curable or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by Seller to Buyer and (B) the Outside Date; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Seller is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2;
(d)
by Buyer if Seller shall have breached or failed to perform in any material respect any of its covenants or other agreements set forth in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2, respectively, and (ii) is not curable or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by Buyer to Seller and (B) the Outside Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if Buyer is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3; or
(e)
by Buyer if any Order arising under any Antitrust Law, or any Antitrust Law, shall have been issued, enacted, rendered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that will expressly impose a Burdensome Action in connection with the consummation of the Transaction and such imposition of such Burdensome Action shall have become final and non-appealable; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Buyer’s action or failure to act constitutes a material breach by Buyer of this Agreement in any manner that shall have proximately caused the imposition of such Burdensome Action or of such Burdensome Action becoming final and non-appealable.

Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, that (a) except as provided in Section 8.3(b), no such termination shall relieve any Party of any liability or damages to the other Party resulting from any Fraud or any Willful Breach of a covenant in this Agreement that occurred prior to such termination and (b) the provisions set forth in this Section 8.2, Article IX (Miscellaneous) and in the Confidentiality Agreement shall survive the termination of this Agreement.

Section 8.3 Termination Fee.

(a)
Buyer Termination Fee. If this Agreement is validly terminated:
(i)
by either Buyer or Seller pursuant to and in accordance with Section 8.1(b)(i) and, as of the time of such termination, (A) the conditions set forth in at least one of Section 6.1(a) or Section 6.1(b) (if such Order arises as a result of an Antitrust Law or such Law is an Antitrust Law) shall have not been satisfied or waived; (B) a material breach by the Seller of this Agreement has not been the principal cause of such failure of the conditions in Section 6.1(a) or Section 6.1(b) to be satisfied; and (C) all other conditions to the obligations of Buyer to effect the Transaction set forth in Section 6.1 and Section 6.2 have been satisfied or (to the extent permitted by applicable Law) waived (or, in the case of those conditions that by their nature are to be satisfied at or immediately prior to the Closing, such conditions are capable of being satisfied if the Closing were to occur);
(ii)
by the Buyer or Seller pursuant to and in accordance with Section 8.1(b)(ii), if such Order arises as a result of an Antitrust Law, and, as of the time of such termination, (A) a material breach by Seller of this Agreement has not been the principal cause of such Order specified in Section 8.1(b)(ii) and (B) all conditions to the obligations of Buyer to consummate the Transactions set forth in Section 6.1 and Section 6.2 (other than the conditions set forth in Section 6.1(a) or Section 6.1(b)) have been satisfied or (to the extent permitted by applicable Law) waived (or, in the case of those conditions that by their nature are to be satisfied at or immediately prior to the Closing, such conditions are capable of being satisfied if the Closing were to occur); or
(iii)
by the Buyer pursuant to and in accordance with Section 8.1(e) and, as of the time of such termination, (A) the conditions set forth in at least one of Section 6.1(a) or Section 6.1(b) (if such Order arises as a result of an Antitrust Law or such Law is an Antitrust Law) or Section 6.2(d) shall have not been satisfied or waived; (B) a material breach by the Seller of this Agreement has not been the principal cause of the failure of such condition to be satisfied; and (C) all other conditions to the obligations of Buyer to effect the Transaction set forth in Section 6.1 and Section 6.2 have been satisfied or (to the extent permitted by applicable Law) waived (or, in the case of those conditions that by their nature are to be satisfied at or immediately prior to the Closing, such conditions are capable of being satisfied if the Closing were to occur);

then Buyer shall pay to the Seller the Buyer Termination Fee, by wire transfer (to an account designated by the Seller) in immediately available funds within five (5) Business Days after such termination.

(iv)
“Buyer Termination Fee” shall mean a cash amount equal to $47,500,000.
(b)
Notwithstanding anything in this Agreement to the contrary, the Parties agree that if this Agreement is terminated in accordance with any provision under which payment of the Buyer Termination Fee is required hereunder or is terminated at a time at which this Agreement is then terminable under any provision that would trigger the Buyer’s obligation to pay the Buyer Termination Fee, as applicable, then, upon Seller’s receipt of such payment by Buyer, (i) the payment of such Buyer Termination Fee in accordance with this Section 8.3, as the case may be, shall be the sole and exclusive remedy of Seller for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and (ii) the Seller, its Subsidiaries or any of its respective former, current or future stockholders, directors, officers, Affiliates, agents or other representatives shall not have any further liability of any kind for any reason arising out of or in connection with the Transactions. In the event that the Seller receives any payments from Buyer in respect of a breach of this Agreement, and thereafter the Seller is entitled to receive the Buyer Termination Fee under this Section 8.3, the amount of such Buyer Termination Fee shall be reduced by the aggregate amount of payments made by the Buyer to the Seller. In no event shall the Seller be entitled to more than one payment of the full Buyer Termination Fee in connection with a termination of this Agreement pursuant to which such Buyer Termination Fee is payable.
(c)
The Parties acknowledge that the Buyer Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that, together with any amounts payable under Section 8.3(d), will compensate the Seller in the circumstances in which such Buyer Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
(d)
The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transaction, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Buyer fails to pay (or cause another Person to pay) in a timely manner any amount due pursuant to Section 8.3(a), and, in order to obtain such payment, Seller commences a suit that results in a judgment against the Buyer, as the case may be, for the amounts set forth in Section 8.3(a) or any portion thereof, then (i) Buyer shall reimburse Seller for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection under and enforcement of this Section 8.3(d) and (ii) Buyer shall pay to Seller interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent.

Article IX

MISCELLANEOUS

Section 9.1 Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier service to the Person for whom it is intended, (b) by registered or certified mail, return receipt requested, or (c) sent by email, as provided in this Section 9.1; provided, that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the other methods described herein:

To Buyer:

The Yokohama Rubber Company, Limited
2-1 Oiwake, Hiratsuka City
Kanagawa 254-8601 Japan
Email:
Attn: Corporate Planning Department;
Legal Department

With a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer LLP
Akasaka Biz Tower 36F
5-3-1 Akasaka Minato-ku
Tokyo 107-6336 Japan
Attn:
Email:

Freshfields Bruckhaus Deringer LLP
3 World Trade Center, 52nd Floor
New York, NY 10007
Attention:
Email:

To Seller:

The Goodyear Tire & Rubber Company
200 Innovation Way
Akron, OH 44316-0001
Attn:
Email:

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498
Attn:
Email:

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that, for the avoidance of doubt, copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

Section 9.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Buyer and Seller, or in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party, except that either Party may assign any of its rights under this Agreement to one or more of its wholly owned Subsidiaries; provided, however, that no such assignment shall relieve either Party of any of its obligations hereunder. Any purported assignment in violation of this Agreement is void.

Section 9.4 Third-Party Beneficiaries; Parties in Interest. Except as provided in Section 5.24, which are intended to benefit, and to be enforceable by, the parties specified therein, there shall be no third-party beneficiaries of this Agreement, any Ancillary Agreement or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the parties hereto and thereto any claim, cause of action, right or remedy, including any right to contract or any right to employment or continued employment. Without limiting the foregoing sentence, no direct or indirect holder of any equity interests or securities of either Seller or Buyer (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any officer, director, agent, representative or Affiliates of either Seller or Buyer, nor any controlling Person of Buyer, Seller or their respective Affiliates, shall have any Liability or obligation arising under this Agreement or the Transaction.

Section 9.5 Expenses. Except as otherwise provided in this Agreement and the Ancillary Agreements and whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. Buyer shall be responsible for the payment of fees required to be made in connection with filings to be made under the HSR Act and in respect of all other Required Approvals, and each Party shall be responsible for its respective fees and expenses resulting from any request, investigation or litigation arising therefrom.

Section 9.6 Bulk Sales. Buyer acknowledges that Seller and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale, bulk transfer Laws or similar Laws of any jurisdiction. Seller and Buyer hereby agree to waive compliance with any such applicable bulk sale or bulk transfer Laws or similar Laws of any jurisdiction in connection with the transactions contemplated hereby. Any Liability arising out of the failure of Seller to comply with the requirements of any applicable bulk sale or bulk transfer or similar Laws of any jurisdiction shall be treated as an Excluded Liability.

Section 9.7 Entire Agreement. This Agreement (including any exhibits or schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof and thereof; provided, however, that each Party acknowledges and agrees that the Confidentiality Agreement shall automatically terminate and be of no further force or effect at and as of the Closing and this Agreement supersedes any provision to the contrary in the Confidentiality Agreement.

Section 9.8 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, or any Party under any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 9.9 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)
This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any borrowing statute or applicable principles of conflicts of laws to the extent that the application of the laws (including statutes of limitation) of another jurisdiction (whether of the State of Delaware or any other jurisdiction) would be required thereby.
(b)
Each Party agrees that it shall bring any Action in respect of any claim based upon, arising out of or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”) and solely in connection with claims arising under or relating to this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
(c)
EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE

FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 9.9(c).
(d)
Irreparable damage would occur in the event that any covenant herein were not to be performed in accordance with its terms. Accordingly, each Party shall be entitled to seek one or more injunctions to prevent any breach of covenant and to enforce specifically this Agreement in the Chosen Courts, in addition to any other remedy to which such Party may be entitled at law or in equity. Each Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction (and the other Party hereby waives such requirement).

Section 9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. The Parties understand and agree that delivery of a signed counterpart signature page to this Agreement, any Ancillary Agreement or any amendment to this Agreement or any Ancillary Agreement by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall constitute valid and sufficient delivery thereof and shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to this Agreement or to any such agreement or instrument shall raise the use of electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic means as a defense to the formation of a contract, and each Party hereto forever waives any such defense.

Section 9.11 Interpretation; Construction.

(a)
The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Exhibit, Section or Schedule, such reference shall be to an Exhibit, Section or Schedule to this Agreement unless otherwise indicated.
(b)
If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words

“without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars.
(c)
Any currency conversions made with respect to this Agreement, including conversions of any amounts expressed in a currency other than U.S. Dollars for the purposes of determining whether any monetary limit or threshold set out herein has been reached or exceeded (as the case may be), or with respect to the calculation of Cash, Closing Working Capital, and Closing Indebtedness, will be made at the applicable Period End Rate.
(d)
Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or comparable forms of communication.
(e)
Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision. Except as otherwise specifically provided herein, all references in this Agreement to any European Union directive includes any Law promulgated by Member States of the European Union in connection with the transposition of such directive. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.
(f)
Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(g)
Each representation, warranty, covenant and condition set forth in this Agreement shall be given full, separate and independent effect. The provisions of this Agreement are cumulative. A more specific provision shall not limit the applicability of any other, more general, provision.
(h)
The Parties have drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(i)
Neither the specification of any dollar amount in any representation or warranty set forth in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty set forth in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the Ordinary Course of Business for the purposes of this Agreement.
(j)
Seller has or may have set forth information in the Seller Disclosure Letter in a Section of such Seller Disclosure Letter. The fact that any item of information is disclosed in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face.

Section 9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the original intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, in each case, for so long as the economic and legal substance of the Transaction is not fundamentally changed in a manner materially adverse to any Party.

Section 9.13 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a)
Conflicts of Interest. Buyer acknowledges that Sullivan & Cromwell LLP, Squire Patton Boggs (US) LLP, Blake, Cassels & Graydon LLP, Ashurst Australia, SBC Law Office and Ernst & Young Law (“Prior Seller Counsel”) have, on or prior to the Closing Date, represented one or more of Seller and its Affiliates, and their respective officers, employees and directors (each such Person, other than any Transferred Subsidiary, a “Designated Person”), in one or more matters relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) and (y) in which Buyer or any of its Affiliates (including the Transferred Subsidiaries after the Closing), on the one hand, and one or more Designated

Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Seller Counsel shall represent them in connection with such matters. Accordingly, Buyer hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by Prior Seller Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”) and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Seller Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Transferred Subsidiaries after the Closing), and even though Prior Seller Counsel may (A) have represented any of the Transferred Subsidiaries in a matter substantially related to such dispute or (B) be currently representing any of the Transferred Subsidiaries. Without limiting the foregoing, Buyer (on behalf of itself and its Affiliates) consents to the disclosure by Prior Seller Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information substantially related to such Post-Closing Representations learned by Prior Seller Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of any Transferred Subsidiary or Prior Seller Counsel’s duty of confidentiality as to any Transferred Subsidiary, and whether or not such disclosure is made before or after the Closing.
(b)
Attorney-Client Privilege. Buyer (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates (including the Transferred Subsidiaries after Closing) to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Seller Counsel, on the one hand, and any Designated Person or any Transferred Subsidiary, on the other hand (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Seller Counsel, in each case to the extent occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer and its Affiliates (including the Transferred Subsidiaries after Closing), it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privileges, shall be retained by Seller and shall not pass to or be claimed or used by Buyer or any Transferred Subsidiary. Furthermore, Buyer (on behalf of itself and its Affiliates) acknowledges and agrees that any advice of Prior Seller Counsel given to or communication with any of the Designated Persons to the extent related to an Existing Representation or a Post-Closing Representation shall not be subject to any joint privilege (whether or not any Transferred Subsidiary also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 9.13(b), the Parties irrevocably agree that (i) in the event that a dispute arises between Buyer or any Transferred Subsidiary, on the one hand, and a third party other than a Designated Person, on the other hand, (A) the Parties have a common interest in sharing the Pre-Closing Privileges and Privileged Materials and that the sharing of such information shall not constitute a waiver of any attorney-client privilege or work product protection, (B) each of Buyer, the Transferred Subsidiaries or their respective Affiliates (x) shall be able to access and use the Pre-Closing Privileges and Privileged Materials under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 9.13(b), and (y) may assert the attorney-client privilege and/or work product protection with respect to the Pre-Closing Privileges and Privileged Materials to prevent disclosure thereof to such third party, in each case only if and to the extent that such actions would not, in the good faith opinion of outside counsel to Buyer, reasonably be expected to result in a waiver of any attorney-client privilege or work product protection; provided, that in the event that such action would, in the good faith opinion of outside counsel to Buyer, reasonably be expected to result in waiver of such privilege or protection, then Seller shall use its reasonable best efforts, at Buyer’s sole expense, to enable full access to such Pre-Closing Privileges and Privileged Materials to be furnished or made available to Buyer without so violating any attorney-client privilege or work product protection, including by entering into a customary joint defense agreement or common interest agreement with Buyer and communicating to Buyer the requested information (or as much of it as possible) in a way that would not waive any applicable privileges; provided, however, that such Pre-Closing Privileges may be waived only with the prior written consent of Seller, which consent shall not be unreasonably conditioned, withheld or delayed or (ii) in the event that a dispute arises between the Designated Persons, on the one hand, and a third party (other than Buyer or its Affiliates), on the other hand, which actually calls for the production or disclosure of Pre-Closing Privileges, Seller shall promptly notify Buyer of the existence of the request and shall provide Buyer a reasonable opportunity to review the subpoena, discovery or other request and to assert any rights it may have under this Section 9.13 or otherwise to prevent the production or disclosure of any Pre-Closing Privileges.
(c)
Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Transferred Subsidiaries that are not primarily related to the Transferred Assets to the extent containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be deemed excluded from the acquisition of the Transferred Subsidiary Shares, and Seller shall cause the portion containing any advice or communication of such Privileged Materials to be distributed to Seller (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records to the extent containing any Privileged Materials) no copies retained by Buyer or any of its Affiliates (including the Transferred Subsidiaries after the Closing).
(d)
Miscellaneous. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Seller Counsel. This Section 9.13 shall be irrevocable, and no term of this Section 9.13 may be amended, waived or modified without the prior written consent of Seller and Prior Seller Counsel affected thereby.

Section 9.14 Obligations of Buyer and of Seller. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Seller to take any action, such requirement shall be deemed to include an undertaking on the part of Seller to cause such Subsidiary to take such action.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

THE GOODYEAR TIRE AND RUBBER COMPANY

By:	/s/ Christina L. Zamarro
	Name:	Christina L. Zamarro
	Title:	Executive Vice President and Chief Financial Officer

THE YOKOHAMA RUBBER COMPANY, LIMITED

By:	/s/ Masataka Yamaishi
	Name:	Masataka Yamaishi
	Title:	Chairman & CEO, Chairman of the Board

[Signature Page to the Share and Asset Purchase Agreement]